Exhibit 99.1

                                  F O R M 10-Q

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

              [X] QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d)

                     OF THE SECURITIES EXCHANGE ACT OF 1934

                  For the quarterly period ended June 30, 2006

                                       or

              [ ] TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d)

                     OF THE SECURITIES EXCHANGE ACT OF 1934

                   For the transition period from         to

                                                  -------    -------

                         Commission file number: 1-11234

                       KINDER MORGAN ENERGY PARTNERS, L.P.

             (Exact name of registrant as specified in its charter)

            DELAWARE                                              76-0380342

  (State or other jurisdiction                                 (I.R.S. Employer

of incorporation or organization)                            Identification No.)

               500 Dallas Street, Suite 1000, Houston, Texas 77002

               (Address of principal executive offices)(zip code)

        Registrant's telephone number, including area code: 713-369-9000

     Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of

1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes [X] No

     Indicate by check mark whether the registrant is a large accelerated filer,

an accelerated filer, or a non-accelerated filer (as defined in Rule 12b-2 of the Securities Exchange Act of 1934). Large accelerated filer [X] Accelerated filer [ ] Non-accelerated filer [ ]

     Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Securities Exchange Act of 1934). Yes [ ] No [X]

  The Registrant had 157,019,676 common units outstanding as of July 31, 2006.


                       KINDER MORGAN ENERGY PARTNERS, L.P.

                                TABLE OF CONTENTS

                                                                           Page

                                                                          Number

                           PART I. FINANCIAL INFORMATION

Item 1:  Financial Statements (Unaudited)..................................  3

           Consolidated Statements of Income - Three and Six Months

           Ended June 30, 2006 and 2005....................................  3

           Consolidated Balance Sheets - June 30, 2006 and December 31,

           2005............................................................  4

           2005 Consolidated Statements of Cash Flows - Six Months Ended

           June 30, 2006 and 2005..........................................  5

           Notes to Consolidated Financial Statements......................  6

Item 2:  Management's Discussion and Analysis of Financial Condition

`                           PART II. OTHER INFORMATION


PART I.  FINANCIAL INFORMATION

Item 1.  Financial Statements.

              KINDER MORGAN ENERGY PARTNERS, L.P. AND SUBSIDIARIES

                        CONSOLIDATED STATEMENTS OF INCOME

                     (In Thousands Except Per Unit Amounts)

                                   (Unaudited)




                                                                   Three Months Ended June 30,      Six Months Ended June 30,

                                                                  ----------------------------     --------------------------

                                                                      2006            2005             2006           2005

                                                                  -----------      -----------     -----------    -----------

Revenues


  Natural gas sales.............................................. $ 1,470,970      $ 1,492,534     $ 3,162,362    $ 2,845,149

  Services.......................................................     512,158          455,602       1,021,660        899,027

  Product sales and other........................................     213,360          178,219         404,067        354,111

                                                                  -----------      -----------     -----------    -----------

                                                                    2,196,488        2,126,355       4,588,089      4,098,287

                                                                  -----------      -----------     -----------    -----------

Costs, Expenses and Other

  Gas purchases and other costs of sales.........................   1,461,403        1,487,574       3,138,634      2,825,344

  Operations and maintenance.....................................     193,154          153,595         366,536        292,135

  Fuel and power.................................................      53,054           45,438         103,977         87,378

  Depreciation, depletion and amortization.......................      97,229           88,261         189,950        173,288

  General and administrative.....................................      63,336           50,133         124,219        123,985

  Taxes, other than income taxes.................................      31,587           26,225          62,854         52,051

  Other expense (income).........................................     (15,114)              --         (15,114)            --

                                                                  -----------      -----------     -----------    -----------

                                                                    1,884,649        1,851,226       3,971,056      3,554,181

                                                                  -----------      -----------     -----------    -----------

Operating Income.................................................     311,839          275,129         617,033        544,106

Other Income (Expense)

  Earnings from equity investments...............................      18,450           22,838          43,171         48,910

  Amortization of excess cost of equity investments..............      (1,414)          (1,409)         (2,828)        (2,826)

  Interest, net..................................................     (82,102)         (65,312)       (157,808)      (124,039)

  Other, net.....................................................       6,065              649           7,840           (672)

Minority Interest................................................      (3,493)          (2,454)         (5,863)        (4,842)

                                                                  -----------      -----------     -----------    -----------

Income Before Income Taxes.......................................     249,345          229,441         501,545        460,637

Income Taxes.....................................................      (2,284)          (7,615)         (7,775)       (15,190)

                                                                  -----------      -----------     -----------    -----------

Net Income....................................................... $   247,061      $   221,826     $   493,770    $   445,447

                                                                  ===========      ===========     ===========    ===========

General Partner's interest in Net Income......................... $   130,156      $   117,253     $   259,684    $   228,980

Limited Partners' interest in Net Income.........................     116,905          104,573         234,086        216,467

                                                                  -----------      -----------     -----------    -----------

Net Income....................................................... $   247,061      $   221,826     $   493,770    $   445,447

                                                                  ===========      ===========     ===========    ===========

Basic and Diluted Limited Partners' Net Income per Unit.......... $      0.53      $      0.50     $      1.06    $      1.04

                                                                  ===========      ===========     ===========    ===========

Weighted average number of units used in computation of Limited

  Partners' Net Income per unit:

Basic............................................................     221,813          209,220         221,286        208,379

                                                                  ===========      ===========     ===========    ===========

Diluted..........................................................     222,150          209,465         221,618        208,529

                                                                  ===========      ===========     ===========    ===========

Per unit cash distribution declared.............................. $      0.81      $      0.78     $      1.62    $      1.54

                                                                  ===========      ===========     ===========    ===========



              The accompanying notes are an integral part of these

                       consolidated financial statements.


              KINDER MORGAN ENERGY PARTNERS, L.P. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEETS

                                 (In Thousands)

                                   (Unaudited)

                                                    June 30,   December 31,

                                                    --------   ------------

                                                      2006         2005

                                                      ----         ----

                        ASSETS

Current Assets

  Cash and cash equivalents.....................  $    32,756  $    12,108

  Restricted deposits...........................       38,508            -

  Accounts, notes and interest receivable, net

     Trade......................................      772,987    1,011,716

     Related parties............................        4,880        2,543

  Inventories

     Products...................................       25,365       18,820

     Materials and supplies.....................       13,722       13,292

  Gas imbalances

     Trade......................................       10,695       18,220

     Related parties............................        7,896            -

  Gas in underground storage....................       33,669        7,074

  Other current assets..........................      125,716      131,451

                                                  -----------  -----------

                                                    1,066,194    1,215,224

                                                  -----------  -----------

Property, Plant and Equipment, net..............    9,160,420    8,864,584

Investments.....................................      429,976      419,313

Notes receivable

  Trade.........................................        1,438        1,468

  Related parties...............................       90,854      109,006

Goodwill........................................      819,592      798,959

Other intangibles, net..........................      213,481      217,020

Deferred charges and other assets...............      179,760      297,888

                                                  -----------  -----------

Total Assets....................................  $11,961,715  $11,923,462

                                                  ===========  ===========

        LIABILITIES AND PARTNERS' CAPITAL

Current Liabilities

  Accounts payable

     Cash book overdrafts.......................  $    47,384  $    30,408

     Trade......................................      607,314      996,174

     Related parties............................        2,312       16,676

  Current portion of long-term debt.............    1,105,038            -

  Accrued interest..............................       79,554       74,886

  Accrued taxes.................................       54,208       23,536

  Deferred revenues.............................       12,951       10,523

  Gas imbalances

     Trade......................................        9,153       22,948

     Related parties............................            -        1,646

  Accrued other current liabilities.............      737,850      632,088

                                                  -----------  -----------

                                                    2,655,764    1,808,885

                                                  -----------  -----------

Long-Term Liabilities and Deferred Credits

  Long-term debt

     Outstanding................................    4,642,890    5,220,887

     Market value of interest rate swaps........      (48,010)      98,469

                                                  -----------  -----------

                                                    4,594,880    5,319,356

  Deferred revenues.............................       23,297        6,735

  Deferred income taxes.........................       70,277       70,343

  Asset retirement obligations..................       47,741       42,417

  Other long-term liabilities and

   deferred credits.............................    1,206,614    1,019,655

                                                  -----------  -----------

                                                    5,942,809    6,458,506

                                                  -----------  -----------

Commitments and Contingencies (Note 3)

Minority Interest...............................       39,846       42,331

                                                  -----------  -----------

Partners' Capital

  Common Units..................................    2,593,740    2,680,352

  Class B Units.................................      106,662      109,594

  i-Units.......................................    1,845,873    1,783,570

  General Partner...............................      122,026      119,898

  Accumulated other comprehensive loss..........   (1,345,005)  (1,079,674)

                                                  -----------  -----------

                                                    3,323,296    3,613,740

                                                  -----------  -----------

Total Liabilities and Partners' Capital.........  $11,961,715  $11,923,462

                                                  ===========  ===========

              The accompanying notes are an integral part of these

                       consolidated financial statements.


              KINDER MORGAN ENERGY PARTNERS, L.P. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

         (Increase/(Decrease) in Cash and Cash Equivalents In Thousands)

                                   (Unaudited)




                                                                                        Six Months Ended June 30,

                                                                                        --------------------------

                                                                                            2006           2005

                                                                                        -----------    -----------

Cash Flows From Operating Activities


  Net income..........................................................................  $   493,770    $   445,447

  Adjustments to reconcile net income to net cash provided by operating activities:

    Depreciation, depletion and amortization...........................................     189,950        173,288

    Amortization of excess cost of equity investments..................................       2,828          2,826

    Earnings from equity investments...................................................     (43,171)       (48,910)

  Distributions from equity investments................................................      43,429         30,089

  Changes in components of working capital:

    Accounts receivable................................................................     251,070         11,455

    Other current assets...............................................................      (9,180)        (3,528)

    Inventories........................................................................      (3,947)        (2,180)

    Accounts payable...................................................................    (401,387)       (38,721)

    Accrued liabilities................................................................      (8,536)        14,233

    Accrued taxes......................................................................      30,939         22,356

  Other, net...........................................................................     (14,346)       (18,115)

                                                                                        -----------    -----------

Net Cash Provided by Operating Activities..............................................     531,419        588,240

                                                                                        -----------    -----------

Cash Flows From Investing Activities

  Acquisitions of assets...............................................................    (365,780)      (193,330)

  Additions to property, plant and equip. for expansion and maintenance projects.......    (561,240)      (341,609)

  Sale of property, plant and equipment, and other net assets net of removal costs.....      41,727          2,474

  Investments in margin deposits and other restricted deposits.........................     (38,508)       (32,420)

  Contributions to equity investments..................................................         (32)        (1,070)

  Natural gas stored underground and natural gas liquids line-fill.....................     (12,863)       (20,574)

  Other................................................................................      (3,401)          (295)

                                                                                        -----------    -----------

Net Cash Used in Investing Activities..................................................    (940,097)      (586,824)

                                                                                        -----------    -----------

Cash Flows From Financing Activities

  Issuance of debt.....................................................................   2,827,235      2,599,233

  Payment of debt......................................................................  (1,888,295)    (2,074,849)

  Repayments from loans to related party...............................................       1,097          1,048

  Debt issue costs.....................................................................      (1,475)        (4,994)

  Increase (Decrease) in cash book overdrafts..........................................      16,976        (28,625)

  Proceeds from issuance of common units...............................................         157          1,532

  Contributions from minority interest.................................................     106,264          1,510

  Distributions to partners:

    Common units.......................................................................    (253,059)      (222,099)

    Class B units......................................................................      (8,555)        (7,970)

    General Partner....................................................................    (257,555)      (220,286)

    Minority interest..................................................................    (111,906)        (5,785)

  Other, net...........................................................................      (1,658)        (2,370)

                                                                                        -----------    -----------

Net Cash Provided by (Used in) Financing Activities....................................     429,226         36,345

                                                                                        -----------    -----------

Effect of exchange rate changes on cash and cash equivalents...........................         100           (205)

Increase (Decrease) in Cash and Cash Equivalents.......................................      20,648         37,556

Cash and Cash Equivalents, beginning of period.........................................      12,108             --

                                                                                        -----------    -----------

Cash and Cash Equivalents, end of period............................................... $    32,756    $    37,556

                                                                                        ===========    ===========

Noncash Investing and Financing Activities:

  Contribution of net assets to partnership investments................................  $   17,003     $       --

  Assets acquired by the issuance of units.............................................          --         46,250

  Assets acquired by the assumption of liabilities.....................................       3,757         15,387



              The accompanying notes are an integral part of these

                       consolidated financial statements.


              KINDER MORGAN ENERGY PARTNERS, L.P. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                   (Unaudited)

1.   Organization

     General

     Unless the context requires otherwise, references to "we," "us," "our" or the "Partnership" are intended to mean Kinder Morgan Energy Partners, L.P. and its consolidated subsidiaries. We have prepared the accompanying unaudited consolidated financial statements under the rules and regulations of the

Securities and Exchange Commission. Under such rules and regulations, we have condensed or omitted certain information and notes normally included in financial statements prepared in conformity with accounting principles generally accepted in the United States of America. We believe, however, that our disclosures are adequate to make the information presented not misleading. The consolidated financial statements reflect all adjustments which are solely normal and recurring adjustments that are, in the opinion of our management,

necessary for a fair presentation of our financial results for the interim periods. You should read these consolidated financial statements in conjunction with our consolidated financial statements and related notes included in our

Annual Report on Form 10-K for the year ended December 31, 2005.

     Kinder Morgan, Inc., Kinder Morgan G.P., Inc. and Kinder Morgan Management,

LLC

     Kinder Morgan, Inc., a Kansas corporation, is the sole stockholder of

Kinder Morgan (Delaware), Inc. Kinder Morgan (Delaware), Inc., a Delaware

corporation, is the sole stockholder of our general partner, Kinder Morgan G.P.,

Inc. Kinder Morgan, Inc. is referred to as "KMI" in this report.

     Kinder Morgan Management, LLC, a Delaware limited liability company, was formed on February 14, 2001. Our general partner owns all of Kinder Morgan

Management, LLC's voting securities and, pursuant to a delegation of control agreement, our general partner delegated to Kinder Morgan Management, LLC, to the fullest extent permitted under Delaware law and our partnership agreement,

all of its power and authority to manage and control our business and affairs,

except that Kinder Morgan Management, LLC cannot take certain specified actions without the approval of our general partner. Under the delegation of control agreement, Kinder Morgan Management, LLC manages and controls our business and affairs and the business and affairs of our operating limited partnerships and their subsidiaries. Furthermore, in accordance with its limited liability company agreement, Kinder Morgan Management, LLC's activities are limited to being a limited partner in, and managing and controlling the business and affairs of us, our operating limited partnerships and their subsidiaries. Kinder

Morgan Management, LLC is referred to as "KMR" in this report.

     Basis of Presentation

     Our consolidated financial statements include our accounts and those of our operating partnerships and their majority-owned and controlled subsidiaries. All significant intercompany items have been eliminated in consolidation.

     Net Income Per Unit

     We compute Basic Limited Partners' Net Income per Unit by dividing our limited partners' interest in net income by the weighted average number of units outstanding during the period. Diluted Limited Partners' Net Income per Unit reflects the maximum potential dilution that could occur if units whose issuance depends on the market price of the units at a future date were considered outstanding, or if, by application of the treasury stock method, options to issue units were exercised, both of which would result in the issuance of additional units that would then share in our net income.


2.   Acquisitions, Joint Ventures and Divestitures

     Acquisitions and Joint Ventures

     During the first six months of 2006, we completed or made adjustments for the following acquisitions. Each of the acquisitions was accounted for under the purchase method and the assets acquired were recorded at their estimated fair market values as of the acquisition date. The preliminary allocation of assets

(and any liabilities assumed) may be adjusted to reflect the final determined amounts during a period of time following the acquisition. The results of operations from these acquisitions are included in our consolidated financial statements from the acquisition date.

     General Stevedores, L.P.

     Effective July 31, 2005, we acquired all of the partnership interests in

General Stevedores, L.P. for an aggregate consideration of approximately $8.9 million, consisting of $2.0 million in cash, $3.4 million in common units, and

$3.5 million in assumed liabilities, including debt of $3.0 million. In August

2005, we paid the $3.0 million outstanding debt balance. General Stevedores,

L.P. owns, operates and leases barge unloading facilities located along the

Houston, Texas ship channel. Its operations primarily consist of receiving,

storing and transferring semi-finished steel products, including coils, pipe and billets. The acquisition complemented and further expanded our existing Texas

Gulf Coast terminal facilities, and its operations are included as part of our

Terminals business segment. In the second quarter of 2006, we made our final purchase price adjustments and the final allocation of our purchase price to assets acquired and liabilities assumed. The adjustments included minor revisions to acquired working capital items, and, pursuant to an appraisal of acquired fixed asset and land values, a reclassification of $2.9 million from property, plant and equipment to goodwill.

     Our allocation of the purchase price to assets acquired and liabilities assumed was as follows (in thousands):

        Purchase price:

          Cash paid, including transaction costs............  $ 1,995

          Common units issued...............................    3,385

          Debt assumed......................................    3,009

          Liabilities assumed (excluding debt)..............      479

                                                              -------

          Total purchase price..............................  $ 8,868

                                                              =======

        Allocation of purchase price:

          Current assets....................................  $   601

          Property, plant and equipment.....................    5,197

          Goodwill .........................................    2,870

          Other intangibles, net ...........................      200

                                                              -------

                                                              $ 8,868

                                                              =======

     The $2.9 million of goodwill was assigned to our Terminals business segment and the entire amount is expected to be deductible for tax purposes.

     Entrega Gas Pipeline LLC

     Effective February 23, 2006, Rockies Express Pipeline LLC acquired Entrega

Gas Pipeline LLC from EnCana Corporation for $244.6 million in cash. West2East

Pipeline LLC is a limited liability company and is the sole owner of Rockies

Express Pipeline LLC. We contributed 66 2/3% of the consideration for this purchase, which corresponded to our percentage ownership of West2East Pipeline

LLC. At the time of acquisition, Sempra Energy held the remaining 33 1/3%

ownership interest and contributed this same proportional amount of the total consideration.

     On the acquisition date, Entegra Gas Pipeline LLC owned the Entrega

Pipeline, an interstate natural gas pipeline that will, when fully constructed,

consist of two segments: (i) a 136-mile, 36-inch diameter pipeline that extends from the Meeker Hub in Rio Blanco County, Colorado to the Wamsutter Hub in

Sweetwater County, Wyoming and (ii) a 191-mile, 42-inch diameter pipeline that extends from the Wamsutter Hub to the Cheyenne Hub in Weld County, Colorado,

where it will ultimately connect with the Rockies Express Pipeline, an interstate natural gas pipeline that is currently being developed by Rockies

Express Pipeline LLC. The acquired operations are included as part of our

Natural Gas Pipelines business segment.


     In the first quarter of 2006, EnCana Corporation completed construction of the pipeline segment that extends from the Meeker Hub to the Wamsutter Hub, and interim service began on that portion of the pipeline. Under the terms of the purchase and sale agreement, Rockies Express Pipeline LLC will construct the segment that extends from the Wamsutter Hub to the Cheyenne Hub. Construction on this pipeline segment has begun, and it is anticipated that both pipeline segments will be placed into service by January 1, 2007.

     With regard to Rockies Express Pipeline LLC's acquisition of Entrega Gas

Pipeline LLC, the allocation of the purchase price to assets acquired and liabilities assumed was as follows (in thousands):

        Purchase price:

          Cash paid, including transaction costs...........  $244,572

          Liabilities assumed..............................         -

                                                             --------

          Total purchase price.............................  $244,572

                                                             ========

        Allocation of purchase price:

          Current assets...................................  $      -

          Property, plant and equipment....................   244,572

          Deferred charges and other assets................         -

                                                             --------

                                                             $244,572

                                                             ========

     In April 2006, Rockies Express Pipeline LLC merged with and into Entrega

Gas Pipeline LLC, and the surviving entity was renamed Rockies Express Pipeline

LLC. Going forward, the entire pipeline system (including the lines currently being developed) will be known as the Rockies Express Pipeline. The combined

1,663-mile pipeline system will be one of the largest natural gas pipelines ever constructed in North America. The approximately $4.4 billion project will have the capability to transport 1.8 billion cubic feet per day of natural gas, and binding firm commitments have been secured for virtually all of the pipeline capacity.

     On June 30, 2006, ConocoPhillips exercised its option to acquire a 25%

ownership interest in West2East Pipeline LLC (and its subsidiary Rockies Express

Pipeline LLC), of which a 24% interest will be transferred immediately with an additional 1% interest being transferred once construction of the entire project is completed. Through our subsidiary Kinder Morgan W2E Pipeline LLC, we will continue to operate the project but will own 51% of the equity in the project

(down from 66 2/3%). When construction of the entire project is completed, our ownership interest will be reduced to 50% at which time the capital accounts of

West2East Pipeline LLC will be trued up to reflect our 50% economics in the project. In addition, effective June 30, 2006, Sempra's ownership interest in

West2East Pipeline LLC decreased to 25% (down from 33 1/3%). We do not anticipate any additional changes in the ownership structure of the Rockies

Express Pipeline project.

     West2East Pipeline LLC qualifies as a variable interest entity as defined by Financial Accounting Standards Board Interpretation No. 46 (Revised December

2003) (FIN 46R), "Consolidation of Variable Interest Entities-An Interpretation

of ARB No. 51," as the total equity at risk is not sufficient to permit the entity to finance its activities without additional subordinated financial support provided by any parties, including equity holders. As we will receive

50% of the economics of the project on an ongoing basis, we are no longer considered the primary beneficiary of this entity as defined by FIN 46R and thus, effective June 30, 2006, West2East Pipeline LLC was deconsolidated and will subsequently be accounted for under the equity method of accounting.

     Under the equity method, we will record the costs of our investment within the "Investments" line on our consolidated balance sheet and as changes in the net assets of West2East Pipeline LLC occur (for example, earnings and dividends), we will recognize our proportional share of that change in the

"Investment" account. We will also record our proportional share of any accumulated other comprehensive income or loss within the "Accumulated other comprehensive loss" line on our consolidated balance sheet.

     As of June 30, 2006, we had no material net investment in West2East

Pipeline LLC due to the fact that the amount of its assets, primarily property,

plant and equipment, was largely offset by the amount of its liabilities,

primarily debt. In addition, we have guaranteed our proportional share of its borrowings under a $2 billion credit facility entered into by Rockies Express

Pipeline LLC. As of June 30, 2006, our contingent share of borrowings under this facility totaled $210.4 million (See Note 7). Summary financial information for

West2East Pipeline LLC, which is accounted for under the equity method as of

June 30, 2006, is as follows (in thousands; amounts represent 100% of investee information):


                                                          June 30,

                                                          --------

                Balance Sheet                               2006

                ----------------------------              --------

                Current assets..............              $    555

                Non-current assets..........               416,542

                Current liabilities.........                 4,952

                Non-current liabilities.....               412,108

                Accumulated other comprehensive income    $     37

     April 2006 Oil and Gas Properties

     On April 7, 2006, Kinder Morgan Production Company L.P. purchased various oil and gas properties from Journey Acquisition - I, L.P. and Journey 2000, L.P.

for an aggregate consideration of approximately $62.3 million, consisting of

$58.7 million in cash and $3.6 million in assumed liabilities. The acquisition was made effective March 1, 2006. The properties are primarily located in the

Permian Basin area of West Texas and New Mexico, produce approximately 850 barrels of oil equivalent per day net, and include some fields with potential for enhanced oil recovery development near our current carbon dioxide operations. The acquired operations are included as part of our CO2 business segment.

     Following our acquisition, and continuing through the remainder of 2006, we will perform technical evaluations to confirm the carbon dioxide enhanced oil recovery potential and generate definitive plans to develop this potential, if proven to be economic. The purchase price plus the anticipated investment to both further develop carbon dioxide enhanced oil recovery and construct a new carbon dioxide supply pipeline on all of the acquired properties would be approximately $115 million. However, we divested certain acquired properties that are not considered candidates for carbon dioxide enhanced oil recovery,

thus reducing our total investment. In the second quarter of 2006, we received proceeds of approximately $1.1 million from the sale of certain properties, and in the third quarter of 2006, we received approximately $27.0 million for additional property divestitures.

     As of June 30, 2006, our allocation of the purchase price to assets acquired and liabilities assumed was as follows (in thousands):

        Purchase price:

          Cash paid, including transaction costs.............   $58,676

          Current liabilities assumed........................        32

          Long-term liabilities assumed......................     3,548

                                                                -------

          Total purchase price...............................   $62,256

                                                                =======

        Allocation of purchase price:

          Current assets.....................................   $   202

          Property, plant and equipment......................    62,054

                                                                -------

                                                                $62,256

                                                                =======

     April 2006 Terminal Assets

     In April 2006, we acquired terminal assets and operations from A&L

Trucking, L.P. and U.S. Development Group in three separate transactions for an aggregate consideration of approximately $61.9 million, consisting of $61.6 million in cash and $0.3 million in assumed liabilities.

     The first transaction included the acquisition of equipment and infrastructure on the Houston Ship Channel that loads and stores steel products.

The acquired assets complement our nearby bulk terminal facility purchased from

General Stevedores, L.P. in July 2005. The second acquisition included the purchase of a rail terminal at the Port of Houston that handles both bulk and liquids products. The rail terminal complements our existing Texas petroleum coke terminal operations and maximizes the value of our existing deepwater terminal by providing customers with both rail and vessel transportation options for bulk products. Thirdly, we acquired the entire membership interest of Lomita

Rail Terminal LLC, a limited liability company that owns a high-volume rail ethanol terminal in Carson, California. The terminal serves approximately 80% of the southern California demand for reformulated fuel blend ethanol with expandable offloading/distribution capacity, and the acquisition expanded our existing rail transloading operations. All of the acquired assets are included in our Terminals business segment.


     Our allocation of the purchase price to assets acquired and liabilities assumed was as follows (in thousands):

        Purchase price:

          Cash paid, including transaction costs.............   $61,614

          Current liabilities assumed........................       253

                                                                -------

          Total purchase price...............................   $61,867

                                                                =======

        Allocation of purchase price:

          Current assets.....................................   $   509

          Property, plant and equipment......................    43,595

          Goodwill ..........................................    17,763

                                                                -------

                                                                $61,867

                                                                =======

     The $17.8 million of goodwill was assigned to our Terminals business segment and the entire amount is expected to be deductible for tax purposes.

     Pro Forma Information

     The following summarized unaudited pro forma consolidated income statement information for the six months ended June 30, 2006 and 2005, assumes that all of the acquisitions we have made and joint ventures we have entered into since

January 1, 2005, including the ones listed above, had occurred as of the beginning of the period presented. We have prepared these unaudited pro forma financial results for comparative purposes only. These unaudited pro forma financial results may not be indicative of the results that would have occurred if we had completed these acquisitions and joint ventures as of January 1, 2005 or the results that will be attained in the future. Amounts presented below are

in thousands, except for the per unit amounts:

                                                           Pro Forma

                                                  Six Months Ended June 30,

                                                  -------------------------

                                                     2006           2005

                                                  ----------    -----------

                                                          (Unaudited)

   Revenues.....................................  $ 4,600,261   $ 4,157,400

   Operating Income.............................      605,005       562,930

   Net Income...................................      494,133       455,638

   Basic Limited Partners' Net Income per

   unit.........................................         1.06          1.08

   Diluted Limited Partners' Net Income

   per unit.....................................  $      1.06   $      1.08

     Divestitures

     Effective April 1, 2006, we sold our Douglas natural gas gathering system and our Painter Unit fractionation facility to Momentum Energy Group, LLC for approximately $42.5 million in cash. Our investment in net assets, including all transaction related accruals, was approximately $24.5 million, most of which represented property, plant and equipment, and we recognized an approximately

$18.0 million gain on the sale of these net assets. We used the proceeds from these asset sales to reduce the outstanding balance on our commercial paper borrowings.

     Our Douglas gathering system is comprised of approximately 1,500 miles of

4-inch to 16-inch diameter pipe that gathers approximately 26 million cubic feet per day of natural gas from 650 active receipt points. Gathered volumes are processed at our Douglas plant (which we retained), located in Douglas, Wyoming.

As part of the transaction, we executed a long-term processing agreement with

Momentum Energy Group, LLC which dedicates volumes from the Douglas gathering system to the Douglas processing plant. Our Painter Unit, located near Evanston,

Wyoming, consisted of a natural gas processing plant and fractionator, a nitrogen rejection unit, a natural gas liquids terminal, and interconnecting pipelines with truck and rail loading facilities. Prior to the sale, we leased the plant to BP, which operates the fractionator and the associated Millis terminal and storage facilities for its own account.

     Additionally, with regard to the natural gas operating activities of our

Douglas gathering system, we utilized certain derivative financial contracts to offset our exposure to fluctuating expected future cash flows caused by periodic changes in the price of natural gas and natural gas liquids. According to the provisions of current accounting principles, changes in the fair value of derivative contracts that are designated and effective as cash flow hedges of forecasted transactions are reported in other comprehensive income (not net income) and recognized directly in equity (included within accumulated other comprehensive income/(loss)). Amounts deferred in this way are reclassified to net income in the same period in which the forecast transactions are recognized in net income. However, if a hedged transaction is no

                                       10


longer expected to occur by the end of the originally specified time period,

because, for example, the asset generating the hedged transaction is disposed of prior to the occurrence of the transaction, then the net cumulative gain or loss recognized in equity should be transferred to net income in the current period.

     Accordingly, upon the sale of our Douglas gathering system, we reclassified a net loss of $2.9 million on those derivative contracts that effectively hedged uncertain future cash flows associated with forecasted Douglas gathering transactions from "Accumulated other comprehensive loss" into net income. We included the net amount of the gain, $15.1 million, within the caption "Other expense (income)" in our accompanying consolidated statements of income for the three and six months ended June 30, 2006. For more information on our accounting for derivative contracts, see Note 10.

3.   Litigation, Environmental and Other Contingencies

     Federal Energy Regulatory Commission Proceedings

     SFPP, L.P.

     SFPP, L.P., referred to in this report as SFPP, is the subsidiary limited partnership that owns our Pacific operations, excluding CALNEV Pipe Line LLC and related terminals acquired from GATX Corporation. Tariffs charged by SFPP are subject to certain proceedings at the FERC, including shippers' complaints regarding interstate rates on our Pacific operations' pipeline systems.

     OR92-8, et al. proceedings. FERC Docket No. OR92-8-000 et al., is a consolidated proceeding that began in September 1992 and includes a number of shipper complaints against certain rates and practices on SFPP's East Line (from

El Paso, Texas to Phoenix, Arizona) and West Line (from Los Angeles, California to Tucson, Arizona), as well as SFPP's gathering enhancement fee at Watson

Station in Carson, California. The complainants in the case are El Paso

Refinery, L.P. (which settled with SFPP in 1996), Chevron Products Company,

Navajo Refining Company (now Navajo Refining Company, L.P.), ARCO Products

Company (now part of BP West Coast Products, LLC), Texaco Refining and Marketing

Inc., Refinery Holding Company LP (now named Western Refining Company, L.P.),

Mobil Oil Corporation (now part of ExxonMobil Oil Corporation) and Tosco

Corporation (now part of ConocoPhillips Company). The FERC has ruled that the complainants have the burden of proof in this proceeding.

     A FERC administrative law judge held hearings in 1996, and issued an initial decision in September 1997. The initial decision held that all but one of SFPP's West Line rates were "grandfathered" under the Energy Policy Act of

1992 and therefore deemed to be just and reasonable; it further held that complainants had failed to prove "substantially changed circumstances" with respect to those rates and that the rates therefore could not be challenged in the Docket No. OR92-8 et al. proceedings, either for the past or prospectively.

However, the initial decision also made rulings generally adverse to SFPP on certain cost of service issues relating to the evaluation of East Line rates,

which are not "grandfathered" under the Energy Policy Act. Those issues included the capital structure to be used in computing SFPP's "starting rate base," the level of income tax allowance SFPP may include in rates and the recovery of civil and regulatory litigation expenses and certain pipeline reconditioning costs incurred by SFPP. The initial decision also held SFPP's Watson Station gathering enhancement service was subject to FERC jurisdiction and ordered SFPP to file a tariff for that service.

     The FERC subsequently reviewed the initial decision, and issued a series of orders in which it adopted certain rulings made by the administrative law judge,

changed others and modified a number of its own rulings on rehearing. Those orders began in January 1999, with FERC Opinion No. 435, and continued through

June 2003.

     The FERC affirmed that all but one of SFPP's West Line rates are

"grandfathered" and that complainants had failed to satisfy the threshold burden of demonstrating "substantially changed circumstances" necessary to challenge those rates. The FERC further held that the one West Line rate that was not grandfathered did not need to be reduced. The FERC consequently dismissed all complaints against the West Line rates in Docket Nos. OR92-8 et al. without any requirement that SFPP reduce, or pay any reparations for, any West Line rate.

                                       11


     The FERC initially modified the initial decision's ruling regarding the capital structure to be used in computing SFPP's "starting rate base" to be more favorable to SFPP, but later reversed that ruling. The FERC also made certain modifications to the calculation of the income tax allowance and other cost of service components, generally to SFPP's disadvantage.

     On multiple occasions, the FERC required SFPP to file revised East Line rates based on rulings made in the FERC's various orders. SFPP was also directed to submit compliance filings showing the calculation of the revised rates, the potential reparations for each complainant and in some cases potential refunds to shippers. SFPP filed such revised East Line rates and compliance filings in

March 1999, July 2000, November 2001 (revised December 2001), October 2002 and

February 2003 (revised March 2003). Most of those filings were protested by particular SFPP shippers. The FERC has held that certain of the rates SFPP filed at the FERC's directive should be reduced retroactively and/or be subject to refund; SFPP has challenged the FERC's authority to impose such requirements in this context.

     While the FERC initially permitted SFPP to recover certain of its litigation, pipeline reconditioning and environmental costs, either through a surcharge on prospective rates or as an offset to potential reparations, it ultimately limited recovery in such a way that SFPP was not able to make any such surcharge or take any such offset. Similarly, the FERC initially ruled that

SFPP would not owe reparations to any complainant for any period prior to the date on which that party's complaint was filed, but ultimately held that each complainant could recover reparations for a period extending two years prior to the filing of its complaint (except for Navajo, which was limited to one month of pre-complaint reparations under a settlement agreement with SFPP's predecessor). The FERC also ultimately held that SFPP was not required to pay reparations or refunds for Watson Station gathering enhancement fees charged prior to filing a FERC tariff for that service.

     In April 2003, SFPP paid complainants and other shippers reparations and/or refunds as required by FERC's orders. In August 2003, SFPP paid shippers an additional refund as required by FERC's most recent order in the Docket No.

OR92-8 et al. proceedings. We made aggregate payments of $44.9 million in 2003 for reparations and refunds pursuant to a FERC order.

     Beginning in 1999, SFPP, the complainants and intervenor Ultramar Diamond

Shamrock Corporation (now part of Valero Energy Corporation) filed petitions for review of FERC's Docket OR92-8 et al. orders in the United States Court of

Appeals for the District of Columbia Circuit. Certain of those petitions were dismissed by the Court of Appeals as premature, and the remaining petitions were held in abeyance pending completion of agency action. However, in December 2002,

the Court of Appeals returned to its active docket all petitions to review the

FERC's orders in the case through November 2001 and severed petitions regarding later FERC orders. The severed orders were held in abeyance for later consideration.

     Briefing in the Court of Appeals was completed in August 2003, and oral argument took place on November 12, 2003. On July 20, 2004, the Court of Appeals

issued its opinion in BP West Coast Products, LLC v. Federal Energy Regulatory

Commission, No. 99-1020, On Petitions for Review of Orders of the Federal Energy

Regulatory Commission (Circuit opinion), addressing in part the tariffs of SFPP,

L.P. Among other things, the court's opinion vacated the income tax allowance portion of the FERC opinion and the order allowing recovery in SFPP's rates for income taxes and remanded to the FERC this and other matters for further proceedings consistent with the court's opinion. In reviewing a series of FERC orders involving SFPP, the Court of Appeals held, among other things, that the

FERC had not adequately justified its policy of providing an oil pipeline limited partnership with an income tax allowance equal to the proportion of its limited partnership interests owned by corporate partners. By its terms, the portion of the opinion addressing SFPP only pertained to SFPP, L.P. and was based on the record in that case.

     The Court of Appeals held that, in the context of the Docket No. OR92-8, et

al. proceedings, all of SFPP's West Line rates were grandfathered other than the charge for use of SFPP's Watson Station gathering enhancement facility and the rate for turbine fuel movements to Tucson under SFPP Tariff No. 18. It concluded that the FERC had a reasonable basis for concluding that the addition of a West

Line origin point at East Hynes, California did not involve a new "rate" for purposes of the Energy Policy Act. It rejected arguments from West Line Shippers that certain protests and complaints had challenged West Line rates prior to the enactment of the Energy Policy Act.

     The Court of Appeals also held that complainants had failed to satisfy their burden of demonstrating substantially changed circumstances, and therefore could not challenge grandfathered West Line rates in the Docket No. OR92-8 et

al.

                                       12


proceedings. It specifically rejected arguments that other shippers could

"piggyback" on the special Energy Policy Act exception permitting Navajo to challenge grandfathered West Line rates, which Navajo had withdrawn under a settlement with SFPP. The court remanded to the FERC the changed circumstances issue "for further consideration" in light of the court's decision regarding

SFPP's tax allowance. While, the FERC had previously held in the OR96-2 proceeding (discussed following) that the tax allowance policy should not be used as a stand-alone factor in determining when there have been substantially changed circumstances, the FERC's May 4, 2005 income tax allowance policy statement (discussed following) may affect how the FERC addresses the changed circumstances and other issues remanded by the court.

     The Court of Appeals upheld the FERC's rulings on most East Line rate issues; however, it found the FERC's reasoning inadequate on some issues,

including the tax allowance.

     The Court of Appeals held the FERC had sufficient evidence to use SFPP's

December 1988 stand-alone capital structure to calculate its starting rate base as of June 1985; however, it rejected SFPP arguments that would have resulted in a higher starting rate base.

     The Court of Appeals accepted the FERC's treatment of regulatory litigation costs, including the limitation of recoverable costs and their offset against

"unclaimed reparations" - that is, reparations that could have been awarded to parties that did not seek them. The court also accepted the FERC's denial of any recovery for the costs of civil litigation by East Line shippers against SFPP based on the 1992 re-reversal of the six-inch line between Tucson and Phoenix.

However, the court did not find adequate support for the FERC's decision to allocate the limited litigation costs that SFPP was allowed to recover in its rates equally between the East Line and the West Line, and ordered the FERC to explain that decision further on remand.

     The Court of Appeals held the FERC had failed to justify its decision to deny SFPP any recovery of funds spent to recondition pipe on the East Line, for which SFPP had spent nearly $6 million between 1995 and 1998. It concluded that the Commission's reasoning was inconsistent and incomplete, and remanded for further explanation, noting that "SFPP's shippers are presently enjoying the benefits of what appears to be an expensive pipeline reconditioning program without sharing in any of its costs."

     The Court of Appeals affirmed the FERC's rulings on reparations in all respects. It held the Arizona Grocery doctrine did not apply to orders requiring

SFPP to file "interim" rates, and that "FERC only established a final rate at the completion of the OR92-8 proceedings." It held that the Energy Policy Act did not limit complainants' ability to seek reparations for up to two years prior to the filing of complaints against rates that are not grandfathered. It rejected SFPP's arguments that the FERC should not have used a "test period" to compute reparations that it should have offset years in which there were underrecoveries against those in which there were overrecoveries, and that it should have exercised its discretion against awarding any reparations in this case.

     The Court of Appeals also rejected:

     o    Navajo's argument that its prior settlement with SFPP's predecessor did not limit its right to seek reparations;

     o    Valero's argument that it should have been permitted to recover reparations in the Docket No. OR92-8 et al. proceedings rather than waiting to seek them, as appropriate, in the Docket No. OR96-2 et al.

          proceedings;

     o    arguments that the former ARCO and Texaco had challenged East Line rates when they filed a complaint in January 1994 and should therefore be entitled to recover East Line reparations; and

     o    Chevron's argument that its reparations period should begin two years before its September 1992 protest regarding the six-inch line reversal rather than its August 1993 complaint against East Line rates.

     On September 2, 2004, BP West Coast Products, ChevronTexaco, ConocoPhillips

and ExxonMobil filed a petition for rehearing and rehearing en banc asking the

Court of Appeals to reconsider its ruling that West Line rates were not subject to investigation at the time the Energy Policy Act was enacted. On September 3,

2004, SFPP filed a petition for rehearing asking the court to confirm that the

FERC has the same discretion to address on remand the income tax allowance issue that administrative agencies normally have when their decisions are set aside by

                                       13


reviewing courts because they have failed to provide a reasoned basis for their conclusions. On October 4, 2004, the Court of Appeals denied both petitions without further comment.

     On November 2, 2004, the Court of Appeals issued its mandate remanding the

Docket No. OR92-8 proceedings to the FERC. SFPP and shipper parties subsequently filed various pleadings with the FERC regarding the proper nature and scope of the remand proceedings. On December 2, 2004, the FERC issued a Notice of Inquiry and opened a new proceeding (Docket No. PL05-5) to consider how broadly the court's ruling on the tax allowance issue in BP West Coast Products, LLC, v.

FERC should affect the range of entities the FERC regulates. The FERC sought comments on whether the court's ruling applies only to the specific facts of the

SFPP proceeding, or also extends to other capital structures involving partnerships and other forms of ownership. Comments were filed by numerous parties, including our Rocky Mountain natural gas pipelines, in the first quarter of 2005. On May 4, 2005, the FERC adopted a policy statement in Docket

No. PL05-5, providing that all entities owning public utility assets - oil and gas pipelines and electric utilities - would be permitted to include an income tax allowance in their cost-of-service rates to reflect the actual or potential income tax liability attributable to their public utility income, regardless of the form of ownership. Any tax pass-through entity seeking an income tax allowance would have to establish that its partners or members have an actual or potential income tax obligation on the entity's public utility income. The FERC expressed the intent to implement its policy in individual cases as they arise.

     On December 17, 2004, the Court of Appeals issued orders directing that the petitions for review relating to FERC orders issued after November 2001 in

OR92-8, which had previously been severed from the main Court of Appeals docket,

should continue to be held in abeyance pending completion of the remand proceedings before the FERC. Petitions for review of orders issued in other FERC dockets have since been returned to the court's active docket (discussed further below in relation to the OR96-2 proceedings).

     On January 3, 2005, SFPP filed a petition for a writ of certiorari asking the United States Supreme Court to review the Court of Appeals' ruling that the

Arizona Grocery doctrine does not apply to "interim" rates, and that "FERC only established a final rate at the completion of the OR92-8 proceedings." BP West

Coast Products and ExxonMobil also filed a petition for certiorari, on December

30, 2004, seeking review of the Court of Appeals' ruling that there was no pending investigation of West Line rates at the time of enactment of the Energy

Policy Act (and thus that those rates remained grandfathered). On April 6, 2005,

the Solicitor General filed a brief in opposition to both petitions on behalf of the FERC and United States, and Navajo, ConocoPhillips, Ultramar, Valero and

Western Refining filed an opposition to SFPP's petition. SFPP filed a reply to those briefs on April 18, 2005. On May 16, 2005, the Supreme Court issued orders denying the petitions for certiorari filed by SFPP and by BP West Coast Products and ExxonMobil.

     On June 1, 2005, the FERC issued its Order on Remand and Rehearing, which addressed issues in both the OR92-8 and OR96-2 proceedings (discussed following).

     With respect to the OR92-8 proceedings, the June 1, 2005 order ruled on several issues that had been remanded by the Court of Appeals in BP West Coast

Products. With respect to the income tax allowance, the FERC held that its May

4, 2005 policy statement would apply in the OR92-8 and OR96-2 proceedings and that SFPP "should be afforded an income tax allowance on all of its partnership interests to the extent that the owners of those interests had an actual or potential tax liability during the periods at issue." It directed SFPP and opposing parties to file briefs regarding the state of the existing record on those questions and the need for further proceedings. Those filings are described below in the discussion of the OR96-2 proceedings. The FERC held that

SFPP's allowable regulatory litigation costs in the OR92-8 proceedings should be allocated between the East Line and the West Line based on the volumes carried by those lines during the relevant period. In doing so, it reversed its prior decision to allocate those costs between the two lines on a 50-50 basis. The

FERC affirmed its prior decision to exclude SFPP's pipeline reconditioning costs from the cost of service in the OR92-8 proceedings, but stated that SFPP will have an opportunity to justify much of those reconditioning expenses in the

OR96-2 proceedings. The FERC deferred further proceedings on the non-grandfathered West Line turbine fuel rate until completion of its review of the initial decision in phase two of the OR96-2 proceedings. The FERC held that

SFPP's contract charge for use of the Watson Station gathering enhancement facilities was not grandfathered and required further proceedings before an administrative law judge to determine the reasonableness of that charge. Those proceedings are discussed further below.

                                       14


     Petitions for review of the June 1, 2005 order by the United States Court of Appeals for the District of Columbia Circuit have been filed by SFPP, Navajo,

Western Refining, BP West Coast Products, ExxonMobil, Chevron, ConocoPhillips,

Ultramar and Valero. SFPP has moved to intervene in the review proceedings brought by the other parties. A briefing schedule was set by the Court, with initial briefs filed May 30, 2006, and final briefs to be filed October 11,

2006.

     On December 16, 2005, the FERC issued its Order on Initial Decision and on

Certain Remanded Cost Issues, which provided further guidance regarding application of the FERC's income tax allowance policy in this case, which is discussed below in connection with the OR96-2 proceedings. The December 16, 2005 order required SFPP to submit a revised East Line cost of service filing following FERC's rulings regarding the income tax allowance and the ruling in its June 1, 2005 order regarding the allocation of litigation costs. SFPP is required to file interim East Line rates effective May 1, 2006 using the lower of the revised OR92-8 (1994 test year) or OR96-2 (1999 test year) rates, as adjusted for indexing through April 30, 2006. The December 16, 2005 order also required SFPP to calculate costs-of-service for West Line turbine fuel movements based on both a 1994 and 1999 test year and to file interim turbine fuel rates to be effective May 1, 2006, using the lower of the two test year rates as indexed through April 30, 2006. SFPP was further required to calculate estimated reparations for complaining shippers consistent with the order. As described further below, various parties filed requests for rehearing and petitions for review of the December 16, 2005 order.

     Watson Station proceedings. The FERC's June 1, 2005 Order on Remand and

Rehearing initiated a separate proceeding regarding the reasonableness of the

Watson Station charge. All Watson-related issues in Docket No. OR92-8, Docket

No. OR96-2 and other dockets were also consolidated in that proceeding. After discovery and the filing of prepared direct testimony, the procedural schedule was suspended while the parties pursued settlement negotiations.

     On May 17, 2006, the parties entered into a settlement agreement and filed an offer of settlement with the FERC. Under the settlement, SFPP agreed to lower its going-forward rate to $0.003 per barrel and to include certain volumetric pumping rates in its tariff. SFPP also agreed to pay refunds to all shippers for the period since April 1, 1999 until the new tariff takes effect. Those refunds are based upon the difference between the Watson Station charge as filed in

SFPP's prior tariffs and the reduced charges set forth in the agreement. Total refunds for the period between April 1, 1999 and May 31, 2006 are approximately

$18.6 million, and according to the provisions of the settlement agreement, in

June 2006, SFPP made aggregate payments of approximately $13.5 million into an escrow account pending final approval by the FERC. We included this amount within "Restricted deposits" on our consolidated balance sheet as of June 30,

2006,

     Additional refunds will be required for the period between June 1, 2006 and the date on which the new tariff takes effect. For the period prior to April 1,

1999, the parties agreed to reserve for briefing issues related to whether shippers are entitled to reparations. To the extent any reparations are owed,

the parties agreed on how reparations would be calculated. No adverse comments regarding the settlement were received, and on June 21, 2006, the administrative law judge certified the settlement to the FERC. On August 2, 2006, the FERC approved the settlement without modification and directed that it be implemented.

     Sepulveda proceedings. In December 1995, Texaco filed a complaint at the

FERC (Docket No. OR96-2) alleging that movements on SFPP's Sepulveda pipeline

(Line Sections 109 and 110) to Watson Station, in the Los Angeles basin, were subject to the FERC's jurisdiction under the Interstate Commerce Act, and claimed that the rate for that service was unlawful. Several other West Line shippers filed similar complaints and/or motions to intervene.

     In an August 1997 order, the FERC held that the movements on the Sepulveda pipeline were subject to its jurisdiction. On October 6, 1997, SFPP filed a tariff establishing the initial interstate rate for movements on the Sepulveda pipeline at five cents per barrel. Several shippers protested that rate.

     In December 1997, SFPP filed an application for authority to charge a market-based rate for the Sepulveda service, which application was protested by several parties. On September 30, 1998, the FERC issued an order finding that

SFPP lacks market power in the Watson Station destination market and set a hearing to determine whether SFPP possessed market power in the origin market.

                                       15


     In December 2000, an administrative law judge found that SFPP possessed market power over the Sepulveda origin market. On February 28, 2003, the FERC issued an order upholding that decision. SFPP filed a request for rehearing of that order on March 31, 2003. The FERC denied SFPP's request for rehearing on

July 9, 2003.

     As part of its February 28, 2003 order denying SFPP's application for market-based ratemaking authority, the FERC remanded to the ongoing litigation in Docket No. OR96-2, et al. the question of whether SFPP's current rate for service on the Sepulveda pipeline is just and reasonable. Hearings in this proceeding were held in February and March 2005. SFPP asserted various defenses against the shippers' claims for reparations and refunds, including the existence of valid contracts with the shippers and grandfathering protection. In

August 2005, the presiding administrative law judge issued an initial decision finding that for the period from 1993 to November 1997 (when the Sepulveda FERC tariff went into effect) the Sepulveda rate should have been lower. The administrative law judge recommended that SFPP pay reparations and refunds for alleged overcollections. SFPP filed in October 2005 a brief to the FERC taking exception to this and other portions of the initial decision.

     OR96-2; OR97-2; OR98-1. et al. proceedings. In October 1996, Ultramar

Diamond Shamrock Corporation filed a complaint at the FERC (Docket No. OR97-2)

challenging SFPP's West Line rates, claiming they were unjust and unreasonable and no longer subject to grandfathering. In October 1997, ARCO, Mobil and Texaco filed a complaint at the FERC (Docket No. OR98-1) challenging the justness and reasonableness of all of SFPP's interstate rates, raising claims against SFPP's

East and West Line rates similar to those that have been at issue in Docket Nos.

OR92-8, et al. discussed above, but expanding them to include challenges to

SFPP's grandfathered interstate rates from the San Francisco Bay area to Reno,

Nevada and from Portland to Eugene, Oregon - the North Line and Oregon Line. In

November 1997, Ultramar filed a similar, expanded complaint (Docket No. OR98-2).

Tosco Corporation filed a similar complaint in April 1998. The shippers seek both reparations and prospective rate reductions for movements on all of SFPP's lines. The FERC accepted the complaints and consolidated them into one proceeding (Docket No. OR96-2, et al.), but held them in abeyance pending a FERC decision on review of the initial decision in Docket Nos. OR92-8, et al.

     In a companion order to Opinion No. 435, the FERC gave the complainants an opportunity to amend their complaints in light of Opinion No. 435, which the complainants did in January 2000. In August 2000, Navajo and Western filed complaints against SFPP's East Line rates and Ultramar filed an additional complaint updating its pre-existing challenges to SFPP's interstate pipeline rates. These complaints were consolidated with the ongoing proceeding in Docket

No. OR96-2, et al.

     A hearing in this consolidated proceeding was held from October 2001 to

March 2002. A FERC administrative law judge issued his initial decision in June

2003. The initial decision found that, for the years at issue, the complainants had shown substantially changed circumstances for rates on SFPP's West, North and Oregon Lines and for SFPP's fee for gathering enhancement service at Watson

Station and thus found that those rates should not be "grandfathered" under the

Energy Policy Act of 1992. The initial decision also found that most of SFPP's rates at issue were unjust and unreasonable.

     On March 26, 2004, the FERC issued an order on the phase one initial decision. The FERC's phase one order reversed the initial decision by finding that SFPP's rates for its North and Oregon Lines should remain "grandfathered"

and amended the initial decision by finding that SFPP's West Line rates (i) to

Yuma, Tucson and CalNev, as of 1995, and (ii) to Phoenix, as of 1997, should no longer be "grandfathered" and are not just and reasonable. The FERC upheld these findings in its June 1, 2005 order, although it appears to have found substantially changed circumstances as to SFPP's West Line rates on a somewhat different basis than in the phase one order. The FERC's phase one order did not address prospective West Line rates and whether reparations were necessary. As discussed below, those issues have been addressed in the FERC's December 16,

2005 order on phase two issues. The FERC's phase one order also did not address the "grandfathered" status of the Watson Station fee, noting that it would address that issue once it was ruled on by the Court of Appeals in its review of the FERC's Opinion No. 435 orders; as noted above, the FERC held in its June 1,

2005 order that the Watson Station fee is not grandfathered. Several of the participants in the proceeding requested rehearing of the FERC's phase one order. The FERC denied those requests in its June 1, 2005 order. In addition,

several participants, including SFPP, filed petitions with the United States

Court of Appeals for the District of Columbia Circuit for review of the FERC's phase one order. On August 13, 2004, the FERC filed a motion to dismiss the pending petitions for review of the

                                       16


phase one order, which Petitioners, including SFPP, answered on August 30, 2004.

On December 20, 2004, the Court of Appeals referred the FERC's motion to the merits panel and directed the parties to address the issues in that motion on brief, thus effectively dismissing the FERC's motion. In the same order, the

Court of Appeals granted a motion to hold the petitions for review of the FERC's phase one order in abeyance and directed the parties to file motions to govern future proceeding 30 days after FERC disposition of the pending rehearing requests. In August 2005, the FERC and SFPP jointly moved that the Court of

Appeals hold the petitions for review of the March 26, 2004 and June 1, 2005 orders in abeyance due to the pendency of further action before the FERC on income tax allowance issues. In December 2005, the Court of Appeals denied this motion and placed the petitions seeking review of the two orders on the active docket. A briefing schedule has been set by the Court, with initial briefs filed

May 30, 2006, and final briefs due October 11, 2006.

     On July 24, 2006, the FERC filed with the Court a motion for voluntary partial remand, requesting that the portion of the March 26, 2004 and June 1,

2005 orders in which the FERC removed grandfathering protection from SFPP's West

Line rates and affirmed such protection for the North Line and Oregon Line rates be returned to the FERC for reconsideration in light of arguments presented by

SFPP and other parties in their initial briefs. It is not possible to predict whether this motion will be granted and how the FERC's reconsideration may alter its prior determination regarding the grandfathered status of SFPP's rates. In response to the FERC's remand motion, SFPP filed on August 1, 2006 to reinstate its West Line rates at the previous, grandfathered level effective August 2,

2006, and asked for FERC approval of such reinstatement on the ground that,

pending the FERC's reconsideration of its grandfathering rulings, the prior grandfathered rate level is the lawful rate.

     The FERC's phase one order also held that SFPP failed to seek authorization for the accounting entries necessary to reflect in SFPP's books, and thus in its annual report to the FERC ("FERC Form 6"), the purchase price adjustment ("PPA")

arising from our 1998 acquisition of SFPP. The phase one order directed SFPP to file for permission to reflect the PPA in its FERC Form 6 for the calendar year

1998 and each subsequent year. In its April 26, 2004 compliance filing, SFPP noted that it had previously requested such permission and that the FERC's regulations require an oil pipeline to include a PPA in its Form 6 without first seeking FERC permission to do so. Several parties protested SFPP's compliance filing. In its June 1, 2005 order, the FERC accepted SFPP's compliance filing.

     In the June 1, 2005 order, the FERC directed SFPP to file a brief addressing whether the records developed in the OR92-8 and OR96-2 cases were sufficient to determine SFPP's entitlement to include an income tax allowance in its rates under the FERC's new policy statement. On June 16, 2005, SFPP filed its brief reviewing the pertinent records in the pending cases and applicable law and demonstrating its entitlement to a full income tax allowance in its interstate rates. SFPP's opponents in the two cases filed reply briefs contesting SFPP's presentation. It is not possible to predict with certainty the ultimate resolution of this issue, particularly given that the FERC's policy statement and its decision in these cases have been appealed to the federal courts.

     On September 9, 2004, the presiding administrative law judge in OR96-2 issued his initial decision in the phase two portion of this proceeding,

recommending establishment of prospective rates and the calculation of reparations for complaining shippers with respect to the West Line and East

Line, relying upon cost of service determinations generally unfavorable to SFPP.

     On December 16, 2005, the FERC issued an order addressing issues remanded by the Court of Appeals in the Docket No. OR92-8 proceeding (discussed above)

and the phase two cost of service issues, including income tax allowance issues arising from the briefing directed by the FERC's June 1, 2005 order. The FERC directed SFPP to submit compliance filings and revised tariffs by February 28,

2006 (as extended to March 7, 2006) which were to address, in addition to the

OR92-8 matters discussed above, the establishment of interim West Line rates based on a 1999 test year, indexed forward to a May 1, 2006 effective date and estimated reparations. The FERC also resolved favorably a number of methodological issues regarding the calculation of SFPP's income tax allowance under the May 2005 policy statement and, in its compliance filings, directed

SFPP to submit further information establishing the amount of its income tax allowance for the years at issue in the OR92-8 and OR96-2 proceedings.

     SFPP and Navajo have filed requests for rehearing of the December 16, 2005 order. ExxonMobil, BP West Coast Products, Chevron, Ultramar, and ConocoPhillips

have filed petitions for review of the December 16, 2005 order with the United

States Court of Appeals for the District of Columbia Circuit. On February 13,

2006, the

                                       17


FERC issued an order addressing the pending rehearing requests, granting the majority of SFPP's requested changes regarding reparations and methodological issues. SFPP, Navajo, and other parties have filed petitions for review of the

December 16, 2005 and February 13, 2006 orders with the United States Court of

Appeals for the District of Columbia Circuit.

     On March 7, 2006, SFPP filed its compliance filings and revised tariffs.

Various shippers filed protests of the tariffs. On April 21, 2006, various parties submitted comments challenging aspects of the costs of service and rates reflected in the compliance filings and tariffs. On April 28, 2006, the FERC issued an order accepting SFPP's tariffs lowering its West Line and East Line rates in conformity with the FERC's December 2005 and February 2006 orders. On

May 1, 2006, these lower tariff rates became effective. The FERC indicated that a subsequent order would address the issues raised in the comments. On May 1,

2006, SFPP filed reply comments.

     We are not able to predict with certainty the final outcome of the pending

FERC proceedings involving SFPP, should they be carried through to their conclusion, or whether we can reach a settlement with some or all of the complainants. The final outcome will depend, in part, on the outcomes of the appeals of these proceedings and the OR92-8, et al. proceedings taken by SFPP,

complaining shippers, and an intervenor.

     We estimated, as of December 31, 2003, that shippers' claims for reparations totaled approximately $154 million and that prospective rate reductions would have an aggregate average annual impact of approximately $45 million, with the reparations amount and interest increasing as the timing for implementation of rate reductions and the payment of reparations has extended

(estimated at a quarterly increase of approximately $9 million). In accordance with the December 16, 2005 order, rate reductions were implemented on May 1,

2006. We now assume that reparations and accrued interest thereon will be paid no earlier than the first quarter of 2007; however, the timing, and nature, of any rate reductions and reparations that may be ordered will likely be affected by the final disposition of the application of the FERC's new policy statement on income tax allowances to our Pacific operations in the FERC Docket Nos.

OR92-8 and OR96-2 proceedings. In 2005, we recorded an accrual of $105.0 million for an expense attributable to an increase in our reserves related to our rate case liability. We had previously estimated the combined annual impact of the rate reductions and the payment of reparations sought by shippers would be approximately 15 cents of distributable cash flow per unit. Based on our review of the FERC's December 16, 2005 order and the FERC's February 13, 2006 order on rehearing, and subject to the ultimate resolution of these issues in our compliance filings and subsequent judicial appeals, we now expect the total annual impact will be less than 15 cents per unit. The actual, partial year impact on 2006 distributable cash flow is expected to be approximately $20 million. In light of the FERC's recent motion for voluntary remand of its grandfathering orders and SFPP's August 1, 2006 filing to reinstate rates previously lowered as a result of those orders, the expected impact will be less than $20 million in 2006 if the reinstatement of the previous rates is upheld.

     Chevron complaint OR02-4 and OR03-5 proceedings. On February 11, 2002,

Chevron, an intervenor in the Docket No. OR96-2, et al. proceeding, filed a complaint against SFPP in Docket No. OR02-4 along with a motion to consolidate the complaint with the Docket No. OR96-2, et al. proceeding. On May 21, 2002,

the FERC dismissed Chevron's complaint and motion to consolidate. Chevron filed a request for rehearing, which the FERC dismissed on September 25, 2002. In

October 2002, Chevron filed a request for rehearing of the FERC's September 25,

2002 Order, which the FERC denied on May 23, 2003. On July 1, 2003, Chevron filed a petition for review of this denial at the U.S. Court of Appeals for the

District of Columbia Circuit.

     On June 30, 2003, Chevron filed another complaint against SFPP (OR03-5) -

substantially similar to its previous complaint - and moved to consolidate the complaint with the Docket No. OR96-2, et al. proceeding. Chevron requested that this new complaint be treated as if it were an amendment to its complaint in

Docket No. OR02-4, which was previously dismissed by the FERC. By this request,

Chevron sought to, in effect, back-date its complaint, and claim for reparations, to February 2002. SFPP answered Chevron's complaint on July 22,

2003, opposing Chevron's requests. On October 28, 2003 , the FERC accepted

Chevron's complaint, but held it in abeyance pending the outcome of the Docket

No. OR96-2, et al. proceeding. The FERC denied Chevron's request for consolidation and for back-dating. On November 21, 2003, Chevron filed a petition for review of the FERC's October 28, 2003 order at the Court of Appeals for the District of Columbia Circuit.

     On August 18, 2003, SFPP filed a motion to dismiss Chevron's petition for review in OR02-4 on the basis that Chevron lacks standing to bring its appeal and that the case is not ripe for review. Chevron answered on September

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

10, 2003. SFPP's motion was pending, when the Court of Appeals, on December 8,

2003, granted Chevron's motion to hold the case in abeyance pending the outcome of the appeal of the Docket No. OR92-8, et al. proceeding. On January 8, 2004,

the Court of Appeals granted Chevron's motion to have its appeal of the FERC's decision in OR03-5 consolidated with Chevron's appeal of the FERC's decision in the OR02-4 proceeding. Following motions to dismiss by the FERC and SFPP, on

December 10, 2004, the Court dismissed Chevron's petition for review in Docket

No. OR03-5 and set Chevron's appeal of the FERC's orders in OR02-4 for briefing.

On January 4, 2005, the Court granted Chevron's request to hold such briefing in abeyance until after final disposition of the OR96-2 proceeding. Chevron continues to participate in the Docket No. OR96-2 et al. proceeding as an intervenor.

     Airlines OR04-3 proceeding. On September 21, 2004, America West Airlines,

Inc., Southwest Airlines, Co., Northwest Airlines, Inc. and Continental

Airlines, Inc. (collectively, the "Airlines") filed a complaint against SFPP at the FERC. The Airlines' complaint alleges that the rates on SFPP's West Line and

SFPP's charge for its gathering enhancement service at Watson Station are not just and reasonable. The Airlines seek rate reductions and reparations for two years prior to the filing of their complaint. BP West Coast Products LLC and

ExxonMobil Oil Corporation, ConocoPhillips Company, Navajo Refining Company,

L.P., and ChevronTexaco Products Company all filed timely motions to intervene in this proceeding. Valero Marketing and Supply Company filed a motion to intervene one day after the deadline. SFPP answered the Airlines' complaint on

October 12, 2004. On October 29, 2004, the Airlines filed a response to SFPP's answer and on November 12, 2004, SFPP replied to the Airlines' response. In

March and June 2005, the Airlines filed motions seeking expedited action on their complaint, and in July 2005, the Airlines filed a motion seeking to sever issues related to the Watson Station gathering enhancement fee from the OR04-3 proceeding and consolidate them in the proceeding regarding the justness and reasonableness of that fee that the FERC docketed as part of the June 1, 2005 order. In August 2005, the FERC granted the Airlines' motion to sever and consolidate the Watson Station fee issues.

     OR05-4 and OR05-5 proceedings. On December 22, 2004, BP West Coast Products

LLC and ExxonMobil Oil Corporation filed a complaint against SFPP at the FERC,

which the FERC docketed as OR05-4. The complaint alleges that SFPP's interstate rates are not just and reasonable, that certain rates found grandfathered by the

FERC are not entitled to such status, and, if so entitled, that "substantially changed circumstances" have occurred, removing such protection. The complainants seek rate reductions and reparations for two years prior to the filing of their complaint and ask that the complaint be consolidated with the Airlines'

complaint in the OR04-3 proceeding. ConocoPhillips Company, Navajo Refining

Company, L.P., and Western Refining Company, L.P. all filed timely motions to intervene in this proceeding. SFPP answered the complaint on January 24, 2005.

     On December 29, 2004, ConocoPhillips filed a complaint against SFPP at the

FERC, which the FERC docketed as OR05-5. The complaint alleges that SFPP's interstate rates are not just and reasonable, that certain rates found grandfathered by the FERC are not entitled to such status, and, if so entitled,

that "substantially changed circumstances" have occurred, removing such protection. ConocoPhillips seeks rate reductions and reparations for two years prior to the filing of their complaint. BP West Coast Products LLC and

ExxonMobil Oil Corporation, Navajo Refining Company, L.P., and Western Refining

Company, L.P. all filed timely motions to intervene in this proceeding. SFPP answered the complaint on January 28, 2005.

     On February 25, 2005, the FERC consolidated the complaints in Docket Nos.

OR05-4 and OR05-5 and held them in abeyance until after the conclusion of the various pending SFPP proceedings, deferring any ruling on the validity of the complaints. On March 28, 2005, BP West Coast and ExxonMobil requested rehearing of one aspect of the February 25, 2005 order; they argued that any tax allowance matters in these proceedings could not be decided in, or as a result of, the

FERC's inquiry into income tax allowance in Docket No. PL05-5. On June 8, 2005,

the FERC denied the request for rehearing.

     Consolidated Complaints. On February 13, 2006, the FERC consolidated the complaints in Docket Nos. OR03-5, OR05-4, and OR05-5 and set for hearing the portions of those complaints attacking SFPP's North Line and Oregon Line rates,

which rates remain grandfathered under the Energy Policy Act of 1992. A procedural schedule, leading to hearing in early 2007, has been established in that consolidated proceeding. The FERC also indicated in its order that it would address the remaining portions of these complaints in the context of its disposition of SFPP's compliance filings in the OR92-8/OR96-2 proceedings.

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

     North Line rate case, IS05-230 proceeding. In April 2005, SFPP filed to increase its North Line interstate rates to reflect increased costs, principally due to the installation of replacement pipe between Concord and Sacramento,

California. Under FERC regulations, SFPP was required to demonstrate that there was a substantial divergence between the revenues generated by its existing

North Line rates and its increased costs. SFPP's rate increase was protested by various shippers and accepted subject to refund by the FERC. A hearing was held in January and February 2006, and the case has now been briefed to the administrative law judge.

     East Line rate case, IS06-283 proceeding. In April 2006, SFPP filed to increase its East Line interstate rates to reflect increased costs, principally due to the installation of replacement pipe between El Paso, Texas and Tucson,

Arizona, significantly increasing the East Line's capacity. Under FERC regulations, SFPP was required to demonstrate that there was a substantial divergence between the revenues generated by its existing East Line rates and its increased costs. SFPP's rate increase was protested by various shippers and accepted subject to refund by the FERC. FERC established an investigation and hearing before an administrative law judge. A procedural schedule has been established, with a hearing scheduled for February 2007.

     Calnev Pipe Line LLC

     On May 22, 2006, Calnev Pipe Line LLC filed to increase its interstate rates pursuant to the FERC's indexing methodology applicable to oil pipelines.

The filing was docketed in IS06-296. Calnev's filing was protested by

ExxonMobil, claiming that Calnev was not entitled to an indexing increase in its rates based on its cost of service. Calnev answered the protest. On June 29,

2006, the FERC accepted and suspended the filing, subject to refund, permitting the increased rates to go into effect on July 1, 2006. The FERC found that

Calnev's indexed rates exceeded its change in costs to a degree that warranted establishing an investigation and hearing. However, the FERC initially directed the parties to attempt to reach a settlement of the dispute before a FERC settlement judge. The settlement process is proceeding.

     California Public Utilities Commission Proceeding

     ARCO, Mobil and Texaco filed a complaint against SFPP with the California

Public Utilities Commission on April 7, 1997. The complaint challenges rates charged by SFPP for intrastate transportation of refined petroleum products through its pipeline system in the State of California and requests prospective rate adjustments. On October 1, 1997, the complainants filed testimony seeking prospective rate reductions aggregating approximately $15 million per year.

     On August 6, 1998, the CPUC issued its decision dismissing the complainants' challenge to SFPP's intrastate rates. On June 24, 1999, the CPUC granted limited rehearing of its August 1998 decision for the purpose of addressing the proper ratemaking treatment for partnership tax expenses, the calculation of environmental costs and the public utility status of SFPP's

Sepulveda Line and its Watson Station gathering enhancement facilities. In pursuing these rehearing issues, complainants sought prospective rate reductions aggregating approximately $10 million per year.

     On March 16, 2000, SFPP filed an application with the CPUC seeking authority to justify its rates for intrastate transportation of refined petroleum products on competitive, market-based conditions rather than on traditional, cost-of-service analysis.

     On April 10, 2000, ARCO and Mobil filed a new complaint with the CPUC asserting that SFPP's California intrastate rates are not just and reasonable based on a 1998 test year and requesting the CPUC to reduce SFPP's rates prospectively. The amount of the reduction in SFPP rates sought by the complainants is not discernible from the complaint.

     The rehearing complaint was heard by the CPUC in October 2000, and the

April 2000 complaint and SFPP's market-based application were heard by the CPUC in February 2001. All three matters stand submitted as of April 13, 2001, and resolution of these submitted matters may occur at any time.

     In October, 2002, the CPUC issued a resolution, referred to in this report as the Power Surcharge Resolution, approving a 2001 request by SFPP to raise its

California rates to reflect increased power costs. The resolution

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

approving the requested rate increase also required SFPP to submit cost data for

2001, 2002, and 2003, and to assist the CPUC in determining whether SFPP's overall rates for California intrastate transportation services are reasonable.

The resolution reserves the right to require refunds, from the date of issuance of the resolution, to the extent the CPUC's analysis of cost data to be submitted by SFPP demonstrates that SFPP's California jurisdictional rates are unreasonable in any fashion. On February 21, 2003, SFPP submitted the cost data required by the CPUC, which submittal was protested by Valero Marketing and

Supply Company, Ultramar Inc., BP West Coast Products LLC, Exxon Mobil Oil

Corporation and Chevron Products Company. Issues raised by the protest,

including the reasonableness of SFPP's existing intrastate transportation rates,

were the subject of evidentiary hearings conducted in December 2003 and may be resolved by the CPUC at any time.

     With regard to the CPUC complaints and the Power Surcharge Resolution, we currently believe the complainants/protestants seek approximately $31 million in prospective annual tariff reductions. Based upon CPUC practice and procedure which precludes refunds or reparations in complaints in which the complainants challenge the reasonableness of rates previously found reasonable by the CPUC

(as is the case with the two pending complaints contesting the reasonableness of

SFPP's rates) except for matters which have been expressly reserved by the CPUC for further consideration (as is the case with respect to the reasonableness of the rate charged for use of the Watson Station gathering enhancement facilities), we currently believe that complainants/protestants are seeking approximately $15 million in refunds/reparations. There is no way to quantify the potential extent to which the CPUC could determine that SFPP's existing

California rates are unreasonable.

     SFPP also has various, pending ratemaking matters before the CPUC that are unrelated to the above-referenced complaints and the Power Surcharge Resolution.

On November 22, 2004, SFPP filed an application with the CPUC requesting a $9 million annual increase in existing intrastate rates to reflect the in-service date of SFPP's replacement and expansion of its Concord-to-Sacramento pipeline.

The requested rate increase, which automatically became effective as of December

22, 2004 pursuant to California Public Utilities Code Section 455.3, is being collected subject to refund, pending resolution of protests to the application by Valero Marketing and Supply Company, Ultramar Inc., BP West Coast Products

LLC, Exxon Mobil Oil Corporation and ChevronTexaco Products Company. Because no

schedule has been established by the CPUC for addressing the issues raised by the contested rate increase application nor does any record exist upon which the

CPUC could base a decision, SFPP has no basis for estimating either the prospective rate reductions or the potential refunds at issue or for establishing a date by which the CPUC is likely to render a decision regarding the application.

     On January 26, 2006, SFPP filed a request for a rate increase of approximately $5.4 million annually with the CPUC, to be effective as of March

2, 2006. Protests to SFPP's rate increase application have been filed by Tesoro

Refining and Marketing Company, BP West Coast Products LLC, ExxonMobil Oil

Corporation, Southwest Airlines Company, Valero Marketing and Supply Company,

Ultramar Inc. and Chevron Products Company, asserting that the requested rate increase is unreasonable. Because no schedule has been established by the CPUC for addressing the issues raised by the contested rate increase application nor does any record exist upon which the CPUC could base a decision, SFPP has no basis for estimating either the prospective rate reductions or the potential refunds at issue or for establishing a date by which the CPUC is likely to render a decision regarding the application.

     With regard to the Power Surcharge Resolution, the November, 2004 rate increase application, and the January, 2006 rate increase application, SFPP believes the submission of the required, representative cost data required by the CPUC indicates that SFPP's existing rates for California intrastate services remain reasonable and that no rate reductions or refunds are justified.

     We believe that the resolution of such matters will not have a material adverse effect on our business, financial position, results of operations or cash flows.

     Other Regulatory Matters

     In addition to the matters described above, we may face additional challenges to our rates in the future. Shippers on our pipelines do have rights to challenge the rates we charge under certain circumstances prescribed by applicable regulations. There can be no assurance that we will not face challenges to the rates we receive for services on our pipeline systems in the future or that such challenges will not have a material adverse effect on our business, financial position, results of operations or cash flows. In addition,

since many of our assets are subject to

                                       21


regulation, we are subject to potential future changes in applicable rules and regulations that may have a material adverse effect on our business, financial position, results of operations or cash flows.

     Carbon Dioxide Litigation

     Kinder Morgan CO2 Company, L.P., Kinder Morgan G.P., Inc., and Cortez

Pipeline Company were among the named defendants in Shores, et al. v. Mobil Oil

Corp., et al., No. GC-99-01184 (Statutory Probate Court, Denton County, Texas

filed December 22, 1999) and First State Bank of Denton, et al. v. Mobil Oil

Corp., et al., No. 8552-01 (Statutory Probate Court, Denton County, Texas filed

March 29, 2001). These cases were originally filed as class actions on behalf of classes of overriding royalty interest owners (Shores) and royalty interest owners (Bank of Denton) for damages relating to alleged underpayment of royalties on carbon dioxide produced from the McElmo Dome Unit. Although classes were initially certified at the trial court level, appeals resulted in the decertification and/or abandonment of the class claims. On February 22, 2005,

the trial judge dismissed both cases for lack of jurisdiction. Some of the individual plaintiffs in these cases re-filed their claims in new lawsuits

(discussed below).

     On May 13, 2004, William Armor, one of the former plaintiffs in the Shores matter whose claims were dismissed by the Court of Appeals for improper venue,

filed a new case alleging the same claims for underpayment of royalties against the same defendants previously sued in the Shores case, including Kinder Morgan

CO2 Company, L.P. and Kinder Morgan Energy Partners, L.P. Armor v. Shell Oil

Company, et al, No. 04-03559 (14th Judicial District Court, Dallas County, Texas

filed May 13, 2004). Defendants filed their answers and special exceptions on

June 4, 2004. The case was previously set for trial on June 12, 2006, but the

Court granted an uncontested motion filed by the Plaintiffs to continue the trial date. No trial date is currently set.

     On May 20, 2005, Josephine Orr Reddy and Eastwood Capital, Ltd., two of the

former plaintiffs in the Bank of Denton matter, filed a new case in Dallas state district court alleging the same claims for underpayment of royalties. Reddy and

Eastwood Capital, Ltd. v. Shell Oil Company, et al., No. 05-5021 (193rd Judicial

District Court, Dallas County, Texas filed May 20, 2005). The defendants include

Kinder Morgan CO2 Company, L.P. and Kinder Morgan Energy Partners, L.P. On June

23, 2005, the plaintiff in the Armor lawsuit filed a motion to transfer and consolidate the Reddy lawsuit with the Armor lawsuit. On June 28, 2005, the court in the Armor lawsuit granted the motion to transfer and consolidate and ordered that the Reddy lawsuit be transferred and consolidated into the Armor lawsuit. The defendants filed their answer and special exceptions on August 10,

2005. The consolidated Armor/Reddy trial was previously set for trial on June

12, 2006, but the Court granted an uncontested motion filed by the Plaintiffs to continue the trial date. No trial date is currently set.

     Shell CO2 Company, Ltd., predecessor in interest to Kinder Morgan CO2

Company, L.P., is among the named counter-claim defendants in Shell Western E&P

Inc. v. Gerald O. Bailey and Bridwell Oil Company; No. 98-28630 (215th Judicial

District Court, Harris County, Texas filed June 17, 1998) (the "Bailey State

Court Action"). The counter-claim plaintiffs are overriding royalty interest owners in the McElmo Dome Unit and have sued seeking damages for underpayment of royalties on carbon dioxide produced from the McElmo Dome Unit. In the Bailey

State Court Action, the counter-claim plaintiffs asserted claims for fraud/fraudulent inducement, real estate fraud, negligent misrepresentation,

breach of fiduciary duty, breach of contract, negligence, negligence per se,

unjust enrichment, violation of the Texas Securities Act, and open account. The trial court in the Bailey State Court Action granted a series of summary judgment motions filed by the counter-claim defendants on all of the counter-plaintiffs' counter-claims except for the fraud-based claims. In 2004,

one of the counter-plaintiffs (Gerald Bailey) amended his counter-suit to allege purported claims as a private relator under the False Claims Act and antitrust claims. The federal government elected to not intervene in the False Claims Act counter-suit. On March 24, 2005, Bailey filed a notice of removal, and the case was transferred to federal court. Shell Western E&P Inc. v. Gerald O. Bailey and

Bridwell Oil Company, No. H-05-1029 (S.D. Tex., Houston Division removed March

24, 2005) (the "Bailey Houston Federal Court Action"). Also on March 24, 2005,

Bailey filed an instrument under seal in the Bailey Houston Federal Court Action that was later determined to be a motion to transfer venue of that case to the federal district court of Colorado, in which Bailey and two other plaintiffs have filed another suit against Kinder Morgan CO2 Company, L.P. asserting claims under the False Claims Act. The Houston federal district judge ordered that

Bailey take steps to have the False Claims Act case pending in Colorado transferred to the Bailey Houston Federal Court Action, and also suggested that the claims of other plaintiffs in other carbon dioxide litigation pending in

Texas should be transferred to the Bailey Houston Federal Court Action. In response to the court's suggestion, the case of Gary Shores et al. v. ExxonMobil

Corp. et al., No. 05-1825 (S.D. Tex., Houston Division) was consolidated

                                       22


with the Bailey Houston Federal Court Action on July 18, 2005. That case, in which the plaintiffs assert claims for McElmo Dome royalty underpayment,

includes Kinder Morgan CO2 Company, L.P., Kinder Morgan Energy Partners, L.P.,

and Cortez Pipeline Company as defendants. Bailey requested the Houston federal district court to transfer the Bailey Houston Federal Court Action to the federal district court of Colorado. Bailey also filed a petition for writ of mandamus in the Fifth Circuit Court of Appeals, asking that the Houston federal district court be required to transfer the case to the federal district court of

Colorado. On June 3, 2005, the Fifth Circuit Court of Appeals denied Bailey's petition for writ of mandamus. On June 22, 2005, the Fifth Circuit denied

Bailey's petition for rehearing en banc. On September 14, 2005, Bailey filed a petition for writ of certiorari in the United States Supreme Court, which the

U.S. Supreme Court denied on November 28, 2005. On November 21, 2005, the federal district court in Colorado transferred Bailey's False Claims Act case pending in Colorado to the Houston federal district court. On November 30, 2005,

Bailey filed a petition for mandamus seeking to vacate the transfer. The Tenth

Circuit Court of Appeals denied the petition on December 19, 2005. The U.S.

Supreme Court has denied Bailey's petition for writ of certiorari. The Houston federal district court subsequently realigned the parties in the Bailey Houston

Federal Court Action. Pursuant to the Houston federal district court's order,

Bailey and the other realigned plaintiffs have filed amended complaints in which they assert claims for fraud/fraudulent inducement, real estate fraud, negligent misrepresentation, breach of fiduciary and agency duties, breach of contract and covenants, violation of the Colorado Unfair Practices Act, civil theft under

Colorado law, conspiracy, unjust enrichment, and open account. Bailey also asserted claims as a private relator under the False Claims Act and for violation of federal and Colorado antitrust laws. The realigned plaintiffs seek actual damages, treble damages, punitive damages, a constructive trust and accounting, and declaratory relief. The Shell and Kinder Morgan defendants,

along with Cortez Pipeline Company and ExxonMobil defendants, have filed motions for summary judgment on all claims. No current trial date is set.

     On March 1, 2004, Bridwell Oil Company, one of the named defendants/

realigned plaintiffs in the Bailey actions, filed a new matter in which it asserts claims which are virtually identical to the counter-claims it asserts against Shell CO2 Company, Ltd. in the Bailey lawsuit. Bridwell Oil Co. v. Shell

Oil Co. et al, No. 160,199-B (78th Judicial District Court, Wichita County,

Texas filed March 1, 2004). The defendants in this action include Kinder Morgan

CO2 Company, L.P., Kinder Morgan Energy Partners, L.P., various Shell entities,

ExxonMobil entities, and Cortez Pipeline Company. On June 25, 2004, defendants filed answers, special exceptions, pleas in abatement, and motions to transfer venue back to the Harris County District Court. On January 31, 2005, the Wichita

County judge abated the case pending resolution of the Bailey State Court

Action. The case remains abated.

     On April 7, 2006, Harry Ptasynski, one of the plaintiffs in the Colorado federal action filed by Bailey under the False Claims Act (which was transferred to the Bailey Houston Federal Court Action as described above), filed suit against Kinder Morgan G.P., Inc. in Colorado federal district court. Harry

Ptasynski v. Kinder Morgan G.P., Inc., No. 06-CV-00651 (LTB) (U.S. District

Court for the District of Colorado). Ptasynski, who holds an overriding royalty interest at McElmo Dome, asserted claims for civil conspiracy, violation of the

Colorado Organized Crime Control Act, violation of Colorado antitrust laws,

violation of the Colorado Unfair Practices Act, breach of fiduciary duty and confidential relationship, violation of the Colorado Payment of Proceeds Act,

fraudulent concealment, breach of contract and implied duties to market and good faith and fair dealing, and civil theft and conversion. Ptasynski sought actual damages, treble damages, forfeiture, disgorgement, and declaratory and injunctive relief. The Colorado court transferred the case to Houston federal district court, and Ptasynski subsequently sought to non-suit the case. The

Houston federal district court has granted Ptasynski's request to non-suit.

     Kinder Morgan CO2 Company, L.P. and Cortez Pipeline Company are among the named defendants in Celeste C. Grynberg, et al. v. Shell Oil Company, et al.,

No. 98-CV-43 (Colo. Dist. Ct., Montezuma County filed March 2, 1998). This case involves claims by overriding royalty interest owners in the McElmo Dome and Doe

Canyon Units seeking damages for underpayment of royalties on carbon dioxide produced from the McElmo Dome Unit, failure to develop carbon dioxide reserves at the Doe Canyon Unit, and failure to develop hydrocarbons at both McElmo Dome and Doe Canyon. The plaintiffs also possess a small working interest at Doe

Canyon. Plaintiffs claim breaches of contractual and potential fiduciary duties owed by the defendants and also allege other theories of liability including breach of covenants, civil theft, conversion, fraud/fraudulent concealment,

violation of the Colorado Organized Crime Control Act, deceptive trade practices, and violation of the Colorado Antitrust Act. In addition to actual or compensatory damages, plaintiffs seek treble damages, punitive damages, and declaratory relief relating to the Cortez Pipeline tariff and the method of calculating and paying royalties on McElmo Dome carbon

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dioxide. The Court denied plaintiffs' motion for summary judgment concerning alleged underpayment of McElmo Dome overriding royalties on March 2, 2005. No trial date is currently set.

     Cortez Pipeline Company and Kinder Morgan CO2 Company, L.P., successor in interest to Shell CO2 Company, Ltd., are among the named defendants in CO2

Committee, Inc. v. Shell Oil Co., et al., an arbitration initiated on November

28, 2005. The arbitration arises from a dispute over a class action settlement agreement which became final on July 7, 2003 and disposed of five lawsuits formerly pending in the U.S. District Court, District of Colorado. The

plaintiffs in such lawsuits primarily included overriding royalty interest owners, royalty interest owners, and small share working interest owners who alleged underpayment of royalties and other payments on carbon dioxide produced from the McElmo Dome Unit in southwest Colorado. The settlement imposed certain future obligations on the defendants in the underlying litigation. The plaintiff in the current arbitration is an entity that was formed as part of the settlement for the purpose of monitoring compliance with the obligations imposed by the settlement agreement. The plaintiff alleges that, in calculating royalty and other payments, defendants used a transportation expense in excess of what is allowed by the settlement agreement, thereby causing alleged underpayments of approximately $12 million. The plaintiff also alleges that Cortez Pipeline

Company should have used certain funds to further reduce its debt, which, in turn, would have allegedly increased the value of royalty and other payments by approximately $0.5 million. Defendants deny that there was any breach of the settlement agreement. The arbitration panel issued various preliminary evidentiary rulings. The arbitration hearing took place in Albuquerque, New

Mexico on June 26-30, 2006. The arbitration panel is expected to issue its decision in August, 2006.

     J. Casper Heimann, Pecos Slope Royalty Trust and Rio Petro LTD,

individually and on behalf of all other private royalty and overriding royalty owners in the Bravo Dome Carbon Dioxide Unit, New Mexico similarly situated v.

Kinder Morgan CO2 Company, L.P., No. 04-26-CL (8th Judicial District Court,

Union County New Mexico)

     This case involves a purported class action against Kinder Morgan CO2

Company, L.P. alleging that it has failed to pay the full royalty and overriding royalty ("royalty interests") on the true and proper settlement value of compressed carbon dioxide produced from the Bravo Dome Unit in the period beginning January 1, 2000. The complaint purports to assert claims for violation of the New Mexico Unfair Practices Act, constructive fraud, breach of contract and of the covenant of good faith and fair dealing, breach of the implied covenant to market, and claims for an accounting, unjust enrichment, and injunctive relief. The purported class is comprised of current and former owners, during the period January 2000 to the present, who have private property royalty interests burdening the oil and gas leases held by the defendant,

excluding the Commissioner of Public Lands, the United States of America, and

those private royalty interests that are not unitized as part of the Bravo Dome

Unit. The plaintiffs allege that they were members of a class previously certified as a class action by the United States District Court for the District of New Mexico in the matter Doris Feerer, et al. v. Amoco Production Company, et

al., USDC N.M. Civ. No. 95-0012 (the "Feerer Class Action"). Plaintiffs allege that Kinder Morgan CO2 Company's method of paying royalty interests is contrary to the settlement of the Feerer Class Action. Kinder Morgan CO2 Company has

filed a motion to compel arbitration of this matter pursuant to the arbitration provisions contained in the Feerer Class Action settlement agreement, which motion was denied by the trial court. An appeal of that ruling has been filed and is pending before the New Mexico Court of Appeals. Oral arguments took place before the New Mexico Court of Appeals on March 23, 2006. No date for arbitration or trial is currently set.

     In addition to the matters listed above, various audits and administrative inquiries concerning Kinder Morgan CO2 Company L.P.'s royalty and tax payments on carbon dioxide produced from the McElmo Dome Unit are currently ongoing.

These audits and inquiries involve various federal agencies, the State of

Colorado, the Colorado oil and gas commission, and Colorado county taxing authorities.

     Commercial Litigation Matters

     Union Pacific Railroad Company Easements

     SFPP, L.P. and Union Pacific Railroad Company (the successor to Southern

Pacific Transportation Company and referred to in this report as UPRR) are engaged in two proceedings to determine the extent, if any, to which the rent payable by SFPP for the use of pipeline easements on rights-of-way held by UPRR should be adjusted pursuant to existing contractual arrangements for each of the ten year periods beginning January 1, 1994 and January 1, 2004

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(Southern Pacific Transportation Company vs. Santa Fe Pacific Corporation, SFP

Properties, Inc., Santa Fe Pacific Pipelines, Inc., SFPP, L.P., et al., Superior

Court of the State of California for the County of San Francisco, filed August

31, 1994; and Union Pacific Railroad Company vs. Santa Fe Pacific Pipelines,

Inc., SFPP, L.P., Kinder Morgan Operating L.P. "D", Kinder Morgan G.P., Inc., et

al., Superior Court of the State of California for the County of Los Angeles,

filed July 28, 2004).

     With regard to the first proceeding, covering the ten year period beginning

January 1, 1994, the trial court, on July 16, 2003, set the rent for years 1994

- 2003 at approximately $5.0 million per year as of January 1, 1994, subject to annual inflation increases throughout the ten year period. On February 23, 2005,

the California Court of Appeals affirmed the trial court's ruling, except that it reversed a small portion of the decision and remanded it back to the trial court for determination. On remand, the trial court held that there was no adjustment to the rent relating to the portion of the decision that was reversed, but awarded Southern Pacific Transportation Company interest on rental amounts owing as of May 7, 1997.

     In April 2006, we paid UPRR $15.3 million in satisfaction of our rental obligations through December 31, 2003. However, we do not believe that the assessment of interest awarded Southern Pacific Transportation Company on rental amounts owing as of May 7, 1997 was proper, and we are seeking appellate review of the interest award. In July 2006, the Court of Appeals disallowed the award of interest.

     In addition, SFPP, L.P. and UPRR are engaged in a second proceeding to determine the extent, if any, to which the rent payable by SFPP for the use of pipeline easements on rights-of-way held by UPRR should be adjusted pursuant to existing contractual arrangements for the ten year period beginning January 1,

2004 (Union Pacific Railroad Company vs. Santa Fe Pacific Pipelines, Inc., SFPP,

L.P., Kinder Morgan Operating L.P. "D", Kinder Morgan G.P., Inc., et al.,

Superior Court of the State of California for the County of Los Angeles, filed

July 28, 2004). SFPP was served with this lawsuit on August 17, 2004. SFPP expects that the trial in this matter will occur in late 2006.

     SFPP and UPRR are also engaged in multiple disputes over the circumstances under which SFPP must pay for a relocation of its pipeline within the UPRR right of way and the safety standards that govern relocations. SFPP believes that it must pay for relocation of the pipeline only when so required by the railroad's common carrier operations, and in doing so, it need only comply with standards set forth in the federal Pipeline Safety Act in conducting relocations. In July

2006, a trial before a judge regarding the circumstances under which we must pay for relocations concluded, and a decision from the judge is expected in the third quarter of 2006. In addition, UPRR contends that it has complete discretion to cause the pipeline to be relocated at SFPP's expense at any time and for any reason, and that SFPP must comply with the more expensive American

Railway Engineering and Maintenance-of-Way standards. Each party is seeking declaratory relief with respect to its positions regarding relocations.

     It is difficult to quantify the effects of the outcome of these cases on

SFPP because SFPP does not know UPRR's plans for projects or other activities that would cause pipeline relocations. Even if SFPP is successful in advancing its positions, significant relocations for which SFPP must nonetheless bear the expense (i.e. for railroad purposes, with the standards in the federal Pipeline

Safety Act applying) would have an adverse effect on our financial position and results of operations. These effects would be even greater in the event SFPP is unsuccessful in one or more of these litigations.

     RSM Production Company, et al. v. Kinder Morgan Energy Partners, L.P., et

al. (Cause No. 4519, in the District Court, Zapata County Texas, 49th Judicial

District).

     On October 15, 2001, Kinder Morgan Energy Partners, L.P. was served with the First Supplemental Petition filed by RSM Production Corporation on behalf of the County of Zapata, State of Texas and Zapata County Independent School

District as plaintiffs. Kinder Morgan Energy Partners, L.P. was sued in addition to 15 other defendants, including two other Kinder Morgan affiliates. Certain entities we acquired in the Kinder Morgan Tejas acquisition are also defendants in this matter. The Petition alleges that these taxing units relied on the reported volume and analyzed heating content of natural gas produced from the wells located within the appropriate taxing jurisdiction in order to properly assess the value of mineral interests in place. The suit further alleges that the defendants undermeasured the volume and heating content of that natural gas produced from privately owned wells in Zapata County, Texas. The Petition further alleges that the County and School District were deprived of ad valorem tax revenues as a result of the alleged undermeasurement of the natural gas by the defendants. On December 15, 2001, the defendants filed motions to transfer venue on jurisdictional grounds. On June 12, 2003, plaintiff served

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discovery requests on certain defendants. On July 11, 2003, defendants moved to stay any responses to such discovery.

     United States of America, ex rel., Jack J. Grynberg v. K N Energy (Civil

Action No. 97-D-1233, filed in the U.S. District Court, District of Colorado).

     This action was filed on June 9, 1997 pursuant to the federal False Claims

Act and involves allegations of mismeasurement of natural gas produced from federal and Indian lands. The Department of Justice has decided not to intervene in support of the action. The complaint is part of a larger series of similar complaints filed by Mr. Grynberg against 77 natural gas pipelines (approximately

330 other defendants). Certain entities we acquired in the Kinder Morgan Tejas acquisition are also defendants in this matter. An earlier single action making substantially similar allegations against the pipeline industry was dismissed by

Judge Hogan of the U.S. District Court for the District of Columbia on grounds of improper joinder and lack of jurisdiction. As a result, Mr. Grynberg filed individual complaints in various courts throughout the country. In 1999, these cases were consolidated by the Judicial Panel for Multidistrict Litigation, and

transferred to the District of Wyoming. The multidistrict litigation matter is called In Re Natural Gas Royalties Qui Tam Litigation, Docket No. 1293. Motions

to dismiss were filed and an oral argument on the motion to dismiss occurred on

March 17, 2000. On July 20, 2000, the United States of America filed a motion to dismiss those claims by Grynberg that deal with the manner in which defendants valued gas produced from federal leases, referred to as valuation claims. Judge

Downes denied the defendant's motion to dismiss on May 18, 2001. The United

States' motion to dismiss most of plaintiff's valuation claims has been granted by the court. Grynberg has appealed that dismissal to the 10th Circuit, which has requested briefing regarding its jurisdiction over that appeal.

Subsequently, Grynberg's appeal was dismissed for lack of appellate jurisdiction. Discovery to determine issues related to the Court's subject matter jurisdiction arising out of the False Claims Act is complete. Briefing has been completed and oral arguments on jurisdiction were held before the

Special Master on March 17 and 18, 2005. On May 7, 2003, Grynberg sought leave to file a Third Amended Complaint, which adds allegations of undermeasurement related to carbon dioxide production. Defendants have filed briefs opposing leave to amend. Neither the Court nor the Special Master has ruled on Grynberg's

Motion to Amend.

     On May 13, 2005, the Special Master issued his Report and Recommendations to Judge Downes in the In Re Natural Gas Royalties Qui Tam Litigation, Docket

No. 1293. The Special Master found that there was a prior public disclosure of the mismeasurement fraud Grynberg alleged, and that Grynberg was not an original source of the allegations. As a result, the Special Master recommended dismissal of the Kinder Morgan defendants on jurisdictional grounds. On June 27, 2005,

Grynberg filed a motion to modify and partially reverse the Special Master's recommendations and the Defendants filed a motion to adopt the Special Master's recommendations with modifications. An oral argument was held on December 9,

2005 on the motions concerning the Special Master's recommendations. It is likely that Grynberg will appeal any dismissal to the 10th Circuit Court of

Appeals.

     Weldon Johnson and Guy Sparks, individually and as Representative of Others

Similarly Situated v. Centerpoint Energy, Inc. et. al., No. 04-327-2 (Circuit

Court, Miller County Arkansas).

     On October 8, 2004, plaintiffs filed the above-captioned matter against numerous defendants including Kinder Morgan Texas Pipeline L.P.; Kinder Morgan

Energy Partners, L.P.; Kinder Morgan G.P., Inc.; KM Texas Pipeline, L.P.; Kinder

Morgan Texas Pipeline G.P., Inc.; Kinder Morgan Tejas Pipeline G.P., Inc.;

Kinder Morgan Tejas Pipeline, L.P.; Gulf Energy Marketing, LLC; Tejas Gas, LLC;

and MidCon Corp. (the "Kinder Morgan Defendants"). The complaint purports to bring a class action on behalf of those who purchased natural gas from the

CenterPoint defendants from October 1, 1994 to the date of class certification.

     The complaint alleges that CenterPoint Energy, Inc., by and through its affiliates, has artificially inflated the price charged to residential consumers for natural gas that it allegedly purchased from the non-CenterPoint defendants,

including the above-listed Kinder Morgan entities. The complaint further alleges that in exchange for CenterPoint's purchase of such natural gas at above market prices, the non-CenterPoint defendants, including the above-listed Kinder Morgan entities, sell natural gas to CenterPoint's non-regulated affiliates at prices substantially below market, which in turn sells such natural gas to commercial and industrial consumers and gas marketers at market price. The complaint purports to assert claims for fraud, unlawful enrichment and civil conspiracy against all of the defendants, and seeks relief in the form of actual, exemplary and punitive damages, interest, and attorneys'

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fees. The parties have recently concluded jurisdictional discovery and various defendants have filed motions arguing that the Arkansas courts lack personal jurisdiction over them. The Court has not yet ruled on these motions. Based on the information available to date and our preliminary investigation, the Kinder

Morgan Defendants believe that the claims against them are without merit and intend to defend against them vigorously.

     Cannon Interests-Houston v. Kinder Morgan Texas Pipeline, L.P., No.

2005-36174 (333rd Judicial District, Harris County, Texas).

     On June 6, 2005, after unsuccessful mediation, Cannon Interests sued Kinder

Morgan Texas Pipeline, L.P., referred to in this report as KMTP, and alleged breach of contract for the purchase of natural gas storage capacity and for failure to pay under a profit-sharing arrangement. KMTP counterclaimed that

Cannon Interests failed to provide it with five billion cubic feet of winter storage capacity in breach of the contract. The plaintiff was claiming approximately $13 million in damages. In May 2006, the parties entered into a confidential settlement that resolved all claims in this matter. The case has been dismissed.

     Federal Investigation at Cora and Grand Rivers Coal Facilities

     On June 22, 2005, we announced that the Federal Bureau of Investigation is conducting an investigation related to our coal terminal facilities located in

Rockwood, Illinois and Grand Rivers, Kentucky. The investigation involves certain coal sales from our Cora, Illinois and Grand Rivers, Kentucky coal terminals that occurred from 1997 through 2001. During this time period, we sold excess coal from these two terminals for our own account, generating less than

$15 million in total net sales. Excess coal is the weight gain that results from moisture absorption into existing coal during transit or storage and from scale inaccuracies, which are typical in the industry. During the years 1997 through

1999, we collected, and, from 1997 through 2001, we subsequently sold, excess coal for our own account, as we believed we were entitled to do under then-existing customer contracts.

     We have conducted an internal investigation of the allegations and discovered no evidence of wrongdoing or improper activities at these two terminals. Furthermore, we have contacted customers of these terminals during the applicable time period and have offered to share information with them regarding our excess coal sales. Over the five year period from 1997 to 2001, we moved almost 75 million tons of coal through these terminals, of which less than

1.4 million tons were sold for our own account (including both excess coal and coal purchased on the open market). We have not added to our inventory of excess coal since 1999 and we have not sold coal for our own account since 2001, except for minor amounts of scrap coal. In September 2005 and subsequent thereto, we responded to a subpoena in this matter by producing a large volume of documents,

which, we understand, are being reviewed by the FBI and auditors from the

Tennessee Valley Authority, which is a customer of the Cora and Grand Rivers terminals. We are cooperating fully with federal law enforcement authorities in this investigation, and expect several of our officers and employees to be interviewed formally by federal authorities. We do not expect that the resolution of the investigation will have a material adverse impact on our business, financial position, results of operations or cash flows.

     Queen City Railcar Litigation

     Claims asserted by residents and businesses. On August 28, 2005, a railcar containing the chemical styrene began leaking styrene gas in Cincinnati, Ohio while en route to our Queen City Terminal. The railcar was sent by the Westlake

Chemical Corporation from Louisiana, transported by Indiana & Ohio Railway, and consigned to Westlake at its dedicated storage tank at Queen City Terminals,

Inc., a subsidiary of Kinder Morgan Bulk Terminals, Inc. The railcar leak resulted in the evacuation of many residents and the alleged temporary closure of several businesses in the Cincinnati area. Within three weeks of the incident, seven separate class action complaints were filed in the Hamilton

County Court of Common Pleas, including case numbers: A0507115, A0507120,

A0507121, A0507149, A0507322, A0507332, and A0507913. In addition, a complaint was filed by the city of Cincinnati, described further below.

     On September 28, 2005, the court consolidated the complaints under consolidated case number A0507913. Concurrently, thirteen designated class representatives filed a Master Class Action Complaint against Westlake Chemical

Corporation, Indiana and Ohio Railway Corporation, Queen City Terminals, Inc.,

Kinder Morgan Liquids Terminals, LLC, Kinder Morgan GP, Inc. and Kinder Morgan

Energy Partners, L.P. (collectively, referred to in this report as the defendants), in the Hamilton County Court of Common Pleas, case number A0507105.

The complaint

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alleges negligence, absolute nuisance, nuisance, trespass, negligence per se,

and strict liability against all defendants stemming from the styrene leak. The complaint seeks compensatory damages in excess of $25,000, punitive damages, pre and post-judgment interest, and attorney fees. The claims against the Indiana and Ohio Railway and Westlake are based generally on an alleged failure to deliver the railcar in a timely manner which allegedly caused the styrene to become unstable and leak from the railcar. The plaintiffs allege that we had a legal duty to monitor the movement of the railcar en route to our terminal and guarantee its timely arrival in a safe and stable condition.

     On October 28, 2005, we filed an answer denying the material allegations of the complaint. On December 1, 2005, the plaintiffs filed a motion for class certification. On December 12, 2005, we filed a motion for an extension of time to respond to plaintiffs' motion for class certification in order to conduct discovery regarding class certification. On February 10, 2006, the court granted our motion for additional time to conduct class discovery.

     In June, 2006, the parties reached an agreement to partially settle the class action suit. On June 29, 2006, the plaintiffs filed an unopposed motion for conditional certification of a settlement class. The settlement provides for a fund of $2.0 million to distribute to residents within the evacuation zone

("Zone 1") and residents immediately adjacent to the evacuation zone ("Zone 2").

Persons in Zones 1 and 2 reside within approximately one mile from the site of the incident. The court preliminarily approved the partial class action settlement on July 7, 2006. Kinder Morgan agreed to participate in and fund a minor percentage of the settlement. A fairness hearing will occur on August 18,

2006 for the purpose of establishing final approval of the partial settlement.

In the event the settlement is finally approved on August 18, 2006, certain claims by other residents and businesses shall remain pending. Specifically, the settlement does not apply to purported class action claims by residents in outlying geographic zones more than one mile from the site of the incident.

Defendants deny liability to such other residents in outlying geographic zones and intend to vigorously defend such claims. In addition, the non-Kinder Morgan defendants have agreed to settle remaining claims asserted by businesses and will obtain a release of such claims favoring all defendants, including Kinder

Morgan and its affiliates, subject to the retention by all defendants of their claims against each other for contribution and indemnity. Kinder Morgan expects that a claim will be asserted by other defendants against Kinder Morgan seeking contribution or indemnity for any settlements funded exclusively by other defendants, and Kinder Morgan expects to vigorously defend against any such claims.

     Claims asserted by the city of Cincinnati. On September 6, 2005, the city of Cincinnati, the plaintiff, filed a complaint on behalf of itself and in parens patriae against Westlake, Indiana and Ohio Railway, Kinder Morgan Liquids

Terminals, LLC, Queen City Terminals, Inc. and Kinder Morgan GP, Inc. in the

Court of Common Pleas, Hamilton County, Ohio, case number A0507323. Plaintiff's complaint arose out of the same railcar incident reported immediately above. The plaintiff's complaint alleges public nuisance, negligence, strict liability, and trespass. The complaint seeks compensatory damages in excess of $25,000,

punitive damages, pre and post-judgment interest, and attorney fees. On

September 28, 2005, Kinder Morgan filed a motion to dismiss the parens patriae claim. On December 15, 2005, Kinder Morgan filed a motion for summary judgment.

The city will respond to the pending motions no later than August 18, 2006. Oral argument will be heard on October 20, 2006. The parties agreed to stay discovery until after October 20, 2006, if necessary. No trial date has been established.

     Leukemia Cluster Litigation

     We are a party to several lawsuits in Nevada that allege that the plaintiffs have developed leukemia as a result of exposure to harmful substances. Based on the information available to date, our own preliminary investigation, and the positive results of investigations conducted by State and

Federal agencies, we believe that the claims against us in these matters are without merit and intend to defend against them vigorously. The following is a summary of these cases.

     Marie Snyder, et al v. City of Fallon, United States Department of the

Navy, Exxon Mobil Corporation, Kinder Morgan Energy Partners, L.P., Speedway Gas

Station and John Does I-X, No. cv-N-02-0251-ECR-RAM (United States District

Court, District of Nevada)("Snyder"); Frankie Sue Galaz, et al v. United States

of America, City of Fallon, Exxon Mobil Corporation, Kinder Morgan Energy

Partners, L.P., Berry Hinckley, Inc., and John Does I-X, No.

cv-N-02-0630-DWH-RAM (United States District Court, District of Nevada)("Galaz

I"); Frankie Sue Galaz, et al v. City of Fallon, Exxon Mobil Corporation, Kinder

Morgan Energy Partners, L.P., Kinder Morgan G.P., Inc., Kinder Morgan Las Vegas,

LLC, Kinder Morgan Operating Limited Partnership "D", Kinder Morgan Services

LLC, Berry Hinkley and Does I-X, No. CV03-03613 (Second Judicial District Court,

State of Nevada, County of

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Washoe) ("Galaz II"); Frankie Sue Galaz, et al v. The United States of America,

the City of Fallon, Exxon Mobil Corporation, Kinder Morgan Energy Partners,

L.P., Kinder Morgan G.P., Inc., Kinder Morgan Las Vegas, LLC, Kinder Morgan

Operating Limited Partnership "D", Kinder Morgan Services LLC, Berry Hinkley and

Does I-X, No.CVN03-0298-DWH-VPC (United States District Court, District of

Nevada)("Galaz III")

     On July 9, 2002, we were served with a purported complaint for class action in the Snyder case, in which the plaintiffs, on behalf of themselves and others similarly situated, assert that a leukemia cluster has developed in the City of

Fallon, Nevada. The complaint alleges that the plaintiffs have been exposed to unspecified "environmental carcinogens" at unspecified times in an unspecified manner and are therefore "suffering a significantly increased fear of serious disease." The plaintiffs seek a certification of a class of all persons in

Nevada who have lived for at least three months of their first ten years of life in the City of Fallon between the years 1992 and the present who have not been diagnosed with leukemia.

     The complaint purports to assert causes of action for nuisance and "knowing concealment, suppression, or omission of material facts" against all defendants,

and seeks relief in the form of "a court-supervised trust fund, paid for by defendants, jointly and severally, to finance a medical monitoring program to deliver services to members of the purported class that include, but are not limited to, testing, preventative screening and surveillance for conditions resulting from, or which can potentially result from exposure to environmental carcinogens," incidental damages, and attorneys' fees and costs.

     The defendants responded to the complaint by filing motions to dismiss on the grounds that it fails to state a claim upon which relief can be granted. On

November 7, 2002, the United States District Court granted the motion to dismiss filed by the United States, and further dismissed all claims against the remaining defendants for lack of Federal subject matter jurisdiction. Plaintiffs filed a motion for reconsideration and leave to amend, which was denied by the court on December 30, 2002. Plaintiffs filed a notice of appeal to the United

States Court of Appeals for the 9th Circuit. On March 15, 2004, the 9th Circuit

affirmed the dismissal of this case.

     On December 3, 2002, plaintiffs filed an additional complaint for class action in the Galaz I matter asserting the same claims in the same court on behalf of the same purported class against virtually the same defendants,

including us. On February 10, 2003, the defendants filed motions to dismiss the

Galaz I Complaint on the grounds that it also fails to state a claim upon which relief can be granted. This motion to dismiss was granted as to all defendants on April 3, 2003. Plaintiffs filed a notice of appeal to the United States Court of Appeals for the 9th Circuit. On November 17, 2003, the 9th Circuit dismissed the appeal, upholding the District Court's dismissal of the case.

     On June 20, 2003, plaintiffs filed an additional complaint for class action

(the "Galaz II" matter) asserting the same claims in Nevada State trial court on behalf of the same purported class against virtually the same defendants,

including us (and excluding the United States Department of the Navy). On

September 30, 2003, the Kinder Morgan defendants filed a motion to dismiss the

Galaz II Complaint along with a motion for sanctions. On April 13, 2004,

plaintiffs' counsel voluntarily stipulated to a dismissal with prejudice of the entire case in State Court. The court has accepted the stipulation and the case was dismissed on April 27, 2004.

     Also on June 20, 2003, the plaintiffs in the previously filed Galaz matters

(now dismissed) filed yet another complaint for class action in the United

States District Court for the District of Nevada (the "Galaz III" matter)

asserting the same claims in United States District Court for the District of

Nevada on behalf of the same purported class against virtually the same defendants, including us. The Kinder Morgan defendants filed a motion to dismiss the Galaz III matter on August 15, 2003. On October 3, 2003, the plaintiffs filed a motion for withdrawal of class action, which voluntarily drops the class action allegations from the matter and seeks to have the case proceed on behalf of the Galaz family only. On December 5, 2003, the District Court granted the

Kinder Morgan defendants' motion to dismiss, but granted plaintiff leave to file a second amended complaint. Plaintiff filed a second amended complaint on

December 13, 2003, and a third amended complaint on January 5, 2004. The Kinder

Morgan defendants filed a motion to dismiss the third amended complaint on

January 13, 2004. The motion to dismiss was granted with prejudice on April 30,

2004. On May 7, 2004, plaintiff filed a notice of appeal in the United States

Court of Appeals for the 9th Circuit. On March 31, 2006, the 9th Circuit

affirmed the District Court's dismissal of the case. On April 27, 2006,

plaintiff filed a motion for an en banc review of this decision by the full 9th

Circuit Court of Appeals. This motion was denied by the 9th Circuit Court of

Appeals on May 25, 2006.

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

     Richard Jernee, et al v. Kinder Morgan Energy Partners, et al, No.

CV03-03482 (Second Judicial District Court, State of Nevada, County of Washoe)

("Jernee").

     On May 30, 2003, a separate group of plaintiffs, individually and on behalf of Adam Jernee, filed a civil action in the Nevada State trial court against us and several Kinder Morgan related entities and individuals and additional unrelated defendants. Plaintiffs in the Jernee matter claim that defendants negligently and intentionally failed to inspect, repair and replace unidentified segments of their pipeline and facilities, allowing "harmful substances and emissions and gases" to damage "the environment and health of human beings."

Plaintiffs claim that "Adam Jernee's death was caused by leukemia that, in turn,

is believed to be due to exposure to industrial chemicals and toxins."

Plaintiffs purport to assert claims for wrongful death, premises liability,

negligence, negligence per se, intentional infliction of emotional distress,

negligent infliction of emotional distress, assault and battery, nuisance,

fraud, strict liability (ultra hazardous acts), and aiding and abetting, and seek unspecified special, general and punitive damages. The Jernee case has been consolidated for pretrial purposes with the Sands case (see below). Plaintiffs have filed a third amended complaint and all defendants filed motions to dismiss all causes of action excluding plaintiffs' cause of action for negligence.

Defendants also filed motions to strike portions of the complaint. By order dated May 5, 2006, the Court granted defendants' motions to dismiss as to the counts purporting to assert claims for fraud, but denied defendants' motions to dismiss as to the remaining counts, as well as defendants' motions to strike.

The parties are in the process of scheduling a case management conference and anticipate that discovery will begin in the near term.

     Floyd Sands, et al v. Kinder Morgan Energy Partners, et al, No. CV03-05326

(Second Judicial District Court, State of Nevada, County of Washoe) ("Sands").

     On August 28, 2003, a separate group of plaintiffs, represented by the counsel for the plaintiffs in the Jernee matter, individually and on behalf of

Stephanie Suzanne Sands, filed a civil action in the Nevada State trial court against us and several Kinder Morgan related entities and individuals and additional unrelated defendants. The Kinder Morgan defendants were served with the complaint on January 10, 2004. Plaintiffs in the Sands matter claim that defendants negligently and intentionally failed to inspect, repair and replace unidentified segments of their pipeline and facilities, allowing "harmful substances and emissions and gases" to damage "the environment and health of human beings." Plaintiffs claim that Stephanie Suzanne Sands' death was caused by leukemia that, in turn, is believed to be due to exposure to industrial chemicals and toxins. Plaintiffs purport to assert claims for wrongful death,

premises liability, negligence, negligence per se, intentional infliction of emotional distress, negligent infliction of emotional distress, assault and battery, nuisance, fraud, strict liability (ultra hazardous acts), and aiding and abetting, and seek unspecified special, general and punitive damages. The

Sands case has been consolidated for pretrial purposes with the Jernee case (see above). Plaintiffs have filed a third amended complaint and all defendants filed motions to dismiss all causes of action excluding plaintiffs' cause of action for negligence. Defendants also filed motions to strike portions of the complaint. By order dated May 5, 2006, the Court granted defendants' motions to dismiss as to the counts purporting to assert claims for fraud, but denied defendants' motions to dismiss as to the remaining counts, as well as defendants' motions to strike. The parties are in the process of scheduling a case management conference and anticipate that discovery will begin in the near term.

     Pipeline Integrity and Releases

     Meritage Homes Corp., Monterey Homes Construction, Inc., and Monterey Homes

Arizona, Inc. v. Kinder Morgan Energy Partners, L.P. and SFPP Limited

Partnership, No. CIV 05 021 TUCCKJ, United States District Court, Arizona.

     On January 28, 2005, Meritage Homes Corp. and its above-named affiliates filed a complaint in the above-entitled action against Kinder Morgan Energy

Partners, L.P. and SFPP, L.P. The plaintiffs are homebuilders who constructed a subdivision known as Silver Creek II located in Tucson, Arizona. Plaintiffs allege that, as a result of a July 30, 2003 pipeline rupture and accompanying release of petroleum products, soil and groundwater adjacent to, on and underlying portions of Silver Creek II became contaminated. Plaintiffs allege that they have incurred and continue to incur costs, damages and expenses associated with the delay of closings of home sales within Silver Creek II and damage to their reputation and goodwill as a result of the rupture and release.

Plaintiffs' complaint purports to assert claims for negligence, breach of contract, trespass, nuisance, strict liability, subrogation and

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indemnity, and negligence per se. Plaintiffs seek "no less than $1.5 million in compensatory damages and necessary response costs," a declaratory judgment,

interest, punitive damages and attorneys' fees and costs. The parties have executed a settlement agreement and release of all claims and counterclaims in the above captioned matter, and anticipate filing a Stipulation of Dismissal with the Court in August 2006.

     Walnut Creek, California Pipeline Rupture

     On November 9, 2004, Mountain Cascade, Inc., a third-party contractor on a water main installation project hired by East Bay Municipal Utility District

("EBMUD"), struck and ruptured an underground petroleum pipeline owned and operated by SFPP, L.P. in Walnut Creek, California. An explosion occurred immediately following the rupture that resulted in five fatalities and several injuries to employees or contractors of Mountain Cascade. The explosion and fire also caused other property damage.

     On May 5, 2005, the California Division of Occupational Safety and Health

("CalOSHA") issued two civil citations against us relating to this incident assessing civil fines of $140,000 based upon our alleged failure to mark the location of the pipeline properly prior to the excavation of the site by the contractor. CalOSHA, with the assistance of the Contra Costa County District

Attorney's office, is continuing to investigate the facts and circumstances surrounding the incident for possible criminal violations. In addition, on June

27, 2005, the Office of the California State Fire Marshal, Pipeline Safety

Division ("CSFM") issued a Notice of Violation against us which also alleges that we did not properly mark the location of the pipeline in violation of state and federal regulations. The CSFM assessed a proposed civil penalty of $500,000.

The location of the incident was not our work site, nor did we have any direct involvement in the water main replacement project. We believe that SFPP acted in accordance with applicable law and regulations, and further that according to

California law, excavators, such as the contractor on the project, must take the necessary steps (including excavating with hand tools) to confirm the exact location of a pipeline before using any power operated or power driven excavation equipment. Accordingly, we disagree with certain of the findings of

CalOSHA and the CSFM, and we have appealed the civil penalties while, at the same time, continuing to work cooperatively with CalOSHA and the CSFM to resolve these matters.

     As a result of the accident, fifteen separate lawsuits have been filed.

Eleven are personal injury and wrongful death actions. These are: Knox, et al.

v.. Mountain Cascade, et al. (Contra Costa Sup. Ct. Case No. C 05-00281); Farley

v. Mountain Cascade, et al. (Contra Costa Sup. Ct. Case No. C 05-01573); Reyes,

et al. v. East Bay Municipal Utility District, et al. (Alameda Sup. Ct. Case No.

RG-05-207720); Arias, et al. v. Kinder Morgan, et al. (Alameda Sup. Ct. Case No.

RG-05-195567); Angeles, et al. v. Kinder Morgan, et al. (Alameda Sup. Ct. Case

No. RG-05-195680); Ramos, et al. v. East Bay Municipal Utility District, et al.

(Contra Costa County Superior Court Case No. C05-01840); Taylor, et al. v. East

Bay Municipal Utility District, et al. (Contra Costa County Superior Court Case

No. C05-02306); Becerra v. Kinder Morgan Energy Partners, L.P., et al., (Contra

Costa County Superior Court Case No. C05-02451); Im, et al. v. Kinder Morgan,

Inc. et al. (Contra Costa County Superior Court Case No. C05-02077); Paasch, et

al. v. East Bay Municipal Utility District, et al. (Contra Costa County Superior

Court Case No. C05-01844); and Fuentes et al. v. Kinder Morgan, et al. (Contra

Costa County Superior Court Case No. C05-02286). These complaints all allege,

among other things, that SFPP/Kinder Morgan failed to properly field mark the area where the accident occurred. All of these plaintiffs seek compensatory and punitive damages. These complaints also allege that the general contractor who struck the pipeline, Mountain Cascade, Inc. ("MCI"), and EBMUD were at fault for negligently failing to locate the pipeline. Some of these complaints also name various engineers on the project for negligently failing to draw up adequate plans indicating the bend in the pipeline. A number of these actions also name

Comforce Technical Services as a defendant. Comforce supplied SFPP with temporary employees/independent contractors who performed line marking and inspections of the pipeline on behalf of SFPP. Some of these complaints also named various governmental entities--such as the City of Walnut Creek, Contra

Costa County, and the Contra Costa Flood Control and Water Conservation

District--as defendants.

     Two of the fifteen suits are related to alleged damage to a residence near the accident site. These are: USAA v. East Bay Municipal Utility District, et

al., (Contra Costa County Superior Court Case No. C05-02128); and Chabot v. East

Bay Municipal Utilities District, et al., (Contra Costa Superior Court Case No.

C05-02312). The remaining two suits are by MCI and the welding subcontractor,

Matamoros. These are: Matamoros v. Kinder Morgan Energy Partners, L.P., et al.,

(Contra Costa County Superior Court Case No. C05-02349); and Mountain Cascade,

Inc. v. Kinder Morgan Energy Partners, L.P., et al, (Contra Costa County

Superior Court Case No. C-05-02576). Like the personal injury and wrongful death suits, these lawsuits allege that SFPP/Kinder Morgan failed to properly mark its

                                       31


pipeline, causing damage to these plaintiffs. The Chabot and USAA plaintiffs allege property damage, while MCI and Matamoros Welding allege damage to their business as a result of SFPP/Kinder Morgan's alleged failures, as well as indemnity and other common law and statutory tort theories of recovery.

     Fourteen of these lawsuits are currently coordinated in Contra Costa County

Superior Court; the fifteenth is expected to be coordinated with the other lawsuits in the near future. There are also several cross-complaints for indemnity between the co-defendants in the coordinated lawsuits.

     Based upon our investigation of the cause of the rupture of SFPP, LP's petroleum pipeline by Mountain Cascade, Inc. and the resulting explosion and fire, we have denied liability for the resulting deaths, injuries and damages,

are vigorously defending against such claims, and seeking contribution and indemnity from the responsible parties. The parties are currently engaged in discovery.

     Cordelia, California

     On April 28, 2004, SFPP, L.P. discovered a spill of diesel fuel into a marsh near Cordelia, California from a section of SFPP's 14-inch Concord to

Sacramento, California pipeline. Estimates indicated that the size of the spill was approximately 2,450 barrels. Upon discovery of the spill and notification to regulatory agencies, a unified response was implemented with the United States

Coast Guard, the California Department of Fish and Game, the Office of Spill

Prevention and Response and SFPP. The damaged section of the pipeline was removed and replaced, and the pipeline resumed operations on May 2, 2004. SFPP has completed recovery of diesel from the marsh and has completed an enhanced biodegradation program for removal of the remaining constituents bound up in soils. The property has been turned back to the owners for its stated purpose.

There will be ongoing monitoring under the oversight of the California Regional

Water Quality Control Board until the site conditions demonstrate there are no further actions required.

     SFPP is currently in negotiations with the United States Environmental

Protection Agency, the United States Fish & Wildlife Service, the California

Department of Fish & Game and the San Francisco Regional Water Quality Control

Board regarding potential civil penalties and natural resource damages assessments. Since the April 2004 release in the Suisun Marsh area near

Cordelia, California, SFPP has cooperated fully with federal and state agencies and has worked diligently to remediate the affected areas. As of December 31,

2005, the remediation was substantially complete.

     Oakland, California

     In February 2005, we were contacted by the U.S. Coast Guard regarding a potential release of jet fuel in the Oakland, California area. Our northern

California team responded and discovered that one of our product pipelines had been damaged by a third party, which resulted in a release of jet fuel which migrated to the storm drain system and the Oakland estuary. We have coordinated the remediation of the impacts from this release, and are investigating the identity of the third party who damaged the pipeline in order to obtain contribution, indemnity, and to recover any damages associated with the rupture.

The United States Environmental Protection Agency, the San Francisco Bay

Regional Water Quality Control Board, the California Department of Fish and

Game, and possibly the County of Alameda are asserting civil penalty claims with respect to this release. We are currently in settlement negotiations with these agencies. We will vigorously contest any unsupported, duplicative or excessive civil penalty claims, but hope to be able to resolve the demands by each governmental entity through out-of-court settlements.

     Donner Summit, California

     In April 2005, our SFPP pipeline in Northern California, which transports refined petroleum products to Reno, Nevada, experienced a failure in the line from external damage, resulting in a release of product that affected a limited area adjacent to the pipeline near the summit of Donner Pass. The release was located on land administered by the Forest Service, an agency within the U.S.

Department of Agriculture. Initial remediation has been conducted in the immediate vicinity of the pipeline. All agency requirements have been met and the site will be closed upon completion of the remediation. We have received civil penalty claims on behalf of the United States Environmental Protection

Agency, the California Department of Fish and Game, and the Lahontan Regional

Water Quality Control Board. We are currently in settlement negotiations with these agencies. We will vigorously contest any

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

unsupported, duplicative or excessive civil penalty claims, but hope to be able to resolve the demands by each governmental entity through out-of-court settlements.

     Baker, California

     In November 2004, near Baker, California, our CALNEV Pipeline experienced a failure in its pipeline from external damage, resulting in a release of gasoline that affected approximately two acres of land in the high desert administered by

The Bureau of Land Management, an agency within the U.S. Department of the

Interior. Remediation has been conducted and continues for product in the soils.

All agency requirements have been met and the site will be closed upon completion of the soil remediation. The State of California Department of Fish &

Game has alleged a small natural resource damage claim that is currently under review. CALNEV expects to work cooperatively with the Department of Fish & Game to resolve this claim.

     Henrico County, Virginia

     On April 17, 2006, Plantation Pipeline, which transports refined petroleum products across the southeastern United States and which is 51.17% owned and operated by us, experienced a pipeline release of turbine fuel from its 12-inch pipeline. The release occurred in a residential area and impacted adjacent homes, yards and common areas, as well as a nearby stream. The released product did not ignite and there were no deaths or injuries. Plantation currently estimates the amount of product released to be approximately 665 barrels.

Immediately following the release, the pipeline was shut down and emergency remediation activities were initiated. Remediation and monitoring activities are ongoing under the supervision of the United States Environmental Protection

Agency (referred to in this report as the EPA) and the Virginia Department of

Environmental Quality. Repairs to the pipeline were completed on April 19, 2006 with the approval of the United States Department of Transportation, Pipeline

and Hazardous Materials Safety Administration, referred to in this report as the

PHMSA, and pipeline service resumed on April 20, 2006. On April 20, 2006, the

PHMSA issued a Corrective Action Order which, among other things, requires that

Plantation maintain a 20% reduction in the operating pressure along the pipeline between the Richmond and Newington, Virginia pump stations while the cause is investigated and a remediation plan is proposed and approved by PHMSA. The cause of the release is related to an original pipe manufacturing seam defect.

     Dublin, California

     In June 2006, near Dublin, California, our SFPP pipeline, which transports refined petroleum products to San Jose, California, experienced a failure,

resulting in a release of product that affected a limited area along a recreation path known as the Iron Horse Trail. Product impacts were primarily limited to backfill of utilities crossing the pipeline. The release was located on land administered by Alameda County, California. Remediation and monitoring activities are ongoing under the supervision of The State of California

Department of Fish & Game. The cause of the release is currently under investigation.

     Proposed Office of Pipeline Safety Civil Penalty and Compliance Order

     On July 15, 2004, the U.S. Department of Transportation's Pipeline and

Hazardous Materials Safety Administration (PHMSA) issued a Proposed Civil

Penalty and Proposed Compliance Order concerning alleged violations of certain federal regulations concerning our products pipeline integrity management program. The violations alleged in the proposed order are based upon the results of inspections of our integrity management program at our products pipelines facilities in Orange, California and Doraville, Georgia conducted in April and

June of 2003, respectively. PHMSA sought to have us implement a number of changes to our integrity management program and also to impose a proposed civil penalty of approximately $0.3 million. An administrative hearing was held on

April 11 and 12, 2005, and a final order was issued on June 26, 2006. We have already addressed most of the concerns identified by PHMSA and continue to work with them to ensure that our integrity management program satisfies all applicable regulations. However, we are seeking clarification for portions of this order and have received an extension of time to allow for discussions.

Along with the extension, we reserved our right to seek reconsideration if needed. We have established a reserve for the $0.3 million proposed civil penalty, and this matter is not expected to have a material impact on our business, financial position, results of operations or cash flows.

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     Pipeline and Hazardous Materials Safety Administration Corrective Action

Order

     On August 26, 2005, we announced that we had received a Corrective Action

Order issued by the PHMSA. The corrective order instructs us to comprehensively address potential integrity threats along the pipelines that comprise our

Pacific operations. The corrective order focused primarily on eight pipeline incidents, seven of which occurred in the State of California. The PHMSA attributed five of the eight incidents to "outside force damage," such as third-party damage caused by an excavator or damage caused during pipeline construction.

     Following the issuance of the corrective order, we engaged in cooperative discussions with the PHMSA and we reached an agreement in principle on the terms of a consent agreement with the PHMSA, subject to the PHMSA's obligation to provide notice and an opportunity to comment on the consent agreement to appropriate state officials pursuant to 49 USC Section 60112(c). This comment period closed on March 26, 2006.

     On April 10, 2006, we announced the final consent agreement, which will,

among other things, require us to perform a thorough analysis of recent pipeline incidents, provide for a third-party independent review of our operations and procedural practices, and restructure our internal inspections program.

Furthermore, we have reviewed all of our policies and procedures and are currently implementing various measures to strengthen our integrity management program, including a comprehensive evaluation of internal inspection technologies and other methods to protect our pipelines. We expect to spend approximately $90 million on pipeline integrity activities for our Pacific operations' pipelines over the next five years. Of that amount, approximately

$26 million is related to this consent agreement. We do not expect that our compliance with the consent agreement will have a material adverse effect on our business, financial position, results of operations or cash flows.

     General

     Although no assurances can be given, we believe that we have meritorious defenses to all of these actions. Furthermore, to the extent an assessment of the matter is possible, if it is probable that a liability has been incurred and the amount of loss can be reasonably estimated, we believe that we have established an adequate reserve to cover potential liability. We also believe that these matters will not have a material adverse effect on our business,

financial position, results of operations or cash flows.

     Environmental Matters

     Exxon Mobil Corporation v. GATX Corporation, Kinder Morgan Liquids

Terminals, Inc. and ST Services, Inc.

     On April 23, 2003, Exxon Mobil Corporation filed a complaint in the

Superior Court of New Jersey, Gloucester County. We filed our answer to the complaint on June 27, 2003, in which we denied ExxonMobil's claims and allegations as well as included counterclaims against ExxonMobil. The lawsuit relates to environmental remediation obligations at a Paulsboro, New Jersey liquids terminal owned by ExxonMobil from the mid-1950s through November 1989,

by GATX Terminals Corp. from 1989 through September 2000, and owned currently by

ST Services, Inc. Prior to selling the terminal to GATX Terminals, ExxonMobil performed the environmental site assessment of the terminal required prior to sale pursuant to state law. During the site assessment, ExxonMobil discovered items that required remediation and the New Jersey Department of Environmental

Protection issued an order that required ExxonMobil to perform various remediation activities to remove hydrocarbon contamination at the terminal.

ExxonMobil, we understand, is still remediating the site and has not been removed as a responsible party from the state's cleanup order; however,

ExxonMobil claims that the remediation continues because of GATX Terminals'

storage of a fuel additive, MTBE, at the terminal during GATX Terminals'

ownership of the terminal. When GATX Terminals sold the terminal to ST Services,

the parties indemnified one another for certain environmental matters. When GATX

Terminals was sold to us, GATX Terminals' indemnification obligations, if any,

to ST Services may have passed to us. Consequently, at issue is any indemnification obligation we may owe to ST Services for environmental remediation of MTBE at the terminal. The complaint seeks any and all damages related to remediating MTBE at the terminal, and, according to the New Jersey

Spill Compensation and Control Act, treble damages may be available for actual dollars incorrectly spent by the successful party in the lawsuit for remediating

MTBE at the terminal. The parties have completed limited discovery. In October

2004, the judge assigned to the case dismissed himself from the case based on a conflict, and the new judge has ordered the parties to participate in mandatory mediation. The parties participated in a mediation on November 2, 2005 but no

                                       34

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resolution was reached regarding the claims set out in the lawsuit. At this time, the parties are considering another mediation session but no date is confirmed.

     Other Environmental

     Our Kinder Morgan Transmix Company has been in discussions with the United

States Environmental Protection Agency regarding allegations by the EPA that it violated certain provisions of the Clean Air Act and the Resource Conservation &

Recovery Act. Specifically, the EPA claims that we failed to comply with certain sampling protocols at our Indianola, Pennsylvania transmix facility in violation of the Clean Air Act's provisions governing fuel. The EPA further claims that we improperly accepted hazardous waste at our transmix facility in Indianola.

Finally, the EPA claims that we failed to obtain batch samples of gasoline produced at our Hartford (Wood River), Illinois facility in 2004. In addition to injunctive relief that would require us to maintain additional oversight of our quality assurance program at all of our transmix facilities, the EPA is seeking monetary penalties of $0.6 million.

     We are subject to environmental cleanup and enforcement actions from time to time. In particular, the federal Comprehensive Environmental Response,

Compensation and Liability Act (CERCLA) generally imposes joint and several liability for cleanup and enforcement costs on current or predecessor owners and operators of a site, among others, without regard to fault or the legality of the original conduct. Our operations are also subject to federal, state and local laws and regulations relating to protection of the environment. Although we believe our operations are in substantial compliance with applicable environmental law and regulations, risks of additional costs and liabilities are inherent in pipeline, terminal and carbon dioxide field and oil field operations, and there can be no assurance that we will not incur significant costs and liabilities. Moreover, it is possible that other developments, such as increasingly stringent environmental laws, regulations and enforcement policies thereunder, and claims for damages to property or persons resulting from our operations, could result in substantial costs and liabilities to us.

     We are currently involved in several governmental proceedings involving groundwater and soil remediation efforts under administrative orders or related state remediation programs issued by various regulatory authorities related to compliance with environmental regulations associated with our assets. We have established a reserve to address the costs associated with the cleanup.

     We are also involved with and have been identified as a potentially responsible party in several federal and state superfund sites. Environmental reserves have been established for those sites where our contribution is probable and reasonably estimable. In addition, we are from time to time involved in civil proceedings relating to damages alleged to have occurred as a result of accidental leaks or spills of refined petroleum products, natural gas liquids, natural gas and carbon dioxide.

     See "--Pipeline Integrity and Ruptures" above for information with respect to the environmental impact of recent ruptures of some of our pipelines.

     Although no assurance can be given, we believe that the ultimate resolution of the environmental matters set forth in this note will not have a material adverse effect on our business, financial position, results of operations or cash flows. However, we are not able to reasonably estimate when the eventual settlements of these claims will occur. Many factors may change in the future affecting our reserve estimates, such as regulatory changes, groundwater and land use near our sites, and changes in cleanup technology. As of June 30, 2006,

we have accrued an environmental reserve of $68.4 million.

     Other

     We are a defendant in various lawsuits arising from the day-to-day operations of our businesses. Although no assurance can be given, we believe,

based on our experiences to date, that the ultimate resolution of such items will not have a material adverse impact on our business, financial position,

results of operations or cash flows.

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4.   Asset Retirement Obligations

     We account for our legal obligations associated with the retirement of long-lived assets pursuant to Statement of Financial Accounting Standards No.

143, "Accounting for Asset Retirement Obligations." SFAS No. 143 provides accounting and reporting guidance for legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction or normal operation of a long-lived asset.

     SFAS No. 143 requires companies to record a liability relating to the retirement and removal of assets used in their businesses. Under SFAS No. 143,

the fair value of asset retirement obligations are recorded as liabilities on a discounted basis when they are incurred, which is typically at the time the assets are installed or acquired. Amounts recorded for the related assets are increased by the amount of these obligations. Over time, the liabilities will be accreted for the change in their present value and the initial capitalized costs will be depreciated over the useful lives of the related assets. The liabilities are eventually extinguished when the asset is taken out of service.

     In our CO2 business segment, we are required to plug and abandon oil and gas wells that have been removed from service and to remove our surface wellhead equipment and compressors. As of June 30, 2006, we have recognized asset retirement obligations in the aggregate amount of $46.9 million relating to these requirements at existing sites within our CO2 business segment.

     In our Natural Gas Pipelines business segment, if we were to cease providing utility services, we would be required to remove surface facilities from land belonging to our customers and others. Our Texas intrastate natural gas pipeline group has various condensate drip tanks and separators located throughout its natural gas pipeline systems, as well as inactive gas processing plants, laterals and gathering systems which are no longer integral to the overall mainline transmission systems, and asbestos-coated underground pipe which is being abandoned and retired. Our Kinder Morgan Interstate Gas

Transmission system has compressor stations which are no longer active and other miscellaneous facilities, all of which have been officially abandoned. We believe we can reasonably estimate both the time and costs associated with the retirement of these facilities. As of June 30, 2006, we have recognized asset retirement obligations in the aggregate amount of $1.6 million relating to the businesses within our Natural Gas Pipelines business segment.

     We have included $0.8 million of our total asset retirement obligations as of June 30, 2006 with "Accrued other current liabilities" in our accompanying consolidated balance sheet. The remaining $47.7 million obligation is reported separately as a non-current liability. No assets are legally restricted for purposes of settling our asset retirement obligations. A reconciliation of the beginning and ending aggregate carrying amount of our asset retirement obligations for each of the six months ended June 30, 2006 and 2005 is as follows (in thousands):

                                                 Six Months Ended June 30,

                                                 -------------------------

                                                    2006            2005

                                                 ---------       ---------

        Balance at beginning of period.........  $  43,227       $  38,274

          Liabilities incurred.................      4,950             521

          Liabilities settled..................       (815)         (1,197)

          Accretion expense....................      1,189             962

          Revisions in estimated cash flows....         --            (522)

                                                 ---------       ---------

          Balance at end of period.............  $  48,551       $  38,038

                                                 =========       =========

5.   Distributions

     On May 15, 2006, we paid a cash distribution of $0.81 per unit to our common unitholders and our Class B unitholders for the quarterly period ended

March 31, 2006. KMR, our sole i-unitholder, received 1,093,826 additional

i-units based on the $0.81 cash distribution per common unit. The distributions were declared on April 19, 2006, payable to unitholders of record as of April

28, 2006.

     On July 19, 2006, we declared a cash distribution of $0.81 per unit for the quarterly period ended June 30, 2006. The distribution will be paid on August

14, 2006, to unitholders of record as of July 31, 2006. Our common unitholders and Class B unitholders will receive cash. KMR will receive a distribution in the form of additional i-units based on the $0.81 distribution per common unit.

The number of i-units distributed will be 1,131,777. For

                                       36


each outstanding i-unit that KMR holds, a fraction of an i-unit (0.018860) will be issued. The fraction was determined by dividing:

     o    $0.81, the cash amount distributed per common unit

     by

     o    $42.947, the average of KMR's shares' closing market prices from July

          13-26, 2006, the ten consecutive trading days preceding the date on which the shares began to trade ex-dividend under the rules of the New

          York Stock Exchange.

6.   Intangibles

     Goodwill

     For our investments in affiliated entities that are included in our consolidation, the excess cost over underlying fair value of net assets is referred to as goodwill and reported separately as "Goodwill" in our accompanying consolidated balance sheets. Goodwill is not subject to amortization but must be tested for impairment at least annually. Following is information related to our goodwill (in thousands):

                                            June 30,    December 31,

                                              2006          2005

                                           ----------   ------------

          Goodwill

            Gross carrying amount.......   $  833,734   $    813,101

            Accumulated amortization....      (14,142)       (14,142)

                                           ----------   ------------

            Net carrying amount.........      819,592        798,959

                                           ==========   ============

     Changes in the carrying amount of our goodwill for the six months ended

June 30, 2006 are summarized as follows (in thousands):

                       Products   Natural Gas

                       Pipeline    Pipelines       CO2     Terminals      Total

                       --------   -----------    -------   ---------    --------

Balance as of

December 31, 2005....  $263,182   $   288,435    $46,101   $ 201,241    $798,959

  Acquisitions.......         -             -          -      17,763      17,763

  Purchase price

  adjustments........         -             -          -       2,870       2,870

  Impairments........         -             -          -           -           -

                       --------   -----------    -------   ---------    --------

Balance as of June 30,

2006.................  $263,182   $   288,435    $46,101   $ 221,874    $819,592

                       ========   ===========    =======   =========    ========

     In addition, pursuant to ABP No. 18, any premium paid by an investor, which is analogous to goodwill, must be identified. For the investments we account for under the equity method of accounting, this premium or excess cost over underlying fair value of net assets is referred to as equity method goodwill.

Equity method goodwill is not subject to amortization but rather to impairment testing in accordance with Accounting Principles Board Opinion No. 18, "The

Equity Method of Accounting for Investments in Common Stock." The impairment test under APB No. 18 considers whether the fair value of the equity investment as a whole, not the underlying net assets, has declined and whether that decline is other than temporary. Therefore, in addition to our annual impairment test of goodwill, we periodically reevaluate the amount at which we carry the excess of cost over fair value of net assets accounted for under the equity method. As of both June 30, 2006 and December 31, 2005, we have reported $138.2 million in equity method goodwill within the caption "Investments" in our accompanying consolidated balance sheets.

     We also, periodically, reevaluate the difference between the fair value of net assets accounted for under the equity method and our proportionate share of the underlying book value (that is, the investee's net assets per its financial statements) of the investee at date of acquisition. In almost all instances,

this differential, relating to the discrepancy between our share of the investee's recognized net assets at book values and at current fair values,

represents our share of undervalued depreciable assets, and since those assets

(other than land) are subject to depreciation, we amortize this portion of our investment cost against our share of investee earnings. We reevaluate this differential, as well as the amortization period for such undervalued depreciable assets, to determine whether

                                       37


current events or circumstances warrant adjustments to our carrying value and/or revised estimates of useful lives in accordance with APB Opinion No. 18.

     Other Intangibles

     Excluding goodwill, our other intangible assets include lease value,

contracts, customer relationships and agreements. These intangible assets have definite lives, are being amortized on a straight-line basis over their estimated useful lives, and are reported separately as "Other intangibles, net"

in our accompanying consolidated balance sheets. Following is information related to our intangible assets subject to amortization (in thousands):

                                              June 30,     December 31,

                                                2006           2005

                                             ---------     ------------

          Lease value

            Gross carrying amount..........  $   6,592     $      6,592

            Accumulated amortization.......     (1,239)          (1,168)

                                             ---------     ------------

            Net carrying amount............      5,353            5,424

                                             =========     ============

          Contracts and other

            Gross carrying amount              224,550          221,250

            Accumulated amortization.......    (16,422)          (9,654)

                                             ---------     ------------

            Net carrying amount............    208,128          211,596

                                             ---------     ------------

          Total Other intangibles, net.....  $ 213,481     $    217,020

                                             =========     ============

     Amortization expense on our intangibles consisted of the following (in thousands):

                      Three Months Ended June 30,      Six Months Ended June 30,

                      ---------------------------      -------------------------

                         2006              2005           2006           2005

                      ---------         ---------      ---------      ----------

Lease value........   $      35         $      35      $      71      $       71

Contracts and other       3,372               501          6,768             831

                      ---------         ---------      ---------      ----------

Total amortization.   $   3,407         $     536      $   6,839      $      902

                      =========         =========      =========      ==========

     As of June 30, 2006, our weighted average amortization period for our intangible assets was approximately 19.1 years. Our estimated amortization expense for these assets for each of the next five fiscal years is approximately

$13.3 million, $13.2 million, $12.0 million, $11.9 million and $11.8 million,

respectively.

7.   Debt

     Our outstanding short-term debt as of June 30, 2006 was $1,105.0 million.

The balance consisted of:

     o    $1,095.5 million of commercial paper borrowings;

     o    a $5.7 million portion of 5.23% senior notes (our subsidiary, Kinder

          Morgan Texas Pipeline, L.P., is the obligor on the notes);

     o    a $5.0 million portion of 7.84% senior notes (our subsidiary, Central

          Florida Pipe Line LLC, is the obligor on the notes); and

     o    an offset of $1.2 million (which represents the net of other borrowings and the accretion of discounts on our senior note issuances).

     The weighted average interest rate on all of our borrowings was approximately 5.558% during the second quarter of 2006 and 5.135% during the second quarter of 2005.

                                       38


     Credit Facilities

     As   of June 30, 2006, we had two credit facilities:

     o    a $1.6 billion unsecured five-year credit facility due August 18,

          2010; and

     o    a $250 million unsecured nine-month credit facility due November 21,

          2006.

     Our credit facilities are with a syndicate of financial institutions, and

Wachovia Bank, National Association is the administrative agent. There were no borrowings under either credit facility as of June 30, 2006, and there were no borrowings under our five-year credit facility as of December 31, 2005.

     The amount available for borrowing under our two credit facilities as of

June 30, 2006 was reduced by:

     o    our outstanding commercial paper borrowings ($1,095.5 million as of

          June 30, 2006);

     o    a combined $368 million in five letters of credit that support our hedging of commodity price risks associated with the sale of natural gas, natural gas liquids, oil and carbon dioxide;

     o    a combined $49 million in two letters of credit that support tax-exempt bonds; and

     o    a combined $16.2 million in other letters of credit supporting other obligations of us and our subsidiaries.

     Interest Rate Swaps

     Information on our interest rate swaps is contained in Note 10.

     Commercial Paper Program

     As of December 31, 2005, our commercial paper program provided for the issuance of up to $1.6 billion of commercial paper. In April 2006, we increased our commercial paper program by $250 million to provide for the issuance of up to $1.85 billion. As of June 30, 2006, we had $1,095.5 million of commercial paper outstanding with an average interest rate of 5.2456%. Borrowings under our commercial paper program reduce the borrowings allowed under our two credit facilities.

     Contingent Debt

     We apply the provisions of Financial Accounting Standards Board

Interpretation (FIN) No. 45, "Guarantor's Accounting and Disclosure Requirements

for Guarantees, Including Indirect Guarantees of Indebtedness of Others" to our

agreements that contain guarantee or indemnification clauses. These disclosure provisions expand those required by SFAS No. 5, "Accounting for Contingencies,"

by requiring a guarantor to disclose certain types of guarantees, even if the likelihood of requiring the guarantor's performance is remote. The following is a description of our contingent debt agreements.

     Cortez Pipeline Company Debt

     Pursuant to a certain Throughput and Deficiency Agreement, the partners of

Cortez Pipeline Company (Kinder Morgan CO2 Company, L.P. - 50% partner; a subsidiary of Exxon Mobil Corporation - 37% partner; and Cortez Vickers Pipeline

Company - 13% partner) are required, on a several, percentage ownership basis,

to contribute capital to Cortez Pipeline Company in the event of a cash deficiency. The Throughput and Deficiency Agreement contractually supports the borrowings of Cortez Capital Corporation, a wholly-owned subsidiary of Cortez

Pipeline Company, by obligating the partners of Cortez Pipeline Company to fund cash deficiencies at Cortez Pipeline Company, including cash deficiencies relating to the repayment of principal and interest on borrowings by Cortez

Capital Corporation. Parent companies of the respective Cortez Pipeline Company partners further severally guarantee, on a percentage ownership basis, the obligations of the Cortez Pipeline Company partners under the Throughput and

Deficiency Agreement.

                                       39


     Due to our indirect ownership of Cortez Pipeline Company through Kinder

Morgan CO2 Company, L.P., we severally guarantee 50% of the debt of Cortez

Capital Corporation. Shell Oil Company shares our several guaranty obligations jointly and severally; however, we are obligated to indemnify Shell for liabilities it incurs in connection with such guaranty. With respect to Cortez's long-term revolving credit facility, Shell will be released of its guaranty obligations on December 31, 2006. Furthermore, with respect to Cortez's short-term commercial paper program and Series D notes, we must use commercially reasonable efforts to have Shell released of its guaranty obligations by

December 31, 2006. If we are unable to obtain Shell's release in respect of the

Series D Notes by that date, we are required to provide Shell with collateral (a letter of credit, for example) to secure our indemnification obligations to

Shell.

     As of June 30, 2006, the debt facilities of Cortez Capital Corporation consisted of:

     o    $75 million of Series D notes due May 15, 2013;

     o    a $125 million short-term commercial paper program; and

     o    a $125 million five-year committed revolving credit facility due

          December 22, 2009 (to support the above-mentioned $125 million commercial paper program).

     As of June 30, 2006, Cortez Capital Corporation had $83.7 million of commercial paper outstanding with an average interest rate of 5.1331%, the average interest rate on the Series D notes was 7.14%, and there were no borrowings under the credit facility.

     Red Cedar Gathering Company Debt

     In October 1998, Red Cedar Gathering Company sold $55 million in aggregate principal amount of Senior Notes due October 31, 2010. The $55 million was sold in 10 different notes in varying amounts with identical terms.

     The Senior Notes are collateralized by a first priority lien on the ownership interests, including our 49% ownership interest, in Red Cedar

Gathering Company. The Senior Notes are also guaranteed by us and the other owner of Red Cedar Gathering Company, jointly and severally. The principal is to be repaid in seven equal installments beginning on October 31, 2004 and ending on October 31, 2010. As of June 30, 2006, $39.3 million in principal amount of notes were outstanding.

     Nassau County, Florida Ocean Highway and Port Authority Debt

     Nassau County, Florida Ocean Highway and Port Authority is a political subdivision of the State of Florida. During 1990, Ocean Highway and Port

Authority issued its Adjustable Demand Revenue Bonds in the aggregate principal amount of $38.5 million for the purpose of constructing certain port improvements located in Fernandino Beach, Nassau County, Florida. The bond indenture is for 30 years and allows the bonds to remain outstanding until

December 1, 2020. A letter of credit was issued as security for the Adjustable

Demand Revenue Bonds and was guaranteed by the parent company of Nassau

Terminals LLC, the operator of the port facilities. In July 2002, we acquired

Nassau Terminals LLC and became guarantor under the letter of credit agreement.

In December 2002, we issued a $28 million letter of credit under our credit facilities, and the former letter of credit guarantee was terminated. Principal payments on the bonds are made on the first of December each year, and corresponding reductions are made to the letter of credit. As of June 30, 2006,

this letter of credit had an outstanding balance under our credit facility of

$24.9 million.

     Rockies Express Pipeline LLC Debt

     On April 28, 2006, Rockies Express Pipeline LLC entered into a $2.0 billion five-year, unsecured revolving credit facility due April 28, 2011. This credit facility supports a $2.0 billion commercial paper program that was established in May 2006, and borrowings under the commercial paper program reduce the borrowings allowed under the credit facility. Borrowings under the Rockies

Express credit facility and commercial paper program will be primarily used to finance the construction of the Rockies Express interstate natural gas pipeline and to pay related

                                       40


expenses, and the borrowings will not reduce the borrowings allowed under our two credit facilities described above in "--Credit Facilities."

     Effective June 30, 2006, West2East Pipeline LLC (and its subsidiary Rockies

Express Pipeline, LLC) was deconsolidated and will subsequently be accounted for under the equity method of accounting (See Note 2). All three owners have agreed to guarantee borrowings under the Rockies Express credit facility and under the

Rockies Express commercial paper program severally in the same proportion as their percentage ownership of the member interests in Rockies Express Pipeline

LLC. As of June 30, 2006, Rockies Express Pipeline LLC had $412.5 million of commercial paper outstanding, and there were no borrowings under its five-year credit facility. Accordingly, as of June 30, 2006, our contingent share of

Rockies Express' debt was $210.4 million.

     Certain Relationships and Related Transactions

     In conjunction with our acquisition of Natural Gas Pipelines assets from

KMI on December 31, 1999 and 2000, KMI agreed to indemnify us and our general partner with respect to approximately $522.7 million of our debt. In conjunction with our acquisition of all of the partnership interests in TransColorado Gas

Transmission Company from two wholly-owned subsidiaries of KMI on November 1,

2004, KMI agreed to indemnify us and our general partner with respect to approximately $210.8 million of our debt. Thus, KMI has agreed to indemnify us and our general partner with respect to a total of approximately $733.5 million of our debt as of June 30, 2006, and KMI would be obligated to perform under this indemnity only if our assets were insufficient to satisfy our obligations.

     For additional information regarding our debt facilities, see Note 9 to our consolidated financial statements included in our Form 10-K for the year ended

December 31, 2005.

8.   Partners' Capital

     As of June 30, 2006 and December 31, 2005, our partners' capital consisted of the following limited partner units:

                                            June 30,     December 31,

                                              2006           2005

                                           -----------   ------------

        Common units.....................  157,019,676    157,005,326

        Class B units....................    5,313,400      5,313,400

        i-units..........................   60,009,379     57,918,373

                                           -----------   ------------

          Total limited partner units....  222,342,455    220,237,099

                                           ===========   ============

     The total limited partner units represent our limited partners' interest and an effective 98% economic interest in us, exclusive of our general partner's incentive distribution rights. Our general partner has an effective 2% interest in us, excluding its incentive distribution rights.

     As of June 30, 2006, our common unit totals consisted of 142,663,941 units held by third parties, 12,631,735 units held by KMI and its consolidated affiliates (excluding our general partner), and 1,724,000 units held by our general partner. As of December 31, 2005, our common unit total consisted of

142,649,591 units held by third parties, 12,631,735 units held by KMI and its consolidated affiliates (excluding our general partner) and 1,724,000 units held by our general partner.

     On both June 30, 2006 and December 31, 2005, all of our 5,313,400 Class B

units were held entirely by a wholly-owned subsidiary of KMI and our i-units were held entirely by KMR. All of our Class B units were issued to a wholly-owned subsidiary of KMI in December 2000. The Class B units are similar to our common units except that they are not eligible for trading on the New

York Stock Exchange.

     Our i-units are a separate class of limited partner interests in us. All of our i-units are owned by KMR and are not publicly traded. In accordance with its limited liability company agreement, KMR's activities are restricted to being a limited partner in us, and to controlling and managing our business and affairs and the business and affairs of our operating limited partnerships and their subsidiaries. Through the combined effect of the provisions in our partnership agreement and the provisions of KMR's limited liability company agreement, the number of outstanding KMR shares and the number of i-units will at all times be equal.

                                       41


     Under the terms of our partnership agreement, we agreed that we will not,

except in liquidation, make a distribution on an i-unit other than in additional

i-units or a security that has in all material respects the same rights and privileges as our i-units. The number of i-units we distribute to KMR is based upon the amount of cash we distribute to the owners of our common units. When cash is paid to the holders of our common units, we will issue additional

i-units to KMR. The fraction of an i-unit paid per i-unit owned by KMR will have a value based on the cash payment on the common unit.

     The cash equivalent of distributions of i-units will be treated as if it had actually been distributed for purposes of determining the distributions to our general partner. We will not distribute the cash to the holders of our

i-units but will retain the cash for use in our business. If additional units are distributed to the holders of our common units, we will issue an equivalent amount of i-units to KMR based on the number of i-units it owns. Based on the preceding, KMR received a distribution of 1,093,826 i-units from us on May 15,

2006. These additional i-units distributed were based on the $0.81 per unit distributed to our common unitholders on that date.

     For the purposes of maintaining partner capital accounts, our partnership agreement specifies that items of income and loss shall be allocated among the partners, other than owners of i-units, in accordance with their percentage interests. Normal allocations according to percentage interests are made,

however, only after giving effect to any priority income allocations in an amount equal to the incentive distributions that are allocated 100% to our general partner. Incentive distributions are generally defined as all cash distributions paid to our general partner that are in excess of 2% of the aggregate value of cash and i-units being distributed.

     Incentive distributions allocated to our general partner are determined by the amount quarterly distributions to unitholders exceed certain specified target levels. Our distribution of $0.81 per unit paid on May 15, 2006 for the first quarter of 2006 required an incentive distribution to our general partner of $128.3 million. Our distribution of $0.76 per unit paid on May 13, 2005 for the first quarter of 2005 required an incentive distribution to our general partner of $111.1 million. The increased incentive distribution to our general partner paid for the first quarter of 2006 over the distribution paid for the first quarter of 2005 reflects the increase in the amount distributed per unit as well as the issuance of additional units.

     Our declared distribution for the second quarter of 2006 of $0.81 per unit will result in an incentive distribution to our general partner of approximately

$129.0 million. This compares to our distribution of $0.78 per unit and incentive distribution to our general partner of approximately $115.7 million for the second quarter of 2005.

9.   Comprehensive Income

     SFAS No. 130, "Accounting for Comprehensive Income," requires that enterprises report a total for comprehensive income. For each of the three and six month periods ended June 30, 2006, and June 30, 2005, the difference between our net income and our comprehensive income resulted from unrealized gains or losses on derivatives utilized for hedging purposes and from foreign currency translation adjustments. For more information on our hedging activities, see

Note 10. Our total comprehensive income was as follows (in thousands):




                                      Three Months Ended     Six Months Ended

                                           June 30,              June 30,

                                      --------------------   --------------------

                                        2006      2005          2006       2005

                                      ---------  ---------   ---------  ---------


Net income........................... $ 247,061  $ 221,826   $ 493,770  $ 445,447

Foreign currency translation

adjustments .........................       265       (377)        384       (604)

Change in fair value of derivatives

used for hedging purposes............  (266,855)  (200,034)   (484,867)  (756,869)

Reclassification of change in fair

value of derivatives to net income...   116,979     84,751     219,152    145,671

                                      ---------  ---------   ---------  ---------

  Total other comprehensive

  income/(loss)......................  (149,611)  (115,660)   (265,331)  (611,802)

                                      ---------  ---------   ---------  ---------

Comprehensive income/(loss).......... $  97,450  $ 106,166   $ 228,439  $(166,355)

                                      =========  =========   =========  =========



                                       42


10.  Risk Management

     Energy Commodity Price Risk Management

     Commodity Price Risk

     Certain of our business activities expose us to risks associated with unfavorable changes in the market price of natural gas, natural gas liquids and crude oil. Such changes are often caused by shifts in the supply and demand for these commodities, as well as their locations. Due to this exposure, we use energy financial instruments, also known as derivative contracts, as a hedging

(offset) mechanism against the volatility of energy commodity prices. Examples of derivative contracts include the following: forward contracts, futures contracts, options and swaps (also called contracts for differences).

     Pursuant to our management's approved risk management policy, we use derivative contracts to hedge or reduce our exposure to commodity price risk by transferring this risk to counterparties who are able and willing to bear it.

Specifically, this price risk is associated with our:

     o    pre-existing or anticipated physical natural gas, natural gas liquids and crude oil sales;

     o    natural gas purchases; and

     o    system use and storage.

     Our risk management activities are primarily used in order to protect our profit margins and our risk management policies prohibit us from engaging in speculative trading. Commodity-related activities of our risk management group are monitored by our risk management committee, which is charged with the review and enforcement of our management's risk management policy. Our risk management committee is a separately designated standing committee comprised of 19 executive-level employees of KMI or KMGP Services Company, Inc. whose job responsibilities involve operations exposed to commodity market risk and other external risks in the ordinary course of business. The committee is chaired by our President and is charged with the following three responsibilities:

     o    establish and review risk limits consistent with our risk tolerance philosophy;

     o    recommend to the audit committee of our general partner's delegate any changes, modifications, or amendments to our risk management policy;

          and

     o    address and resolve any other high-level risk management issues.

     Accounting for Derivatives

     Current accounting standards define a derivative contract based on its characteristics, which include among others, one or more underlying variables

(or determinants of value) and one or more notional amounts (or units specified in the contract). While the value of the underlying variable changes due to changes in market conditions, the notional amount remains constant throughout the life of the derivative contract. Examples of underlying variables include a specified interest rate, commodity price, exchange rate or other variable;

examples of notional amounts include a number of commodities, currency units,

other units specified in the contract, or the principal amount of debt on an interest rate swap. Together, the underlying and the notional amounts determine the settlement value of the derivative contract, and, in some cases, whether or not a settlement is required.

     Derivative contracts represent rights or obligations that meet the definitions of assets or liabilities and should be reported in financial statements. Furthermore, current accounting standards require derivatives to be reflected as assets or liabilities at their fair market values and current market values should be used to track changes in derivative holdings; that is,

mark-to-market valuation should be employed. The fair value of our derivative contracts reflect the estimated amounts that we would receive or pay to terminate the contracts at the reporting date, thereby taking into account the current unrealized gains or losses on open contracts. We have available market quotes for

                                       43


substantially all of the energy commodity derivative contracts that we use,

including: commodity futures and options contracts, fixed price swaps, and basis swaps.

     Normally, gains and losses due to changes in derivative values during the period are recognized in current earnings (net income); however, to mitigate the increased volatility the mark-to-market requirement can produce, parties who enter into derivative contracts may qualify for special "hedge" accounting according to the provisions of SFAS No. 133, "Accounting for Derivative

Instruments and Hedging Activities," as amended by SFAS No. 138, "Accounting for

Certain Derivative Instruments and Certain Hedging Activities," and SFAS No.

149, "Amendment of Statement 133 on Derivative Instruments and Hedging

Activities," (collectively, SFAS No. 133), if the derivative is:

     o    used to offset the risk associated with a particular asset or liability or an identified portion thereof--referred to as a fair value hedge; or

     o    used to offset the risk associated with an anticipated future cash flow of a transaction that is expected to occur but whose value is uncertain--referred to as a cash flow hedge; and

     o    documented and assessed on a continuing basis in order to demonstrate that it is "highly effective" in hedging the underlying item. To be considered effective, changes in the value of the derivative or its resulting cash flows must substantially offset changes in the value or cash flows of the item being hedged. A perfectly effective hedge is one in which changes in the value of the derivative exactly offset changes in the value of the hedged item or expected cash flow of the future transactions in reporting periods covered by the derivative contract. The ineffective portion of the gain or loss and any component excluded from the computation of the effectiveness of the derivative contract must be reported in earnings immediately.

     With hedge accounting, losses or gains due to changes in derivative values do not have to be recorded in earnings until they are offset by gains or losses in the hedged items. In fair value hedges, the balance sheet impact results in both the derivative contract (asset or liability) and the hedged item (asset or liability) being reported at fair value, and hedge accounting treatment allows gains and losses from changes in the fair value of the derivative contract to be offset by changes in the fair value of the hedged item in current earnings. When changes in the value of the derivative exactly offset changes in the value of the hedged item, there should be no impact on earnings; however, when the derivative is not effective in exactly offsetting changes in the value of the hedged item, then the ineffective amount must be included in earnings.

     With a cash flow hedge, it is the cash flow from an expected future transaction that is being hedged (as opposed to the value of an asset,

liability, or firm commitment) and so there is no balance sheet entry for the hedged item. For cash flow hedges, changes in the fair value of the derivative contract are initially reported as a component of other comprehensive income

(outside current earnings, net income), but only to the extent that they can later offset the hedged future cash flows during the period in which the hedged cash flows affect earnings. Other comprehensive income consists of those financial items that are included in "accumulated other comprehensive income/loss" on the balance sheets but not included within net income on the statement of income.

     Thus, in highly effective cash flow hedges, where there is no ineffectiveness, other comprehensive income changes by exactly as much as the derivatives and there is no impact on earnings. When the hedged forecasted transaction does take place and affects earnings, the effective part of the hedge is also recognized in the income statement, and the earlier recognized amounts are removed from "accumulated other comprehensive income/loss." If the forecasted transaction results in an asset or liability, amounts in "accumulated other comprehensive income/loss" should be reclassified into earnings when the asset or liability affects earnings through cost of sales, depreciation,

interest expense, etc.

     Commodity Price Risk Derivative Contracts

     Our energy commodity derivative contracts hedge the commodity price risks derived from our normal business activities, which include the sale of natural gas, natural gas liquids and crude oil, and these derivatives have been designated by us as cash flow hedges as defined by SFAS No. 133. Therefore, the gains and losses that are included within "Accumulated other comprehensive loss"

in our accompanying consolidated balance sheets are primarily

                                       44


related to the derivative contracts associated with our hedging of anticipated future cash flows from the sales and purchases of natural gas, natural gas liquids and crude oil, and as described above, these gains and losses are reclassified into earnings as the hedged sales and purchases take place.

     During the six months ended June 30, 2006 and 2005, we reclassified $219.2 million and $145.7 million, respectively, of "Accumulated other comprehensive loss" into earnings as a result of hedged forecasted transactions occurring or discontinuing during the respective time periods, and approximately $485.0 million of our "Accumulated other comprehensive loss" balance of $1,345.0 million as of June 30, 2006 is expected to be reclassified into earnings during the next twelve months.

     With the exception of the $2.9 million loss resulting from the discontinuance of cash flow hedges related to the sale of our Douglas gathering assets (described in Note 2), no other reclassification of Accumulated other comprehensive loss into earnings during the first six months of 2006 or 2005 resulted from the discontinuance of cash flow hedges due to a determination that the forecasted transactions would no longer occur by the end of the originally specified time period, but rather resulted from the hedged forecasted transactions actually affecting earnings (for example, when the forecasted sales and purchases actually occurred).

     As discussed above, the portion of the change in the value of derivative contracts that is not effective in offsetting undesired changes in expected cash flows (the ineffective portion) is required to be recognized currently in earnings. Accordingly, as a result of ineffective hedges, we recognized losses of $1.6 million and $1.8 million, respectively, during the three and six month periods ended June 30, 2006, and losses of $0.2 million and $0.4 million,

respectively, during the three and six month periods ended June 30, 2005. All gains and losses recognized as a result of ineffective hedges are reported within the captions "Natural gas sales," "Gas purchases and other costs of sales," and "Product sales and other" in our accompanying consolidated statements of income. For each of the three and six months ended June 30, 2006 and 2005, we did not exclude any component of the derivative contracts' gain or loss from the assessment of hedge effectiveness.

     The fair values of our energy commodity derivative contracts are included in our accompanying consolidated balance sheets within "Other current assets,"

"Deferred charges and other assets," "Accrued other current liabilities," "Other long-term liabilities and deferred credits," and, as of December 31, 2005 only,

"Accounts payable-Related parties." The following table summarizes the fair values of our energy commodity derivative contracts associated with our commodity price risk management activities and included on our accompanying consolidated balance sheets as of June 30, 2006 and December 31, 2005 (in thousands):

                                                June 30,     December 31,

                                                  2006           2005

                                               ---------     ------------

    Derivatives-net asset/(liability)

      Other current assets..................   $ 118,988     $    109,437

      Deferred charges and other assets.....      21,793           47,682

      Accounts payable-Related parties......          --          (16,057)

      Accrued other current liabilities.....    (606,363)        (507,306)

      Other long-term liabilities and

      deferred credits....................     $(885,944)    $   (727,929)

     Our over-the-counter swaps and options are contracts we entered into with counterparties outside centralized trading facilities such as a futures, options or stock exchange. These contracts are with a number of parties, all of which had investment grade credit ratings as of June 30, 2006. We both owe money and are owed money under these derivative contracts. Defaults by counterparties under over-the-counter swaps and options could expose us to additional commodity price risks in the event that we are unable to enter into replacement contracts for such swaps and options on substantially the same terms. Alternatively, we may need to pay significant amounts to the new counterparties to induce them to enter into replacement swaps and options on substantially the same terms. While we enter into derivative contracts principally with investment grade counterparties and actively monitor their credit ratings, it is nevertheless possible that from time to time losses will result from counterparty credit risk in the future.

     In addition, in conjunction with the purchase of exchange-traded derivative contracts or when the market value of our derivative contracts with specific counterparties exceeds established limits, we are required to provide collateral to our counterparties, which may include posting letters of credit or placing cash in margin accounts. As of June 30, 2006, we had five outstanding letters of credit totaling $368 million in support of our hedging of

                                       45


commodity price risks associated with the sale of natural gas, natural gas liquids and crude oil. As of December 31, 2005, we had five outstanding letters of credit totaling $534 million in support of our hedging of commodity price risks. As of June 30, 2006, our margin deposits associated with our commodity contract positions and over-the-counter swap partners totaled $25.1 million, and we reported this amount as "Restricted deposits" in our accompanying consolidated balance sheet as of June 30, 2006. In June 2006, our CO2 business segment hedged an incremental 23 million barrels of crude oil production at its

SACROC and Yates oil field units for the years 2007 through 2011 by entering into a new hedge facility with J. Aron & Company/Goldman Sachs that does not require the posting of margin. As of December 31, 2005, we had no cash margin deposits associated with our commodity contract positions and over-the-counter swap partners.

     Certain of our business activities expose us to foreign currency fluctuations. However, due to the limited size of this exposure, we do not believe the risks associated with changes in foreign currency will have a material adverse effect on our business, financial position, results of operations or cash flows. As a result, we do not significantly hedge our exposure to fluctuations in foreign currency.

     Interest Rate Risk Management

     In order to maintain a cost effective capital structure, it is our policy to borrow funds using a mix of fixed rate debt and variable rate debt. As of both June 30, 2006 and December 31, 2005, we were a party to interest rate swap agreements with notional principal amounts of $2.1 billion. We entered into these agreements for the purposes of:

     o    hedging the interest rate risk associated with our fixed rate debt obligations; and

     o    transforming a portion of the underlying cash flows related to our long-term fixed rate debt securities into variable rate debt in order to achieve our desired mix of fixed and variable rate debt.

     Since the fair value of fixed rate debt varies with changes in the market rate of interest, we enter into swaps to receive fixed and pay variable interest. Such swaps result in future cash flows that vary with the market rate of interest, and therefore hedge against changes in the fair value of our fixed rate debt due to market rate changes.

     As of June 30, 2006, a notional principal amount of $2.1 billion of these agreements effectively converts the interest expense associated with the following series of our senior notes from fixed rates to variable rates based on an interest rate of LIBOR plus a spread:

     o    $200 million principal amount of our 5.35% senior notes due August 15,

          2007;

     o    $250 million principal amount of our 6.30% senior notes due February

          1, 2009;

     o    $200 million principal amount of our 7.125% senior notes due March 15,

          2012;

     o    $250 million principal amount of our 5.0% senior notes due December

          15, 2013;

     o    $200 million principal amount of our 5.125% senior notes due November

          15, 2014;

     o    $300 million principal amount of our 7.40% senior notes due March 15,

          2031;

     o    $200 million principal amount of our 7.75% senior notes due March 15,

          2032;

     o    $400 million principal amount of our 7.30% senior notes due August 15,

          2033; and

     o    $100 million principal amount of our 5.80% senior notes due March 15,

          2035.

     These swap agreements have termination dates that correspond to the maturity dates of the related series of senior notes, therefore, as of June 30,

2006, the maximum length of time over which we have hedged a portion of our exposure to the variability in the value of this debt due to interest rate risk is through March 15, 2035.

                                       46


     The swap agreements related to our 7.40% senior notes contain mutual cash-out provisions at the then-current economic value every seven years. The swap agreements related to our 7.125% senior notes contain cash-out provisions at the then-current economic value in March 2009. The swap agreements related to our 7.75% senior notes and our 7.30% senior notes contain mutual cash-out provisions at the then-current economic value every five or seven years.

     Our interest rate swaps have been designated as fair value hedges as defined by SFAS No. 133. As discussed above, if a company uses derivative contracts to hedge the fair value of an asset, liability, or firm commitment,

then reporting changes in the fair value of the hedged item as well as in the value of the derivative is appropriate. SFAS No. 133 designates derivative contracts that hedge a recognized asset or liability's exposure to changes in their fair value as fair value hedges and the gain or loss on fair value hedges are to be recognized in earnings in the period of change together with the offsetting loss or gain on the hedged item attributable to the risk being hedged. The effect of that accounting is to reflect in earnings the extent to which the hedge is not effective in achieving offsetting changes in fair value.

     Our interest rate swaps meet the conditions required to assume no ineffectiveness under SFAS No. 133 and, therefore, we have accounted for them using the "shortcut" method prescribed by SFAS No. 133 for fair value hedges of a fixed rate asset or liability using an interest rate swap. Accordingly, we adjust the carrying value of each swap to its fair value each quarter, with an offsetting entry to adjust the carrying value of the debt securities whose fair value is being hedged. We record interest expense equal to the variable rate payments under the swaps. Interest expense is accrued monthly and paid semi-annually. When there is no ineffectiveness in the hedging relationship,

employing the shortcut method results in the same net effect on earnings,

accrual and payment of interest, net effect of changes in interest rates, and level-yield amortization of hedge accounting adjustments as produced by explicitly amortizing the hedge accounting adjustments on the debt.

     The differences between the fair value and the original carrying value associated with our interest rate swap agreements, that is, the derivatives'

changes in fair value, are included within "Deferred charges and other assets"

and "Other long-term liabilities and deferred credits" in our accompanying consolidated balance sheets. The offsetting entry to adjust the carrying value of the debt securities whose fair value was being hedged is recognized as

"Market value of interest rate swaps" on our accompanying consolidated balance sheets.

     The following table summarizes the net fair value of our interest rate swap agreements associated with our interest rate risk management activities and included on our accompanying consolidated balance sheets as of June 30, 2006 and

December 31, 2005 (in thousands):

                                             June 30,    December 31,

                                               2006           2005

                                             --------    ------------

Derivatives-net asset/(liability)

  Deferred charges and other assets.......   $ 24,422    $    112,386

  Other long-term liabilities and

  deferred credits........................    (72,432)        (13,917)

                                             --------    ------------

    Market value of interest rate swaps...   $(48,010)   $     98,469

                                             ========    ============

     We are exposed to credit related losses in the event of nonperformance by counterparties to these interest rate swap agreements. While we enter into derivative contracts primarily with investment grade counterparties and actively monitor their credit ratings, it is nevertheless possible that from time to time losses will result from counterparty credit risk. As of June 30, 2006, all of our interest rate swap agreements were with counterparties with investment grade credit ratings.

11.  Reportable Segments

     We divide our operations into four reportable business segments:

     o    Products Pipelines;

     o    Natural Gas Pipelines;

                                       47


     o    CO2; and

     o    Terminals.

     We evaluate performance principally based on each segments' earnings before depreciation, depletion and amortization, which exclude general and administrative expenses, third-party debt costs and interest expense,

unallocable interest income and minority interest. Our reportable segments are strategic business units that offer different products and services. Each segment is managed separately because each segment involves different products and marketing strategies.

     Our Products Pipelines segment derives its revenues primarily from the transportation and terminaling of refined petroleum products, including gasoline, diesel fuel, jet fuel and natural gas liquids. Our Natural Gas

Pipelines segment derives its revenues primarily from the sale, transmission,

storage and gathering of natural gas. Our CO2 segment derives its revenues primarily from the production, sale, and transportation of crude oil from fields in the Permian Basin of West Texas, the transportation and marketing of carbon dioxide used as a flooding medium for recovering crude oil from mature oil fields, and the production and sale of natural gas and natural gas liquids. Our

Terminals segment derives its revenues primarily from the transloading and storing of refined petroleum products and dry and liquid bulk products,

including coal, petroleum coke, cement, alumina, salt, and chemicals.

     Financial information by segment follows (in thousands):




                                               Three Months Ended June 30,   Six Months Ended June 30,

                                               ---------------------------   -------------------------

                                                   2006            2005          2006         2005

                                               -----------     -----------   -----------   -----------

Revenues(a)

   Products Pipelines


      Revenues from external customers.......  $   189,021     $   174,632   $   369,547   $   345,915

      Intersegment revenues..................            -               -             -             -

   Natural Gas Pipelines

      Revenues from external customers.......    1,601,760       1,616,657     3,431,756     3,089,549

      Intersegment revenues..................            -               -             -             -

   CO2

      Revenues from external customers.......      185,789         162,029       360,480       325,192

      Intersegment revenues..................            -               -             -             -

   Terminals

      Revenues from external customers.......      219,918         173,037       426,306       337,631

      Intersegment revenues..................          365               -           365             -

                                               -----------     -----------   -----------   -----------

   Total segment revenues....................    2,196,853       2,126,355     4,588,454     4,098,287

   Less: Total intersegment revenues.........         (365)              -          (365)            -

                                               -----------     -----------   -----------   -----------

   Total consolidated revenues...............  $ 2,196,488     $ 2,126,355   $ 4,588,089   $ 4,098,287

                                               ===========     ===========   ===========   ===========

Operating expenses(b)

   Products Pipelines........................  $    78,893     $    57,070   $   139,540   $   109,126

   Natural Gas Pipelines.....................    1,477,074       1,509,692     3,174,840     2,866,787

   CO2.......................................       66,715          54,334       125,324       103,843

   Terminals.................................      116,881          91,736       232,662       177,152

                                               -----------     -----------   -----------   -----------

     Total consolidated operating expenses...  $ 1,739,563     $ 1,712,832   $ 3,672,366   $ 3,256,908

                                               ===========     ===========   ===========   ===========

Other expense (income)(c)

   Products Pipelines........................  $         -     $         -   $         -   $         -

   Natural Gas Pipelines.....................      (15,114)              -       (15,114)            -

   CO2.......................................            -               -             -             -

   Terminals.................................            -               -             -             -

                                               -----------     -----------   -----------   -----------

     Total consolidated other expense (income) $   (15,114)              -   $   (15,114)            -

                                               ===========     ===========   ===========   ===========

Depreciation, depletion and amortization

   Products Pipelines........................  $    20,479     $    19,828   $    40,721   $    39,222

   Natural Gas Pipelines.....................       16,046          15,816        31,979        30,574

   CO2.......................................       42,018          38,462        81,290        77,164

   Terminals.................................       18,686          14,155        35,960        26,328

                                               -----------     -----------   -----------   -----------

     Total consol. depreciation, depletion

     and amortization........................  $    97,229     $    88,261   $   189,950   $   173,288

                                               ===========     ===========   ===========   ===========



                                       48





                                               Three Months Ended June 30,   Six Months Ended June 30,

                                               ---------------------------   -------------------------

                                                   2006            2005          2006         2005

                                               -----------     -----------   -----------   -----------

Earnings from equity investments(d)


   Products Pipelines........................  $     2,688     $     7,065   $    10,553   $    15,450

   Natural Gas Pipelines.....................       10,609           8,598        21,771        17,028

   CO2.......................................        5,075           7,151        10,733        16,399

   Terminals.................................           78              24           114            33

                                               -----------     -----------   -----------   -----------

     Total consolidated equity earnings.....   $    18,450     $    22,838   $    43,171   $    48,910

                                               ===========     ===========   ===========   ===========

Amortization of excess cost of equity

investments

   Products Pipelines........................  $       839     $       836   $     1,680   $     1,680

   Natural Gas Pipelines.....................           70              69           139           138

   CO2.......................................          505             504         1,009         1,008

   Terminals.................................            -               -             -             -

                                               -----------     -----------   -----------   -----------

     Total consol. amortization of excess

     cost of investments.....................  $     1,414     $     1,409   $     2,828   $     2,826

                                               ===========     ===========   ===========   ===========

Interest income

   Products Pipelines........................  $     1,124     $     1,149   $     2,235   $     2,298

   Natural Gas Pipelines.....................            -             166           150           337

   CO2.......................................            -               -             -             -

   Terminals.................................            -               -             -             -

                                               -----------     -----------   -----------   -----------

     Total segment interest income..........         1,124           1,315         2,385         2,635

   Unallocated interest income...............          758              93         1,361           265

                                               -----------     -----------   -----------   -----------

     Total consolidated interest income.....   $     1,882     $     1,408   $     3,746   $     2,900

                                               ===========     ===========   ===========   ===========

Other, net - income (expense)(e)

   Products Pipelines........................  $     6,105     $       223   $     6,200   $       365

   Natural Gas Pipelines.....................           47             396           349           142

   CO2.......................................           11              (1)           12             -

   Terminals.................................          (98)             31         1,279        (1,179)

                                               -----------     -----------   -----------   -----------

     Total consolidated other, net - income

     (expense)...............................  $     6,065     $       649   $     7,840   $      (672)

                                               ===========     ===========   ===========   ===========

Income tax benefit (expense)(f)

   Products Pipelines........................  $      (817)    $    (2,737)  $    (3,872)  $    (6,038)

   Natural Gas Pipelines.....................          385          (1,081)           73        (1,538)

   CO2.......................................          (51)            (67)         (124)         (112)

   Terminals.................................       (1,801)         (3,730)       (3,852)       (7,502)

                                               -----------     -----------   -----------   -----------

     Total consolidated income tax benefit

     (expense)...............................  $    (2,284)    $    (7,615)  $    (7,775)  $   (15,190)

                                               ===========     ===========   ===========   ===========

Segment earnings

   Products Pipelines........................  $    97,910     $   102,598   $   202,722   $   207,962

   Natural Gas Pipelines.....................      134,725          99,159       262,255       208,019

   CO2.......................................       81,586          75,812       163,478       159,464

   Terminals.................................       82,895          63,471       155,590       125,503

                                               -----------     -----------   -----------   -----------

     Total segment earnings(g)...............      397,116         341,040       784,045       700,948

   Interest and corporate administrative

   expenses(h)...............................     (150,055)       (119,214)     (290,275)     (255,501)

                                               -----------     -----------   -----------   -----------

     Total consolidated net income...........  $   247,061     $   221,826   $   493,770   $   445,447

                                               ===========     ===========   ===========   ===========

Segment earnings before depreciation,

depletion, amortization and amortization of

excess cost of equity investments(i)

   Products Pipelines........................  $   119,228     $   123,262   $   245,123   $   248,864

   Natural Gas Pipelines.....................      150,841         115,044       294,373       238,731

   CO2.......................................      124,109         114,778       245,777       237,636

   Terminals.................................      101,581          77,626       191,550       151,831

                                               -----------     -----------   -----------   -----------

     Total segment earnings before DD&A......      495,759         430,710       976,823       877,062

   Total consol. depreciation, depletion and

   amortization..............................      (97,229)        (88,261)     (189,950)     (173,288)

   Total consol. amortization of excess cost

   of investments............................       (1,414)         (1,409)       (2,828)       (2,826)

   Interest and corporate administrative

   expenses..................................     (150,055)       (119,214)     (290,275)     (255,501)

                                               -----------     -----------   -----------   -----------

     Total consolidated net income .........   $   247,061     $   221,826   $   493,770   $   445,447

                                               ===========     ===========   ===========   ===========



                                       49





                                               Three Months Ended June 30,   Six Months Ended June 30,

                                               ---------------------------   -------------------------

                                                   2006            2005          2006         2005

                                               -----------     -----------   -----------   -----------

Capital expenditures


   Products Pipelines........................  $    64,537     $    56,647   $   121,242   $    97,717

   Natural Gas Pipelines.....................      189,100          23,488       209,569        33,147

   CO2.......................................       58,895          74,385       133,092       126,942

   Terminals.................................       55,045          43,281        97,337        83,803

                                               -----------     -----------   -----------   -----------

     Total consolidated capital

     expenditures(j).........................  $   367,577     $   197,801   $   561,240   $   341,609

                                               ===========     ===========   ===========   ===========



                                                    June 30,      December 31,

                                                  -----------     ------------

                                                      2006            2005

                                                  -----------     ------------

        Assets

          Products Pipelines...................   $ 3,950,877     $  3,873,939

          Natural Gas Pipelines................     3,891,768        4,139,969

          CO2..................................     1,876,842        1,772,756

          Terminals............................     2,213,757        2,052,457

                                                  -----------     ------------

          Total segment assets.................    11,933,244       11,839,121

          Corporate assets(k)..................        28,471           84,341

                                                  -----------     ------------

          Total consolidated assets............   $11,961,715     $ 11,923,462

                                                  ===========     ============

---------

(a)  2006 amounts include a reduction of $1,819 to our CO2 business segment from a loss on derivative contracts used to hedge forecasted crude oil sales.

(b)  Includes natural gas purchases and other costs of sales, operations and maintenance expenses, fuel and power expenses and taxes, other than income taxes. 2006 amounts include environmental liability adjustments resulting in a $13,458 expense to our Products Pipelines business segment and a

     $1,500 expense to our Natural Gas Pipelines business segment. Also, 2006 amounts include a $6,244 reduction in expense our Natural Gas Pipelines business segment due to the release of a reserve related to a natural gas purchase/sales contract.

(c)  2006 amounts represent a $15,114 gain to our Natural Gas Pipelines business segment from the sale of our Douglas natural gas gathering system and our

     Painter Unit fractionation facility.

(d)  2006 amounts include a $4,861 increase in expense to our Products Pipelines business segment associated with environmental liability adjustments on

     Plantation Pipe Line Company.

(e)  2006 amounts include a $5,700 increase in income to our Products Pipelines business segment from the settlement of transmix processing contracts.

(f)  2006 amounts include a $1,871 decrease in expense to our Products Pipelines business segment associated with the tax effect on expenses from environmental liability adjustments made by Plantation Pipe Line Company and described in footnote (c).

(g)  Includes revenues, earnings from equity investments, income taxes,

     allocable interest income and other, net, less operating expenses, other expenses, depreciation, depletion and amortization, and amortization of excess cost of equity investments.

(h)  Includes unallocated interest income, interest and debt expense, general and administrative expenses and minority interest expense.

(i)  Includes revenues, earnings from equity investments, income taxes,

     allocable interest income and other, net, less operating expenses and other expenses.

(j)  Includes sustaining capital expenditures of $34,988 and $28,747 for the three months ended June 30, 2006 and 2005, respectively, and includes sustaining capital expenditures of $60,653 and $52,956 for the six months ended June 30, 2006 and 2005, respectively. Sustaining capital expenditures are defined as capital expenditures which do not increase the capacity of an asset.

(k)  Includes cash, cash equivalents, margin and other restricted deposits, and certain unallocable deferred charges.

     We do not attribute interest and debt expense to any of our reportable business segments. For the three months ended June 30, 2006 and 2005, we reported (in thousands) total consolidated interest expense of $83,984 and

$66,720, respectively. For the six months ended June 30, 2006 and 2005, we reported (in thousands) total consolidated interest expense of $161,554 and

$126,939, respectively.

                                       50


12.  Pensions and Other Post-retirement Benefits

     In connection with our acquisition of SFPP, L.P. and Kinder Morgan Bulk

Terminals, Inc. in 1998, we acquired certain liabilities for pension and post-retirement benefits. We provide medical and life insurance benefits to current employees, their covered dependents and beneficiaries of SFPP and Kinder

Morgan Bulk Terminals. We also provide the same benefits to former salaried employees of SFPP. Additionally, we will continue to fund these costs for those employees currently in the plan during their retirement years. SFPP's post-retirement benefit plan is frozen, and no additional participants may join the plan.

     The noncontributory defined benefit pension plan covering the former employees of Kinder Morgan Bulk Terminals is the Kinder Morgan, Inc. Retirement

Plan. The benefits under this plan are based primarily upon years of service and final average pensionable earnings; however, benefit accruals were frozen as of

December 31, 1998.

     Net periodic benefit costs for the SFPP post-retirement benefit plan includes the following components (in thousands):




                                                                Other Post-retirement Benefits

                                                   Three Months Ended June 30,     Six Months Ended June 30,

                                                       2006           2005             2006         2005

                                                   -----------  --------------    ------------  ------------

  Net periodic benefit cost


  Service cost.................................       $   3          $   2           $   5         $   4

  Interest cost................................          67             77             134           154

  Expected return on plan assets...............          --             --              --            --

  Amortization of prior service cost...........         (30)           (29)            (59)          (58)

  Actuarial (gain).............................        (113)          (127)           (226)         (254)

                                                      -----          -----           -----         -----

  Net periodic benefit cost....................       $ (73)         $ (77)          $(146)        $(154)

                                                      =====          =====           =====         =====



     Our net periodic benefit cost for the second quarter and the first six months of 2006 were credits of $73,000 and $146,000, respectively, which resulted in increases to income, largely due to the amortization of an unrecognized net actuarial gain and to the amortization of a negative prior service cost, primarily related to the following:

     o    there have been changes to the plan for both 2004 and 2005 which reduced liabilities, creating a negative prior service cost that is being amortized each year; and

     o    there was a significant drop in 2004 in the number of retired participants reported as pipeline retirees by Burlington Northern

          Santa Fe, which holds a 0.5% special limited partner interest in SFPP,

          L.P.

     As of June 30, 2006, we estimate our overall net periodic post-retirement benefit cost for the year 2006 will be an annual credit of approximately $0.3 million. This amount could change in the remaining months of 2006 if there is a significant event, such as a plan amendment or a plan curtailment, which would require a remeasurement of liabilities.

13.  Related Party Transactions

     Plantation Pipe Line Company

     We own a 51.17% equity interest in Plantation Pipe Line Company. An affiliate of ExxonMobil owns the remaining 48.83% interest. In July 2004,

Plantation repaid a $10 million note outstanding and $175 million in outstanding commercial paper borrowings with funds of $190 million borrowed from its owners.

We loaned Plantation $97.2 million, which corresponds to our 51.17% ownership interest, in exchange for a seven year note receivable bearing interest at the rate of 4.72% per annum. The note provides for semiannual payments of principal and interest on December 31 and June 30 each year beginning on December 31, 2004 based on a 25 year amortization schedule, with a final principal payment of

$157.9 million due July 20, 2011. We funded our loan of $97.2 million with borrowings under our commercial paper program. An affiliate of ExxonMobil owns the remaining 48.83% equity interest in Plantation and funded the remaining

$92.8 million on similar terms.

                                       51


     As of December 31, 2005, the principal amount receivable from this note was

$94.2 million. We included $2.2 million of this balance within "Accounts, notes and interest receivable, net-Related parties" on our accompanying consolidated balance sheets, and we included the remaining $92.0 million balance within

"Notes receivable-Related parties."

     In June 2006, Plantation paid to us $1.1 million in principal amount under the note, and as of June 30, 2006, the principal amount receivable from this note was $93.1 million. We included $2.2 million of this balance within

"Accounts, notes and interest receivable, net-Related parties" on our consolidated balance sheet as of June 30, 2006, and we included the remaining

$90.9 million balance as "Notes receivable-Related parties."

     Coyote Gas Treating, LLC

     We own a 50% equity interest in Coyote Gas Treating, LLC, referred to in this report as Coyote Gulch. Coyote Gulch is a joint venture, and Enterprise

Field Services LLC owns the remaining 50% equity interest. We are the managing partner of Coyote Gulch. In June 2001, Coyote repaid the $34.2 million in outstanding borrowings under its 364-day credit facility with funds borrowed from its owners. We loaned Coyote $17.1 million, which corresponds to our 50%

ownership interest, in exchange for a one-year note receivable bearing interest payable monthly at LIBOR plus a margin of 0.875%. On June 30, 2002 and June 30,

2003, the note was extended for one year. On June 30, 2004, the term of the note was made month-to-month. In 2005, we reduced our investment in the note by $0.1 million to account for our share of investee losses in excess of the carrying value of our equity investment in Coyote, and as of December 31, 2005, we included the principal amount of $17.0 million related to this note within

"Notes Receivable-Related Parties" on our consolidated balance sheet.

     In March 2006, Enterprise and we agreed to a resolution that would transfer

Coyote Gulch's notes payable to Enterprise and us to members' equity. According to the provisions of this resolution, we then contributed the principal amount of $17.0 million related to our note receivable to our equity investment in

Coyote Gulch. The $17.0 million amount is included within "Investments" on our consolidated balance sheet as of June 30, 2006.

14.  Regulatory Matters

     Accounting for Integrity Testing Costs

     On November 5, 2004, the FERC issued a Notice of Proposed Accounting

Release that would require FERC jurisdictional entities to recognize costs incurred in performing pipeline assessments that are a part of a pipeline integrity management program as maintenance expense in the period incurred. The proposed accounting ruling was in response to the FERC's finding of diverse practices within the pipeline industry in accounting for pipeline assessment activities. The proposed ruling would standardize these practices. Specifically,

the proposed ruling clarifies the distinction between costs for a "one-time rehabilitation project to extend the useful life of the system," which could be capitalized, and costs for an "on-going inspection and testing or maintenance program," which would be accounted for as maintenance and charged to expense in the period incurred.

     On June 30, 2005, the FERC issued an order providing guidance to the industry on accounting for costs associated with pipeline integrity management requirements. The order is effective prospectively from January 1, 2006. Under the order, the costs to be expensed as incurred include those to:

     o    prepare a plan to implement the program;

     o    identify high consequence areas;

     o    develop and maintain a record keeping system; and

     o    inspect affected pipeline segments.

                                       52


     The costs of modifying the pipeline to permit in-line inspections, such as installing pig launchers and receivers, are to be capitalized, as are certain costs associated with developing or enhancing computer software or to add or replace other items of plant.

     The Interstate Natural Gas Association of America, referred to in this report as INGAA, sought rehearing of the FERC's June 30, 2005 order. The FERC denied INGAA's request for rehearing on September 19, 2005. On December 15,

2005, INGAA filed with the United States Court of Appeals for the District of

Columbia Circuit, in Docket No. 05-1426, a petition for review asking the court whether the FERC lawfully ordered that interstate pipelines subject to FERC rate regulation and related accounting rules must treat certain costs incurred in complying with the Pipeline Safety Improvement Act of 2002, along with related pipeline testing costs, as expenses rather than capital items for purposes of complying with the FERC's regulatory accounting regulations. On May 10, 2006,

the court issued an order establishing a briefing schedule. Under the schedule,

INGAA filed its initial brief on June 23, 2006. The FERC's brief is due August

23, 2006, and INGAA's reply brief is due September 6, 2006.

     The implementation of this FERC order on January 1, 2006, had no material impact on our financial position, results of operations, or cash flows in the first half of 2006. Our Kinder Morgan Interstate Gas Transmission system,

referred to in this report as KMIGT, expects an increase of approximately $0.8 million in operating expenses in 2006 related to pipeline integrity management programs due to its implementation of this FERC order on January 1, 2006, which will cause KMIGT to expense certain program costs that previously were capitalized.

     In addition, our intrastate natural gas pipelines located within the State of Texas are not FERC-regulated but are regulated by the Railroad Commission of

Texas. We will maintain our current accounting procedures with respect to our accounting for pipeline integrity testing costs.

     Selective Discounting

     On November 22, 2004, the FERC issued a notice of inquiry seeking comments on its policy of selective discounting. Specifically, the FERC is asking parties to submit comments and respond to inquiries regarding the FERC's practice of permitting pipelines to adjust their ratemaking throughput downward in rate cases to reflect discounts given by pipelines for competitive reasons - when the discount is given to meet competition from another gas pipeline. Comments were filed by numerous entities, including Natural Gas Pipeline Company of America (a

Kinder Morgan, Inc. affiliate), on March 2, 2005. Several reply comments have subsequently been filed. By an order issued on May 31, 2005, the FERC reaffirmed its existing policy on selective discounting by interstate pipelines without change. Several entities filed for rehearing; however, by an order issued on

November 17, 2005, the FERC denied all requests for rehearing. On January 9,

2006, a petition for judicial review of the FERC's May 31, 2005 and November 17,

2005 orders was filed by the Northern Municipal District Group/Midwest Region

Gas Task Force Association.

     Notice of Proposed Rulemaking - Market Based Storage Rates

     On December 22, 2005, the FERC issued a notice of proposed rulemaking to amend its regulations by establishing two new methods for obtaining market based rates for underground natural gas storage services. First, the FERC proposed to modify its market power analysis to better reflect competitive alternatives to storage. Doing so would allow a storage applicant to include other storage services as well as non-storage products such as pipeline capacity, local production, or liquefied natural gas supply in its calculation of market concentration and its analysis of market share. Secondly, the FERC proposed to modify its regulations to permit the FERC to allow market based rates for new storage facilities even if the storage provider is unable to show that it lacks market power. Such modifications would be allowed provided the FERC finds that the market based rates are in the public interest, are necessary to encourage the construction of needed storage capacity, and that customers are adequately protected from the abuse of market power.

     On June 19, 2006, FERC issued Order No. 678 allowing for broader market-based pricing of storage services. The rule expands the alternatives that can be considered in evaluating competition, provides that market-based pricing may be available even when market power is present (if market-based pricing is needed to stimulate development), and treats expansions of existing storage facilities similar to new storage facilities. The order became effective July

27, 2006. Several parties have filed for rehearing of this Order.

                                       53


     Notice of Proposed Rulemaking - Revisions to Blanket Certificate

     Regulations and Clarification Regarding Rates

     On June 16, 2006, in Docket No. RM06-7-000, the FERC issued a notice of proposed rulemaking (pursuant to a joint petition for a rulemaking by INGAA and the Natural Gas Supply Association) that would extend blanket certificate

(self-implementing) authority to a broader class of facilities, such as mainline expansions, certain LNG facilities, and certain storage facilities. The proposed rules also increase the cost limits for such self-implementing authority. In the notice, the FERC found that its existing policies can accommodate the joint petitioners' desire to offer rate incentives to obtain early project commitments and that such rate incentives do not constitute undue discrimination. Comments are due August 25, 2006.

     Policy Statement - Natural Gas Quality and Interchangeability

     On June 19, 2006, in Docket No. PL04-3-000, the FERC issued a Policy

Statement providing guidelines that the FERC will use in dealing with gas quality and interchangeability issues. The FERC affirmed that any enforceable gas quality standard must be contained in a pipeline tariff. The Policy

Statement emphasized flexibility and tailoring of gas quality specifications to various market conditions and requirements.

     Natural Gas Pipeline Expansion Filings

     On May 31, 2006, in FERC Docket No. CP06-354-000, Rockies Express Pipeline

LLC filed an application for authorization to construct and operate certain facilities comprising its proposed "Rockies Express-West Project." Upon approval by the FERC, this project will authorize the first planned segment extension of the Rockies Express Pipeline extending from the Cheyenne Hub located in Weld

County, Colorado to an interconnection with Panhandle Eastern Pipe Line located in Audrain County, Missouri. The project will comprise approximately 713 miles of 42-inch diameter pipeline and is proposed to transport approximately 1.5 billion cubic feet per day of natural gas across the following five states:

Wyoming, Colorado, Nebraska, Kansas and Missouri. The project will also include certain improvements to existing Rockies Express facilities located to the west of the Cheyenne Hub.

     On June 23, 2006, in FERC Docket No. CP06-401-000, TransColorado Gas

Transmission Company filed an application for authorization to construct and operate certain facilities comprising its proposed "Blanco-Meeker Expansion

Project." Upon implementation, this project will facilitate the transportation of up to approximately 250 million cubic feet per day of natural gas from the

Blanco Hub area in San Juan County, New Mexico through TransColorado's existing interstate pipeline for delivery to the Rockies Express Pipeline at an existing point of interconnection located in the Meeker Hub in Rio Blanco County,

Colorado.

     FERC Order No. 2004

     On July 20, 2006, the FERC accepted our interstate pipelines' May 19, 2005 compliance filing under Order No. 2004, the order adopting standards of conduct that govern the relationships between natural gas transmission providers and all their marketing and energy affiliates.

15.  Recent Accounting Pronouncements

     SFAS No. 123R

     On December 16, 2004, the Financial Accounting Standards Board issued SFAS

No. 123R (revised 2004), "Share-Based Payment." This Statement amends SFAS No.

123, "Accounting for Stock-Based Compensation," and requires companies to expense the value of employee stock options and similar awards. Significant provisions of SFAS No. 123R include the following:

     o    share-based payment awards result in a cost that will be measured at fair value on the awards' grant date, based on the estimated number of awards that are expected to vest. Compensation cost for awards that vest would not be reversed if the awards expire without being exercised;

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

     o    when measuring fair value, companies can choose an option-pricing model that appropriately reflects their specific circumstances and the economics of their transactions;

     o    companies will recognize compensation cost for share-based payment awards as they vest, including the related tax effects. Upon settlement of share-based payment awards, the tax effects will be recognized in the income statement or additional paid-in capital; and

     o    public companies are allowed to select from three alternative transition methods - each having different reporting implications.

     For us, this Statement became effective January 1, 2006. However, we have not granted common unit options or made any other share-based payment awards since May 2000, and as of December 31, 2005, all outstanding options to purchase our common units were fully vested. Therefore, the adoption of this Statement did not have an effect on our consolidated financial statements due to the fact that we have reached the end of the requisite service period for any compensation cost resulting from share-based payments made under our common unit option plan.

     SFAS No. 154

     On June 1, 2005, the FASB issued SFAS No. 154, "Accounting Changes and

Error Corrections." This Statement replaces Accounting Principles Board Opinion

No. 20, "Accounting Changes" and SFAS No. 3, "Reporting Accounting Changes in

Interim Financial Statements." SFAS No. 154 applies to all voluntary changes in accounting principle, and changes the requirements for accounting for and reporting of a change in accounting principle.

     SFAS No. 154 requires retrospective application to prior periods' financial statements of a voluntary change in accounting principle unless it is impracticable. In contrast, APB No. 20 previously required that most voluntary changes in accounting principle be recognized by including in net income of the period of the change the cumulative effect of changing to the new accounting principle. The FASB believes the provisions of SFAS No. 154 will improve financial reporting because its requirement to report voluntary changes in accounting principles via retrospective application, unless impracticable, will enhance the consistency of financial information between periods.

     The provisions of this Statement are effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005

(January 1, 2006 for us). The Statement does not change the transition provisions of any existing accounting pronouncements, including those that are in a transition phase as of the effective date of this Statement. Adoption of this Statement did not have any immediate effect on our consolidated financial statements, and we will apply this guidance prospectively.

     EITF 04-5

     In June 2005, the Emerging Issues Task Force reached a consensus on Issue

No. 04-5, or EITF 04-5, "Determining Whether a General Partner, or the General

Partners as a Group, Controls a Limited Partnership or Similar Entity When the

Limited Partners Have Certain Rights." EITF 04-5 provides guidance for purposes of assessing whether certain limited partners rights might preclude a general partner from controlling a limited partnership.

     For general partners of all new limited partnerships formed, and for existing limited partnerships for which the partnership agreements are modified,

the guidance in EITF 04-5 is effective after June 29, 2005. For general partners in all other limited partnerships, the guidance is effective no later than the beginning of the first reporting period in fiscal years beginning after December

15, 2005 (January 1, 2006, for us). The adoption of EITF 04-5 did not have an effect on our consolidated financial statements.

                                       55


     SFAS No. 155

     On February 16, 2006, the FASB issued SFAS No. 155, "Accounting for Certain

Hybrid Financial Instruments." This Statement amends SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" and SFAS No. 140, "Accounting

for Transfers and Servicing of Financial Assets and Extinguishments of

Liabilities." The Statement improves the financial reporting of certain hybrid financial instruments by requiring more consistent accounting that eliminates exemptions and provides a means to simplify the accounting for these instruments. Specifically, it allows financial instruments that have embedded derivatives to be accounted for as a whole (eliminating the need to bifurcate the derivative from its host) if the holder elects to account for the whole instrument on a fair value basis.

     The provisions of this Statement are effective for all financial instruments acquired or issued after the beginning of an entity's first fiscal year that begins after September 15, 2006 (January 1, 2007 for us). Adoption of

this Statement should not have any immediate effect on our consolidated financial statements, and we will apply this guidance prospectively.

     SFAS No. 156

     On March 17, 2006, the FASB issued SFAS No. 156, "Accounting for Servicing of Financial Assets." This Statement amends SFAS No. 140 and simplifies the accounting for servicing assets and liabilities, such as those common with mortgage securitization activities. Specifically, this Statement addresses the recognition and measurement of separately recognized servicing assets and liabilities, and provides an approach to simplify efforts to obtain hedge-like

(offset) accounting by permitting a servicer that uses derivative financial instruments to offset risks on servicing to report both the derivative financial instrument and related servicing asset or liability by using a consistent measurement attribute--fair value.

     An entity should adopt this Statement as of the beginning of its first fiscal year that begins after September 15, 2006 (January 1, 2007 for us).

Earlier adoption is permitted as of the beginning of an entity's fiscal year,

provided the entity has not yet issued financial statements, including interim financial statements, for any period of that fiscal year. The effective date of this Statement is the date an entity adopts the requirements of this Statement.

Adoption of this Statement should not have any immediate effect on our consolidated financial statements, and we will apply this guidance prospectively.

     EITF 06-3

     On June 28, the FASB ratified the consensuses reached by the Emerging

Issues Task Force on EITF 06-3, "How Taxes Collected from Customers and Remitted to Governmental Authorities Should Be Presented in the Income Statement (That

is, Gross versus Net Presentation)." According to the provisions of EITF 06-3:

     o    taxes assessed by a governmental authority that are directly imposed on a revenue-producing transaction between a seller and a customer may include, but are not limited to, sales, use, value added, and some excise taxes; and

     o    that the presentation of such taxes on either a gross (included in revenues and costs) or a net (excluded from revenues) basis is an accounting policy decision that should be disclosed pursuant to

          Accounting Principles Board Opinion No. 22 (as amended) "Disclosure of

          Accounting Policies." In addition, for any such taxes that are reported on a gross basis, a company should disclose the amounts of those taxes in interim and annual financial statements for each period for which an income statement is presented if those amounts are significant. The disclosure of those taxes can be done on an aggregate basis.

     EITF 06-3 should be applied to financial reports for interim and annual reporting periods beginning after December 15, 2006 (January 1, 2007 for us). We are currently reviewing the effects of EITF 06-3.

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

     FIN 48

     In June 2006, the FASB issued Interpretation (FIN) No. 48, "Accounting for

Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109." This interpretation clarifies the accounting for uncertainty in income taxes recognized in an enterprise's financial statements in accordance with SFAS No.

109, "Accounting for Income Taxes." This interpretation prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. It also provides guidance on derecognition, classification, interest and penalties,

accounting in interim periods, disclosure, and transition. This Interpretation is effective for fiscal years beginning after December 15, 2006 (January 1, 2007 for us). We are currently reviewing the effects of this Interpretation.

     Proposed Standard on Pensions and Other Post-Retirement Benefits

     On July 26, 2006, the FASB affirmed its previous decision to make the recognition provisions of its proposed standard "Employers' Accounting for

Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB

Statements No. 87, 88, 106 and 132(R)," effective for public companies for fiscal years ending after December 15, 2006 (December 31, 2006 for us).

     We will be required to (i) apply the new standard to our year-end financial statements and (ii) recognize on our consolidated balance sheet the funded status of our pension and post-retirement benefit plans. We are currently reviewing the effects of this proposed standard and assessing the impact of the potential balance sheet changes.

Item 2. Management's Discussion and Analysis of Financial Condition and Results

        of Operations.

     The following discussion and analysis of our financial condition and results of operations provides you with a narrative on our financial results. It contains a discussion and analysis of the results of operations for each segment of our business, followed by a discussion and analysis of our financial condition. The following discussion and analysis should be read in conjunction with:

     o    our accompanying interim consolidated financial statements and related notes (included elsewhere in this report), and

     o    our consolidated financial statements, related notes and management's discussion and analysis of financial condition and results of operations included in our Annual Report on Form 10-K for the year ended December 31, 2005.

Critical Accounting Policies and Estimates

     Accounting standards require information in financial statements about the risks and uncertainties inherent in significant estimates, and the application of generally accepted accounting principles involves the exercise of varying degrees of judgment. Certain amounts included in or affecting our consolidated financial statements and related disclosures must be estimated, requiring us to make certain assumptions with respect to values or conditions that cannot be known with certainty at the time the financial statements are prepared. These estimates and assumptions affect the amounts we report for assets and liabilities and our disclosure of contingent assets and liabilities at the date of our financial statements.

     We routinely evaluate these estimates, utilizing historical experience,

consultation with experts and other methods we consider reasonable in the particular circumstances. Nevertheless, actual results may differ significantly from our estimates. Any effects on our business, financial position or results of operations resulting from revisions to these estimates are recorded in the period in which the facts that give rise to the revision become known. In preparing our consolidated financial statements and related disclosures,

examples of certain areas that require more judgment relative to others include our use of estimates in determining:

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

     o    the economic useful lives of our assets;

     o    the fair values used to determine possible asset impairment charges;

     o    provisions for uncollectible accounts receivable;

     o    exposures under contractual indemnifications; and

     o    various other recorded or disclosed amounts.

     Further information about us and information regarding our accounting policies and estimates that we consider to be "critical" can be found in our

Annual Report on Form 10-K for the year ended December 31, 2005. There have not been any significant changes in these policies and estimates during the three and six months ended June 30, 2006.

Results of Operations

     Consolidated




                                                                    Three Months Ended June 30,    Six Months Ended June 30,

                                                                    ---------------------------    -------------------------

                                                                       2006             2005          2006           2005

                                                                    ---------        ----------    ----------     ----------

                                                                                         (In thousands)

Earnings before depreciation, depletion and amortization expense and amortization of excess cost of equity investments


    Products Pipelines............................................  $ 119,228        $  123,262    $  245,123     $  248,864

    Natural Gas Pipelines.........................................    150,841           115,044       294,373        238,731

    CO2...........................................................    124,109           114,778       245,777        237,636

    Terminals.....................................................    101,581            77,626       191,550        151,831

                                                                    ---------        ----------    ----------     ----------

Segment earnings before depreciation, depletion and amortization expense and amortization of excess cost of equity

  investments(a)..................................................    495,759           430,710       976,823        877,062

  Depreciation, depletion and amortization expense................    (97,229)          (88,261)     (189,950)      (173,288)

  Amortization of excess cost of equity investments...............     (1,414)           (1,409)       (2,828)        (2,826)

  Interest and corporate administrative expenses(b)...............   (150,055)         (119,214)     (290,275)      (255,501)

                                                                    ---------        ----------    ----------     ----------

Net income........................................................  $ 247,061        $  221,826    $  493,770     $  445,447

                                                                    =========        ==========    ==========     ==========



---------------

     (a)  2006 Products Pipelines business segment amounts include environmental liability adjustments resulting in a $16,448 increase in expense and transmix contract settlements resulting in income of $5,700. 2006

          Natural Gas Pipelines business segment amounts include environmental liability adjustments resulting in a $1,500 increase in expense, a

          $15,114 gain from the combined sale of our Douglas natural gas gathering system and Painter Unit fractionation facility, and a $6,244 reduction in expense due to the release of a reserve related to a natural gas pipeline contract obligation. 2006 CO2 business segment amounts include a $1,819 loss on derivative contracts used to hedge forecasted crude oil sales.

     (b)  Includes unallocated interest income, interest and debt expense,

          general and administrative expenses (including unallocated litigation and environmental expenses) and minority interest expense.

     Throughout the first half of 2006, we increased earnings in 2006, relative to 2005, by capitalizing on:

     o    improved margins from natural gas sale, transportation, and storage activities;

     o    the sales of carbon dioxide, crude oil and natural gas plant liquids products at higher average prices, and transporting higher volumes of carbon dioxide for use in enhanced oil recovery operations; and

     o    incremental contributions from bulk and liquids terminal operations acquired since the second quarter of 2005.

     For the second quarter of 2006, our consolidated net income was $247.1 million, or $0.53 per diluted unit. This compares to consolidated net income of

$221.8 million, or $0.50 per diluted unit, for the second quarter of 2005. For the six month periods ended June 30, our consolidated net income totaled $493.8 million ($1.06 per diluted unit) in 2006 and $445.4 million ($1.04 per diluted unit) in 2005. We earned total revenues of $2,196.5 million and

                                       58


$2,126.4 million, respectively, in the three month periods ended June 30, 2006 and 2005, and total revenues of $4,588.1 million and $4,098.3 million,

respectively, in the six month periods ended June 30, 2006 and 2005.

     Because our partnership agreement requires us to distribute 100% of our available cash to our partners on a quarterly basis (available cash consists primarily of all our cash receipts, less cash disbursements and changes in reserves), we consider each period's earnings before all non-cash depreciation,

depletion and amortization expenses, including amortization of excess cost of equity investments, to be an important measure of our success in maximizing returns to our partners. Our segment earnings before depreciation, depletion and amortization expenses consist of our:

     o    revenues;

     o    earnings from equity investments;

     o    income taxes;

     o    allocable interest income; and

     o    other income items, net of other expense items;

     less

     o    operating expenses, which include our natural gas purchases and other costs of sales, operations and maintenance expenses, fuel and power expenses and taxes, other than income taxes; and

     o    other operating expense (income) items.

     We use this measure of profit and loss (segment earnings before depreciation, depletion and amortization expenses) internally for evaluating segment performance and deciding how to allocate resources to our four reportable business segments. For the second quarter of 2006 and 2005, our total segment earnings before depreciation, depletion and amortization totaled $495.8 million and $430.7 million, respectively; for the comparable six month periods,

total segment earnings before depreciation, depletion and amortization totaled

$976.8 million in 2006 and $877.1 million in 2005.

     Excluding the environmental and certain other items described in footnote

(a) in the table above and discussed following, our second quarter and year-to-date 2006 segment earnings before depreciation, depletion and amortization for our four business segments totaled $488.5 million for the second quarter of 2006, up 13% from total segment earnings before depreciation,

depletion and amortization reported for the second quarter 2005. For the first six months of 2006, total segment earnings before depreciation, depletion and amortization, and the certain other items, totaled $969.5 million, up 11% from total segment earnings before depreciation, depletion and amortization reported for the same prior year period.

     Environmental Matters and Certain Other Items

     As described in footnote (a) in the table above, our second quarter and year-to-date 2006 segment earnings before depreciation, depletion and amortization included net earnings of $7.3 million from certain items occurring in the second quarter of 2006. The items consisted of the following:

     o    a decrease of $17.9 million, related to additional environmental expense associated with environmental liability adjustments and refined petroleum products pipeline releases. The amount consisted of two pieces. First, after a review of any potential environmental issues that could impact our assets or operations and of our need to correctly record all related environmental contingencies, we recognized a decrease in earnings of $14.4 million, related to an increase in environmental expense and in our accrued environmental and related claim liabilities. Secondly, we recognized a decrease in earnings of $3.5 million, related to our share of additional environmental expense recognized by Plantation Pipe Line Company. The expense was related to environmental and clean-up liability adjustments associated with an April 17, 2006 pipeline release of turbine

                                       59


          fuel from Plantation's 12-inch petroleum products pipeline located in

          Henrico County, Virginia.

          Our environmental expense of $17.9 million included a $14.9 million expense recorded within "Operations and maintenance," a $4.9 million expense recorded within "Earnings from equity investments," and a $1.9 million reduction in expense recorded within "Income Taxes" in our accompanying consolidated statements of income for the three and six months ended June 30, 2006. Combined, the $17.9 million increase in environmental expense resulted in a $16.4 million increase in expense to our Products Pipelines business segment and a $1.5 million increase in expense to our Natural Gas Pipelines business segment. For more information on environmental matters, see Note 3 to our consolidated financial statements included elsewhere in this report;

     o    an increase of $15.1 million, related to the combined sale of our

          Douglas natural gas gathering system and Painter Unit fractionation facility. Effective April 1, 2006, we sold these assets to a third party for approximately $42.5 million in cash, and we included a net gain of $15.1 million within "Other expense (income)" in our accompanying consolidated statements of income for the three and six months ended June 30, 2006. For more information on this gain, see

          Note 2 to our consolidated financial statements included elsewhere in this report;

     o    an increase of $6.2 million, related to a reduction in a previously established reserve for a natural gas purchase/sales contract. The contract is associated with the operations of our West Clear Lake natural gas storage facility located in Harris County, Texas. We acquired this storage facility as part of our acquisition of Kinder

          Morgan Tejas on January 31, 2002, and upon acquisition, we established a reserve for a contract liability. We included the $6.2 million reduction in the reserve within "Gas purchases and other costs of sales" in our accompanying consolidated statements of income for the three and six months ended June 30, 2006;

     o    an increase of $5.7 million, related to two separate contract settlements from our petroleum transmix processing operations. First,

          we recorded income of $6.2 million from fees received for the early termination of a long-term transmix processing agreement at our

          Colton, California processing facility. Secondly, we recorded an expense of $0.5 million related to payments we made to Motiva

          Enterprises LLC in June 2006 to settle claims for prior period transmix purchase costs at our Richmond, Virginia processing facility.

          We included the net income of $5.7 million from these two items within

          "Other, net" in our accompanying consolidated statements of income for the three and six months ended June 30, 2006; and

     o    a decrease of $1.8 million, due to a loss from ineffective cash flow hedging of forecasted sales of crude oil by our CO2 business segment.

          The hedge ineffectiveness resulted from differences between the deliverable grade of crude oil specified in our derivative contracts,

          on the one hand, and the deliverable grade of crude oil we expected to sell, on the other hand. We included this ineffective loss as a reduction to revenues and included the amount within "Product sales and other" in our accompanying consolidated statements of income for the three and six months ended June 30, 2006.

     Declared Partnership Distributions

     We declared a cash distribution of $0.81 per unit for the second quarter of

2006 (an annualized rate of $3.24). This distribution is almost 4% higher than the $0.78 per unit distribution we made for the second quarter of 2005. Our general partner and our common and Class B unitholders receive quarterly distributions in cash, while KMR, the sole owner of our i-units, receives quarterly distributions in additional i-units. The value of the quarterly per-share distribution of i-units is based on the value of the quarterly per-share cash distribution made to our common and Class B unitholders.

     Our annual published budget calls for cash distributions of $3.28 per unit for 2006; however, no assurance can be given that we will be able to achieve this level of distribution. Our budget does not take into account any transportation rate reductions or capital costs associated with financing the payment of reparations sought by shippers on our Pacific operations' interstate pipelines, which we now estimate will be approximately $20 million in 2006. For more information on our Pacific operations' regulatory proceedings, see Note 3 to our consolidated financial statements included elsewhere in this report.

                                       60


     Products Pipelines




                                                                    Three Months Ended June 30,    Six Months Ended June 30,

                                                                    ---------------------------    -------------------------

                                                                       2006            2005             2006          2005

                                                                       ----            ----             ----          ----

                                                                           (In thousands, except operating statistics)


Revenues......................................................      $   189,021      $  174,632    $  369,547      $ 345,915

Operating expenses(a).........................................          (78,893)        (57,070)     (139,540)      (109,126)

Earnings from equity investments(b)...........................            2,688           7,065        10,553         15,450

Interest income and Other, net-income (expense)(c)............            7,229           1,372         8,435          2,663

Income taxes(d)...............................................             (817)         (2,737)       (3,872)        (6,038)

                                                                    -----------      ----------    ----------      ---------

  Earnings before depreciation,depletion and amortization

  expense and amortization of excess cost of

  equity investments..........................................          119,228         123,262       245,123        248,864

Depreciation, depletion and amortization expense..............          (20,479)        (19,828)      (40,721)       (39,222)

Amortization of excess cost of equity investments.............             (839)           (836)       (1,680)        (1,680)

                                                                    -----------      ----------    ----------      ---------

  Segment earnings............................................      $    97,910      $  102,598    $  202,722      $ 207,962

                                                                    ===========      ==========    ==========      =========

Gasoline (MMBbl)..............................................            115.4           118.0         227.0          226.9

Diesel fuel (MMBbl)...........................................             39.3            40.8          78.0           81.0

Jet fuel (MMBbl)..............................................             29.9            29.4          59.4           58.8

                                                                    -----------      ----------    ----------      ---------

  Total refined product volumes (MMBbl).......................            184.6           188.2         364.4          366.7

Natural gas liquids (MMBbl)...................................              8.9             8.0          18.7           17.6

  Total delivery volumes (MMBbl)(e)...........................            193.5           196.2         383.1          384.3

                                                                    ===========      ==========    ==========      =========



__________

(a)  2006 amounts include a $13,458 increase in expense associated with environmental liability adjustments.

(b)  2006 amounts include a $4,861 increase in expense associated with environmental liability adjustments on Plantation Pipe Line Company.

(c)  2006 amounts include a $5,700 increase in income from the settlement of transmix processing contracts.

(d)  2006 amounts include a $1,871 decrease in expense associated with the tax effect on our share of environmental expenses incurred by Plantation Pipe

     Line Company and described in footnote (b).

(e)  Includes Pacific, Plantation, North System, CALNEV, Central Florida,

     Cypress and Heartland pipeline volumes.

     Our Products Pipelines segment reported earnings before depreciation,

depletion and amortization of $119.2 million on revenues of $189.0 million in the second quarter of 2006. This compares to earnings before depreciation,

depletion and amortization of $123.3 million on revenues of $174.6 million in the second quarter of 2005. For the comparable six month periods, the segment reported earnings before depreciation, depletion and amortization of $245.1 million on revenues of $369.5 million in 2006, and earnings before depreciation,

depletion and amortization of $248.9 million on revenues of $345.9 million in

2005.

     As noted in the table above, and referred to above in

"-Consolidated--Environmental Matters and Certain Other Items," the segment's

2006 earnings included an expense of $16.4 million from the adjustment of environmental liabilities and other income of $5.7 million from the settlement of two separate transmix processing contracts. Excluding these two items,

segment earnings before depreciation, depletion and amortization expenses totaled $129.9 million for the second quarter of 2006 and $255.8 million for the first six months of 2006.

     Segment Earnings before Depreciation, Depletion and Amortization

     Excluding the effect of the two adjustments described above, our Products

Pipelines' segment earnings before depreciation, depletion and amortization increased $6.6 million (5%) in the second quarter of 2006, and $6.9 million (3%)

in the first half of 2006, compared to the same prior year periods. Despite relatively flat earnings across the comparable first quarter periods, the segment was able to increase earnings before depreciation, depletion and amortization expenses in the second quarter of 2006, relative to a year ago,

from strong performances from our Southeast terminal operations, our North

System, our Central Florida and Cypress pipelines, our Pacific operations, and our equity interest in Plantation Pipe Line Company, all of which produced improved results compared to the second quarter of 2005. Earnings from our

Transmix operations and our proportionate interest in the Cochin Pipeline declined in the second quarter of 2006 versus the second quarter of 2005.

                                       61


     The segment's overall increases in segment earnings before depreciation,

depletion and amortization expenses (and excluding the above adjustments) for the comparable three and six month periods primarily included the following period-to-period increases and decreases:

     o    increases of $2.2 million (26%) and $3.1 million (20%), respectively,

          from our Southeast products terminal operations--due primarily to higher product inventory sales at higher average prices and to incremental storage revenues from certain terminals acquired from

          Charter Terminal Company and Charter-Triad Terminals in November 2004;

     o    increases of $2.2 million (63%) and $1.6 million (17%), respectively,

          from our North System--due largely to higher throughput revenues and higher natural gas liquids product gains in the second quarter of 2006 versus the second quarter of 2005;

     o    increases of $1.1 million (1%) and $3.1 million (2%), respectively,

          from our combined West Coast refined petroleum products pipelines and terminal operations, which include our Pacific operations, our CALNEV

          Pipeline and our West Coast terminals.

          The quarter-to-quarter increase in earnings before depreciation,

          depletion and amortization expenses from these three operations was driven by increases of $0.5 million (5%) from our West Coast terminal operations and $0.4 million (1%) from our Pacific operations. The increase from our West Coast terminals was primarily due to a $1.8 million (13%) increase in operating revenues, partially offset by higher quarter-to-quarter operating expenses. The earnings increase was driven by additional tankage at our Carson/Los Angeles Harbor system terminals, overall higher product throughput, and higher rent rates. The increase from our Pacific operations was largely due to lower property tax expenses and higher administrative overhead collected from recollectible capital projects. The decrease in property tax expenses related to adjustments made to tax liability accounts in May 2006, following a favorable ruling settling differences over property valuations in the State of Arizona.

          The increase in earnings for the comparable six month periods was primarily due to a $2.2 million (10%) increase from our CALNEV

          Pipeline operations and a $0.7 million (1%) increase from our Pacific operations. The increase from CALNEV was mainly due to higher product delivery revenues, driven by an over 7% increase in delivery volumes and a 4% increase in average tariff rates. The higher volumes in 2006 were attributable to both strong demand, primarily from the Las Vegas,

          Nevada market, and to service interruptions in the first quarter of

          2005 resulting from adverse weather on the West Coast. The higher tariffs were due to a Federal Energy Regulatory Commission tariff index increase in July 2005 (producer price index-finished goods adjustment). The increase from our Pacific operations was due principally to the same factors that affected second quarter results,

          as discussed above;

     o    increases of $0.9 million (11%) and $0.3 million (2%), respectively,

          from our Central Florida Pipeline--due largely to higher refined products transportation revenues in the second quarter of 2006,

          compared to the second quarter a year ago. In the second quarter of

          2006, total pipeline delivery revenues increased $1.2 million (12%)

          compared to the second quarter of 2005. The increase was due to a 2%

          increase in product delivery volumes and to a 10% increase in the average tariff per barrel transported;

     o    an increase of $0.8 million (9%) in the comparable second quarter periods from our approximate 51% ownership interest in Plantation Pipe

          Line Company--due chiefly to higher operating fees. Earnings from our investment in Plantation were flat across both six month periods, as higher income from operating functions were offset by lower equity earnings;

     o    decreases of $0.3 million (6%) and $0.3 million (3%), respectively,

          from our 49.8% ownership interest in the Cochin pipeline system--due primarily to lower transportation revenues caused by a drop in ethylene delivery volumes. The decrease in delivery volumes was primarily due to pipeline operating pressure restrictions. Total delivery volumes on the Cochin Pipeline decreased 16% in the second quarter of 2006 versus the second quarter of 2005; and

                                       62


     o    decreases of $0.2 million (4%) and $0.9 million (8%), respectively,

          from our petroleum pipeline transmix processing operations--due primarily to lower revenues and higher fuel and power expenses in the second quarter of 2006, compared to the second quarter last year.

          On a year-to-date basis, total transmix processing volumes decreased over 5% in 2006 versus 2005, largely due to a decrease at our

          Indianola, Pennsylvania transmix facility. The higher expenses were partly due to the start-up of our recently constructed transmix facility located in Greensboro, North Carolina. In the second quarter of 2006, we completed construction and placed into service the approximately $11 million facility, which is capable of processing

          6,000 barrels of transmix per day for Plantation and other interested parties. In the second quarter of 2006, the Greensboro facility accounted for incremental earnings before depreciation, depletion and amortization of $0.2 million.

     Segment Details

     Revenues for the segment increased $14.4 million (8%) in the second quarter of 2006 compared to the second quarter of 2005. For the comparable six month periods, revenues increased $23.6 million (7%) in 2006 versus 2005.

     The period-to-period increases in segment revenues for the comparable three and six month periods of 2006 and 2005, respectively, were principally due to the following:

     o    increases of $10.2 million (78%) and $9.2 million (33%), respectively,

          from our Southeast terminals--largely attributable to higher product inventory sales, as described above;

     o    increases of $1.8 million (13%) and $3.5 million (13%), respectively,

          from our West Coast terminals--related to rent escalations, higher throughput barrels and rates at various locations, and additional tank capacity at our Carson/Los Angeles Harbor system terminals;

     o    increases of $1.0 million (7%) and $3.3 million (12%), respectively,

          from our CALNEV Pipeline. The quarter-to-quarter increase was primarily due to a $0.9 million (8%) increase in refined product delivery revenues in the second quarter of 2006, compared to the second quarter of 2005. The increase from product delivery revenues was due to a 3% increase in transport volumes and a 4% increase in average tariff rates. For the comparable six month periods, the $3.3 million increase in 2006 over 2005 consisted of a $2.6 million (12%)

          increase in product delivery revenues and a $0.7 million (10%)

          increase in product terminal revenues. The increase from product deliveries was due to an over 7% increase in delivery volumes and an over 4% increase in average tariff rates, due to a Federal Energy

          Regulatory Commission tariff index increase in July 2005 (producer price index-finished goods adjustment);

     o    increases of $1.2 million (12%) and $1.7 million (9%), respectively,

          from our Central Florida Pipeline--driven by increases of 10% and 8%,

          respectively, in the average tariff rates for the three and six month periods of 2006 compared to 2005;

     o    increases of $1.2 million (15%) and $1.2 million (7%), respectively,

          from our North System--due to higher natural gas liquids delivery revenues in the second quarter of 2006. The increase was driven by an over 3% increase in natural gas liquids delivery volumes and an 11%

          increase in average tariffs. The tariff increase resulted from a combination of an annual indexed tariff increase approved by the

          Federal Energy Regulatory Commission (effective July 1, 2005), and an increase in the proportion of volumes shipped at higher versus lower tariffs offered on the North System;

     o    decrease of $0.2 million (0%) and increase of $5.2 million (3%),

          respectively, from our Pacific operations. The quarter-to-quarter decrease consisted of a $1.0 million (2%) decrease in refined product delivery revenues and a $0.8 million (3%) increase in product terminal revenues in the second quarter of 2006, compared to the second quarter of 2005. The decrease from product delivery revenues was due to an almost 2% decrease in mainline average tariff rates, reflecting the impact of rate reductions that went into effect on May 1, 2006 according to settlements reached over our Pacific operations'

          litigated rate case issues. Without this rate reduction, revenues from our Pacific operations would have increased in the second quarter of

          2006, relative to the second quarter of 2005.

                                       63


          For the comparable six month periods, the increase in revenues consisted of a $2.5 million (2%) increase from mainline delivery revenues and a $2.7 million (6%) increase in product terminal revenues. The increase from product delivery revenues was due to an almost 2% increase in mainline delivery volumes, and the increase from terminal revenues was due to the higher transportation volumes and to incremental service revenues, including diesel lubricity-improving injection services that we began offering in May 2005;

     o    decreases of $1.2 million (13%) and $0.8 million (4%), respectively,

          from our ownership interest in Cochin--attributable to the lower transportation revenues, as described above;

     Combining all of the segment's operations, total delivery volumes of refined petroleum products decreased almost 2% in the second quarter of 2006,

compared to the second quarter of 2005. Excluding volumes delivered by

Plantation Pipe Line, combined deliveries of refined petroleum products were essentially unchanged across both quarterly periods. In the second quarter of

2006, Plantation realized a 6.7% decrease in delivery volumes compared to the second quarter of 2005, due to alternative pipeline service into Southeast markets and to changes in supply from Louisiana and Mississippi refineries.

Compared to the second quarter of 2005, total deliveries of natural gas liquids increased 11% in the second quarter of 2006, and quarter-to-quarter refined product delivery volumes were up 3.5% and 1.9%, respectively, on our CALNEV and

Central Florida pipelines in 2006. Through the first six months of 2006, and excluding Plantation volumes, total refined product delivery volumes for the segment were up 1.4%, but segment gasoline delivery volumes were down 0.2%,

diesel volumes were up 2.8% and jet fuel volumes were up 5.2%.

     Excluding the 2006 environmental liability adjustment, the segment's combined operating expenses, which consist of all cost of sales expenses,

operating and maintenance expenses, fuel and power expenses, and all tax expenses, excluding income taxes, increased $8.4 million (15%) and $17.0 million

(16%), respectively, in the second quarter and first half of 2006, compared to the same year-ago periods. The overall increases in operating expenses for the comparable three and six month periods were mainly due to the following:

     o    increases of $8.0 million (170%) and $6.1 million (50%), respectively,

          from our Southeast terminals--largely attributable to higher ethanol purchases (offset by higher ethanol revenues) and increased operating and maintenance expenses associated with increased terminal activities;

     o    increases of $1.1 million (22%) and $2.9 million (31%), respectively,

          from our West Coast terminals--primarily related to incremental environmental expenses, higher operating expenses related to increased terminal activities, and higher electricity expenses due to increased volumes and higher utility rates;

     o    increases of $0.9 million (24%) and $1.1 million (15%), respectively,

          from our CALNEV Pipeline--due primarily to higher electricity expenses, higher second quarter 2006 operating expenses, and incremental environmental expense accruals. The increases in power expenses related to increases in product delivery volumes and to increases in average utility rates;

     o    increases of $0.4 million (20%) and $1.5 million (37%), respectively,

          from our Central Florida Pipeline operations--due primarily to environmental expenses in the first half of 2006 (expenses excluded from the amounts referred to above in "-Consolidated--Environmental

          Matters and Certain Other Items"), and to higher operating and maintenance expenses associated with higher throughput volumes;

     o    decrease of $0.4 million (1%) and increase of $4.9 million (11%),

          respectively, from our Pacific operations. The quarter-to-quarter decrease was primarily due to lower property taxes in the second quarter of 2006, described above, and to lower operating and maintenance expenses due to higher second quarter 2005 expenses associated with line wash-outs, repairs and environmental issues. The increase in the first half of 2006 over the first half of 2005 was largely due to higher fuel and power expenses in 2006, due to both product delivery volume and utility rate increases, and to a utility rebate credit received in the first quarter of 2005; and

     o    decreases of $0.7 million (17%) and $0.3 million (4%), respectively,

          from our interest in the Cochin Pipeline--due to lower operating,

          maintenance, and fuel and power expenses, all primarily related to the decrease in transportation volumes in 2006 compared to 2005, as discussed above.

                                       64


     The segment's equity investments consist of our approximate 51% interest in

Plantation Pipe Line Company, our 50% interest in the Heartland Pipeline

Company, and our 50% interest in Johnston County Terminal, LLC that was included in our November 2004 Charter products terminals acquisition. Excluding the adjustment related to our share of Plantation's environmental expenses described above, earnings from these investments increased $0.5 million (7%) in the second quarter of 2006, when compared to the same period last year. Segment earnings from equity investments were flat across the comparable six month periods. The quarter-to-quarter increase was primarily due to a $0.4 million increase in equity earnings from our investment in Heartland. Heartland's net income for the second quarter of 2006 exceeded its net income for the second quarter of 2005 largely due to expenses, recognized in the second quarter of 2005, related to refined products imbalance adjustments.

     Excluding the $5.7 million other income item from the settlement of transmix processing contracts in the second quarter of 2006, the segment's income from both allocable interest income and other income and expense items remained flat across both comparable three and six month periods.

     Excluding the adjustment for the tax effect on Plantation's environmental adjustment, the segment's income tax expenses were unchanged across the comparable three month periods, but decreased $0.3 million (5%) in the first six months of 2006, compared to 2005. The decrease was primarily due to the lower pre-tax earnings from Plantation Pipe Line Company, due primarily to higher oil loss expenses related to higher product prices, and lower transportation revenues. Compared to the first half of 2005, Plantation's overall pipeline deliveries of refined products declined 5% in 2006, due principally to warmer than normal weather, and partly to incremental volumes being diverted to competing pipelines.

     Non-cash depreciation, depletion and amortization charges, including amortization of excess cost of equity investments, increased $0.7 million (3%)

in the second quarter of 2006 and $1.5 million (4%) in the first half of 2006,

when compared to the same prior year periods. The quarter-to-quarter increase was primarily due to higher expenses from our Pacific operations, related to higher depreciable costs as a result of the capital spending we have made for both pipeline and storage expansion since the end of the second quarter of 2005.

In addition to higher depreciation from our Pacific operations, the $1.5 million increase in the comparable six month periods includes incremental depreciation charges from our Southeast terminal operations, related to additional depreciation expense as a result of final purchase price allocations, made in the fourth quarter of 2005, for depreciable terminal assets we acquired in

November 2004 from Charter Terminal Company and Charter-Triad Terminals, LLC.

     Natural Gas Pipelines




                                                                    Three Months Ended June 30,     Six Months Ended June 30,

                                                                    ---------------------------     -------------------------

                                                                         2006          2005             2006         2005

                                                                         ----          ----             ----         ----

                                                                           (In thousands, except operating statistics)


Revenues......................................................      $  1,601,760   $  1,616,657     $ 3,431,756   $ 3,089,549

Operating expenses and Other expense(a).......................        (1,461,960)    (1,509,692)     (3,159,726)   (2,866,787)

Earnings from equity investments..............................            10,609          8,598          21,771        17,028

Interest income and Other, net-income (expense)...............                47            562             499           479

Income taxes..................................................               385         (1,081)             73        (1,538)

                                                                    ------------   ------------     -----------   -----------

  Earnings before depreciation, depletion and amortization

  expense and amortization of excess cost of equity

  investments.................................................           150,841        115,044         294,373       238,731

Depreciation, depletion and amortization expense..............           (16,046)       (15,816)        (31,979)      (30,574)

Amortization of excess cost of equity investments.............               (70)           (69)           (139)         (138)

                                                                    ------------   ------------     -----------   -----------

  Segment earnings............................................      $    134,725   $     99,159     $   262,255   $   208,019

                                                                    ============   ============     ===========   ===========

Natural gas transport volumes (Trillion Btus)(b)..............             345.7          307.1           682.5         645.1

                                                                    ============   ============     ===========   ===========

Natural gas sales volumes (Trillion Btus)(c)..................             223.0          222.7           446.5         449.3

                                                                    ============   ============     ===========   ===========



__________

     (a)  2006 amounts include a $1,500 increase in expense associated with environmental liability adjustments, a $6,244 reduction in expense due to the release of a reserve related to a natural gas pipeline contract obligation, and a $15,114 gain from the combined sale of our Douglas natural gas gathering system and Painter Unit fractionation facility.

                                       65


     (b)  Includes Kinder Morgan Interstate Gas Transmission, Texas intrastate natural gas pipeline group, Trailblazer and TransColorado pipeline volumes.

     (c)  Represents Texas intrastate natural gas pipeline group.

     Our Natural Gas Pipelines business segment reported earnings before depreciation, depletion and amortization of $150.8 million on revenues of

$1,601.8 million in the second quarter of 2006. This compares to earnings before depreciation, depletion and amortization of $115.0 million on revenues of

$1,616.7 million in the second quarter of 2005. For the six month periods ended

June 30, 2006 and 2005, the segment reported earnings before depreciation,

depletion and amortization of $294.4 million and $238.7 million, respectively,

and revenues of $3,431.8 million and $3,089.5 million, respectively.

     As noted in the table above, and referred to above in

"--Consolidated--Environmental Matters and Certain Other Items," the segment's

2006 earnings included an expense of $1.5 million from the adjustment of our environmental liabilities, a reduction in expense of $6.2 million due to the release of a reserve related to a natural gas purchase/sales contract, and a gain of $15.1 million from the combined sale of our Douglas natural gas gathering system and Painter Unit fractionation facility. Excluding these three items, segment earnings before depreciation, depletion and amortization expenses totaled $131.0 million for the second quarter of 2006 and $274.6 million for the first six months of 2006.

     Segment Earnings before Depreciation, Depletion and Amortization

     Excluding the effect of the three adjustments described above, the segment's $16.0 million (14%) increase in earnings before depreciation,

depletion and amortization in the second quarter of 2006 versus the second quarter of 2005, and its $35.9 million (15%) increase in earnings before depreciation, depletion and amortization in the first half of 2006 versus the first half of 2005 were primarily related to the following changes:

     o    increases of $12.7 million (24%) and $28.9 million (25%),

          respectively, from our Texas intrastate natural gas pipeline group--due primarily to improved margins from natural gas sales activities. Margin is defined as the difference between the prices at which we buy gas in our supply areas and the prices at which we sell gas in our market areas, less the cost of fuel to transport. Our Texas intrastate group's margins can vary depending upon, among other things, the price volatility of natural gas produced in and delivered from the Gulf Coast region and Texas, the availability of

          transportation systems with adequate capacity, the availability of pipeline and/or underground system storage, and any changes or trends in the terms or conditions in which natural gas sale and purchase prices are contractually indexed;

     o    increases of $2.1 million (104%) and $3.8 million (73%), respectively,

          from our Casper Douglas natural gas gathering and processing operations--due mainly to increased natural gas sales, favorable gas imbalance gains and higher commodity prices, net of hedges;

     o    increases of $1.9 million (26%) and $4.9 million (34%), respectively,

          from our 49% equity investment in the Red Cedar Gathering Company--due largely to higher prices on incremental sales of excess fuel gas and by higher natural gas gathering revenues;

     o    increases of $1.8 million (20%) and $3.7 million (20%), respectively,

          from our TransColorado Pipeline--due primarily to higher gas transmission revenues, related to higher delivery volumes. The increase in volumes resulted from system improvements associated with an expansion, completed since the end of the first quarter of 2005, on the northern portion of the pipeline. TransColorado's north system expansion project was in-service on January 1, 2006, and provides for up to 300 million cubic feet per day of additional northbound transportation capacity;

     o    an increase of $1.2 million (11%) and a decrease of $2.4 million (9%),

          respectively, from our Trailblazer Pipeline--due to timing differences on the settlements of pipeline transportation imbalances in each of the first two quarters of 2006 versus the same periods of 2005. These pipeline imbalances were due to differences between the volumes nominated and volumes delivered at an inter-connecting point by the pipeline; and

                                       66


     o    decreases of $3.7 million (12%) and $3.0 million (6%), respectively,

          from our Kinder Morgan Interstate Gas Transmission system--due largely to favorable imbalance valuation adjustments recognized in the second quarter of 2005.

     Segment Details

     Compared to the same two periods last year, total segment operating revenues, including revenues from natural gas sales, decreased $14.9 million

(1%) in the second quarter of 2006, but increased $342.3 million (11%) in the first six months of 2006. Similarly, excluding the effect of the three adjustments described above, combined operating expenses, including natural gas purchase costs and excluding the 2006 environmental and contract obligation adjustments, decreased $27.9 million (2%) in the second quarter of 2006, and increased $312.8 million (11%) in the first six months of 2006, when compared to the same periods of 2005.

     The period-to-period changes in segment revenues and segment operating expenses were due mainly to the purchase and sales activities of our Texas intrastate natural gas pipeline group, discussed above, and to the relative changes in average natural gas prices, which decreased in the second quarter of

2006, relative to the second quarter of 2005, but increased in the first half of

2006, relative to the first half of 2005. Accordingly, revenues from the sales of natural gas by our Texas Intrastate group decreased $15.9 million (1%) in the second quarter of 2006 versus the second quarter of 2005, but increased $324.0 million (12%) in the first half of 2006 versus the first half of 2005;

similarly, the group's costs of sales, excluding the adjustment related to the pipeline contract obligation adjustment, decreased $35.5 million (2%) in the second quarter of 2006 versus the second quarter of 2005, but increased $294.1 million (11%) in the first half of 2006 versus the first half of 2005.

     We account for the segment's investments in Red Cedar Gathering Company,

Coyote Gas Treating, LLC and Thunder Creek Gas Services, LLC under the equity method of accounting. Combined earnings from these three investees increased

$2.0 million (23%) and $4.7 million (28%), respectively, in the second quarter and first six months of 2006, when compared to the same periods last year. The increases were chiefly due to higher net income earned by Red Cedar during 2006,

as described above.

     The segment's interest income and earnings from other income items decreased $0.5 million in the second quarter of 2006, compared to the second quarter of 2005, but were flat across the comparable six month periods. The quarter-to-quarter decrease was mainly due to higher gains, recognized in the second quarter of 2005, from changes in the fair value of derivative contracts used to hedge our Mier-Monterrey Mexico Pipeline's exposure to unfavorable changes in foreign currency exchange rates.

     Non-cash depreciation, depletion and amortization charges, including amortization of excess cost of investments, increased only slightly over both comparable periods--$0.2 million (1%) in the second quarter and $1.4 million

(5%) in the first six months of 2006, when compared to the same periods last year. The increases were largely due to incremental capital spending since June

2005, and to additional depreciation charges on our Kinder Morgan Texas system due to the acquisition of our North Dayton, Texas natural gas storage facility in August 2005.

     CO2




                                                                    Three Months Ended June 30,     Six Months Ended June 30,

                                                                    ---------------------------     -------------------------

                                                                       2006          2005               2006         2005

                                                                       ----          ----               ----         ----

                                                                           (In thousands, except operating statistics)


Revenues(a)...................................................      $    185,789     $  162,029     $  360,480     $  325,192

Operating expenses(b).........................................           (66,715)       (54,334)      (125,324)      (103,843)

Earnings from equity investments..............................             5,075          7,151         10,733         16,399

Other, net-income (expense)...................................                11             (1)            12              -

Income taxes..................................................               (51)           (67)          (124)          (112)

                                                                    ------------     ----------     ----------     ----------

  Earnings before depreciation, depletion and amortization

  Expense and amortization of excess cost of equity

  investments.................................................           124,109        114,778        245,777        237,636

Depreciation, depletion and mortization expense(c)............           (42,018)       (38,462)       (81,290)       (77,164)

Amortization of excess cost of equity investments.............              (505)          (504)        (1,009)        (1,008)

                                                                    ------------     ----------     ----------     ----------

  Segment earnings............................................      $     81,586         75,812     $  163,478     $  159,464

                                                                    ============     ==========     ==========     ==========



                                       67





                                                                    Three Months Ended June 30,     Six Months Ended June 30,

                                                                    ---------------------------     -------------------------

                                                                       2006             2005           2006           2005

                                                                       ----             ----           ----           ----


Carbon dioxide delivery volumes (Bcf)(d)......................         166.7              155.5         339.1           325.4

                                                                    ========          =========     =========       =========

SACROC oil production (gross) (MBbl/d)(e).....................          30.8               32.5          31.0            33.1

                                                                    ========          =========     =========       =========

SACROC oil production (net) (MBbl/d)(f).......................          25.6               27.0          25.9            27.6

                                                                    ========          =========     =========       =========

Yates oil production (gross)(MBbl/d)(e).......................          26.2               24.0          25.6            24.0

                                                                    ========          =========     =========       =========

Yates oil production (net) (MBbl/d)(f)........................          11.6               10.7          11.4            10.7

                                                                    ========          =========     =========       =========

Natural gas liquids sales volumes (net) (MBbl/d)(f)...........           9.0                9.3           9.2             9.5

                                                                    ========          =========     =========       =========

Realized weighted average oil price per Bbl(g)(h).............      $  31.28          $   27.39     $   30.88       $   28.10

                                                                    ========          =========     =========       =========

Realized weighted average natural gas liquids price

per Bbl(h)(i).................................................      $  45.64          $   35.40     $   43.48       $   34.67

                                                                    ========          =========     =========       =========



__________

     (a)  2006 amounts include a $1,819 loss on derivative contracts used to hedge forecasted crude oil sales.

     (b)  Includes costs of sales, operations and maintenance expenses, fuel and power expenses and taxes, other than income taxes.

     (c)  Includes depreciation, depletion and amortization expense associated with oil and gas producing and gas processing activities in the amount of $37,334 for the second quarter of 2006, $33,712 for the second quarter of 2005, $71,924 for the first six months of 2006, and $68,025 for the first six months of 2005. Includes depreciation, depletion and amortization expense associated with sales and transportation services activities in the amount of $4,684 for the second quarter of 2006,

          $4,750 for the second quarter of 2005, $9,366 for the first six months of 2006, and $9,139 for the first six months of 2005.

     (d)  Includes Cortez, Central Basin, Canyon Reef Carriers, Centerline and

          Pecos pipeline volumes.

     (e)  Represents 100% of the production from the field. We own an approximate 97% working interest in the SACROC unit and an approximate

          50% working interest in the Yates unit.

     (f)  Net to Kinder Morgan, after royalties and outside working interests.

     (g)  Includes all Kinder Morgan crude oil production properties.

     (h)  Hedge gains/losses for oil and natural gas liquids are included with crude oil.

     (i)  Includes production attributable to leasehold ownership and production attributable to our ownership in processing plants and third party processing agreements.

     Our CO2 segment consists of Kinder Morgan CO2 Company, L.P. and its consolidated affiliates. The segment's primary businesses involve the production, marketing and transportation of both carbon dioxide (commonly called

CO2) and crude oil, and the production and marketing of natural gas and natural gas liquids. For the second quarter of 2006, the segment reported earnings before depreciation, depletion and amortization of $124.1 million on revenues of

$185.8 million. These amounts compare to earnings before depreciation, depletion and amortization of $114.8 million on revenues of $162.0 million in the same quarter last year. For the comparable six month periods, the segment reported earnings before depreciation, depletion and amortization of $245.8 million on revenues of $360.5 million in 2006, and earnings before depreciation, depletion and amortization of $237.6 million on revenues of $325.2 million in 2005.

     Segment Earnings before Depreciation, Depletion and Amortization

     As noted in the table above, and referred to above in

"--Consolidated--Environmental Matters and Certain Other Items," second quarter and year-to-date 2006 segment earnings before depreciation, depletion and amortization included a charge of $1.8 million from a loss on derivative contracts used to hedge forecasted crude oil sales. Excluding this item, segment earnings before depreciation, depletion and amortization totaled $125.9 million in the second quarter of 2006 and $247.6 million in the first six months of

2006.

     Sales and Transportation Activities

     For our CO2 segment, both the $11.1 million (10%) increase in earnings before depreciation, depletion and amortization in the second quarter of 2006 over the second quarter of 2005 and the $10.0 million (4%) increase in the first six months of 2006 over the first six months of 2005 (excluding the above adjustment) were driven by higher earnings from the segment's carbon dioxide sales and transportation activities. Earnings before depreciation, depletion and amortization from these activities increased $7.5 million (19%) and $12.9 million (17%), respectively, in the second quarter and first half of 2006, when compared to the same prior year periods. The increases were driven primarily by higher revenues from carbon dioxide sales and crude oil pipeline transportation.

     The period-to-period increases in carbon dioxide sales revenues were due to higher average prices, largely attributable to continued strong demand for carbon dioxide from tertiary oil recovery projects, which commonly

                                       68


inject carbon dioxide into reservoirs adjacent to producing crude oil wells. The carbon dioxide acts as both a pressurizing agent and, when dissolved into the underground crude oil, mobilizes trapped oil and significantly reduces its viscosity, enabling the oil to flow more easily to production wells.

Accordingly, carbon dioxide prices have correlated closely with the increase in crude oil prices since the end of the second quarter of 2005. Also, during both

2006 and 2005, we did not use derivative contracts to hedge or help manage the financial impacts associated with the increases in carbon dioxide prices, and as always, we did not recognize profits on carbon dioxide sales to ourselves.

     Oil and Gas Producing Activities

     The remaining changes in period-to-period segment earnings before depreciation, depletion and amortization--an increase of $3.6 million (5%) in the comparable three month periods and a decrease of $2.9 million (2%) in the comparable six month periods, were attributable to the segment's oil and natural gas producing activities, which also include its natural gas processing activities.

     The increase in earnings from oil and gas activities in the comparable three month periods reflected an $18.9 million (14%) increase in revenues in

2006, relative to 2005, which more than offset a $15.3 million (26%) increase in combined operating expenses. The quarterly earnings increase was driven by strong oil production at the Yates oil field unit, partially offset by a previously announced decline in oil production at the SACROC unit. On a gross basis (meaning total quantity produced), average oil production increased 9%

quarter-over-quarter at Yates, but decreased 5% at the SACROC unit, where the decline in production is mostly due to one section of the field that is underperforming. In addition, in the second quarter of 2006, we benefited from increases of 14% and 29%, respectively, in our realized weighted average price of oil and natural gas liquids per barrel, as compared to the second quarter of

2005. For the comparable six month periods, our realized weighted average prices of oil and natural gas liquids per barrel increased 10% and 25%, respectively.

     The decrease in earnings from oil and gas activities in the comparable six month periods was due to higher period-to-period combined operating expenses,

which more than offset corresponding revenue increases in both the second quarter and the first six months of 2006. The increases in operating expenses were due to higher field operating and maintenance expenses, higher property and severance taxes, and higher fuel and power expenses. The increases in revenues were primarily due to higher prices on the sales of both natural gas liquids and crude oil.

     With respect to crude oil, prices throughout the first half of 2006 have remained at higher levels than the corresponding period in 2005. The higher prices for natural gas liquids reflect favorable gas processing margins, which is the relative difference in economic value (on an energy content basis)

between natural gas liquids as a separated liquid, on the one hand, and as a portion of the residue natural gas stream, on the other hand.

     Because our CO2 segment is exposed to market risks related to the price volatility of crude oil and natural gas liquids, we mitigate this commodity price risk through a long-term hedging strategy that involves the use of derivative contracts as hedges to the exposure of fluctuating expected future cash flows produced by unpredictable changes in crude oil and natural gas liquids sales prices. The strategy is intended to generate more stable realized prices, and all of our hedge gains and losses for crude oil and natural gas liquids are included in our realized average price for oil; none are allocated to natural gas liquids. Had we not used energy derivative contracts to transfer commodity price risk, our crude oil sale prices would have averaged $67.46 per barrel in the second quarter of 2006, versus $50.95 per barrel in the second quarter of 2005. For more information on our hedging activities, see Note 10 to our consolidated financial statements included elsewhere in this report.

     Finally, in our report on Form 10-Q for the quarter ended March 31, 2006,

we disclosed that we expected our CO2 segment to fall short of its annual published budget of segment earnings before depreciation, depletion and amortization expenses by approximately $45 million, or 8%. In the second quarter of 2006, the segment was able to make up a significant portion of that projected shortfall, and we now expect that our CO2 segment will fall approximately $20 million, or 4%, short of its 2006 budget of 16% growth in segment earnings before depreciation, depletion and amortization. Currently, we expect to achieve record annual carbon dioxide production volumes at the McElmo Dome source field in 2006, we expect actual production from the Yates field unit to exceed its annual budgeted production, and we expect that, compared to the first six months of this year, production from the SACROC field will increase in the remaining half of 2006.

                                       69


     Segment Details

     Excluding the $1.8 million hedge ineffectiveness loss, our CO2 segment's revenues increased $25.6 million (16%) and $37.1 million (11%) in the second quarter and first six months of 2006, respectively, versus the same periods in

2005. The respective second quarter and year-to-date period-to-period increases were primarily due to the following:

     o    increases of $13.8 million (15%) and $15.3 million (8%), respectively,

          from crude oil sales--attributable to higher average sale prices,

          partially offset by relatively flat period-to-period production volumes;

     o    increases of $7.4 million (25%) and $12.3 million (21%), respectively,

          from natural gas liquids sales--attributable to higher average prices and partially offset by decreases in production primarily related to the lower production at SACROC;

     o    increases of $3.5 million (28%) and $10.4 million (52%), respectively,

          from carbon dioxide sales--due mainly to higher average sale prices,

          discussed above, and to an almost 9% increase in sales volumes in the second quarter of 2006 versus the second quarter last year;

     o    increases of $3.1 million (21%) and $4.3 million (15%), respectively,

          from carbon dioxide and crude oil pipeline transportation

          revenues--due largely to increases of 7% and 4%, respectively, in carbon dioxide delivery volumes; and

     o    decreases of $4.2 million and $8.3 million, respectively, from natural gas sales--attributable to lower volumes of gas available for sale in the second quarter and first half of 2006 versus the same periods last year, largely due to natural gas volumes used at the power plant we constructed at the SACROC oil field unit and placed in service in June

          2005. We constructed the SACROC power plant in order to reduce third-party charges for the production of electrical energy at the

          SACROC field and the power plant now provides approximately half of

          SACROC's current electricity needs. KMI operates and maintains the power plant under a five-year contract expiring in June 2010, and we reimburse KMI for its operating and maintenance costs.

     Compared to the same periods of 2005, the segment's operating expenses increased $12.4 million (23%) in the second quarter of 2006 and $21.5 million

(21%) in the first six months of 2006. The increases consisted of the following:

     o    increases of $7.4 million (30%) and $12.7 million (26%), respectively,

          from combined cost of sales and field operating and maintenance expenses-- largely due to higher well workover and completion expenses, including labor, related to infrastructure expansions at the

          SACROC and Yates oil field units since the second quarter last year.

          Workover expenses relate to incremental operating and maintenance charges incurred on producing wells in order to restore or increase production, and are often performed in order to stimulate production,

          add pumping equipment, remove fill from the wellbore, or mechanically repair the well;

     o    increases of $3.2 million (30%) and $5.8 million (29%), respectively,

          from taxes, other than income taxes (primarily both property and production taxes)--attributable mainly to higher property and production (severance) taxes. The higher property taxes related to both increased asset infrastructure and higher assessed property values since the end of the second quarter of 2005; the higher severance taxes, which are primarily based on the gross wellhead production value of oil and natural gas, were driven by the higher period-to-period crude oil revenues; and

     o    increases of $1.8 million (10%) and $3.0 million (8%), respectively,

          from fuel and power expenses-- due to increased carbon dioxide compression and equipment utilization, higher fuel costs, and higher electricity expenses due to higher rates as a result of higher fuel costs to electricity providers. Overall higher electricity costs were partly offset, however, by the benefits provided from the power plant we constructed at the SACROC oil field unit, described above.

     Earnings from the segment's equity investments, representing equity earnings from our 50% ownership interest in the Cortez Pipeline Company,

decreased $2.1 million (29%) and $5.7 million (35%) in the second quarter and

                                       70


first six months of 2006, respectively, versus the same periods in 2005. The decreases reflect lower overall net income earned by Cortez, due primarily to lower carbon dioxide transportation revenues as a result of lower average tariff rates. The decrease in revenues from lower tariffs more than offset incremental revenues realized as a result of higher carbon dioxide delivery volumes.

     Non-cash depreciation, depletion and amortization charges, including amortization of excess cost of investments, increased $3.6 million (9%) in the second quarter and $4.1 million (5%) in first six months of 2006, when compared to year-ago periods.  The increases were due to higher depreciable costs, related to incremental capital spending since June 2005, and to incremental depreciation charges of $1.4 million attributable to the various oil and gas properties we acquired in April 2006 from Journey Acquisition -

I, L.P. and Journey 2000, L.P.

     Terminals




                                                        Three Months Ended June 30,    Six Months Ended June 30,

                                                        ---------------------------    -------------------------

                                                           2006             2005          2006           2005

                                                        ---------        ----------    ---------      ----------

                                                               (In thousands, except operating statistics)


Revenues..............................................  $ 220,283        $  173,037    $ 426,671      $  337,631

Operating expenses(a).................................   (116,881)          (91,736)    (232,662)       (177,152)

Earnings from equity investments......................         78                24          114              33

Other, net-income (expense)...........................        (98)               31        1,279          (1,179)

Income taxes..........................................     (1,801)           (3,730)      (3,852)         (7,502)

                                                        ---------        ----------    ---------      ----------

  Earnings before depreciation, depletion and

  amortization expense and amortization of excess

  cost of equity investments..........................    101,581            77,626      191,550         151,831

Depreciation, depletion and amortization expense......    (18,686)          (14,155)     (35,960)        (26,328)

Amortization of excess cost of equity investments.....          -                 -            -               -

                                                        ---------        ----------    ---------      ----------

  Segment earnings....................................  $  82,895        $   63,471    $ 155,590      $  125,503

Bulk transload tonnage (MMtons)(b)....................       22.6              22.2         44.7            45.4

                                                        =========        ==========    =========      ==========

Liquids leaseable capacity (MMBbl)....................       43.5              37.3         43.5            37.3

                                                        =========        ==========    =========      ==========

Liquids utilization %.................................       96.6%             96.4%        96.6%           96.4%

                                                        =========        ==========    =========      ==========



----------

(a)  Includes costs of sales, operations and maintenance expenses, fuel and power expenses and taxes, other than income taxes.

(b)  Volumes for acquired terminals are included for all periods.

     Our Terminals segment includes the operations of our petroleum and petrochemical-related liquids terminal facilities (other than those included in our Products Pipelines segment) as well as all of our coal and dry-bulk material services, including all transload, engineering and other in-plant services. In the second quarter of 2006, our Terminals segment reported earnings before depreciation, depletion and amortization of $101.6 million on revenues of $220.3 million. This compares to earnings before depreciation, depletion and amortization of $77.6 million on revenues of $173.0 million in the second quarter last year. For the first six months of 2006, our Terminals segment reported earnings before depreciation, depletion and amortization of $191.6 million on revenues of $426.7 million, while in the same period of 2005, the segment reported earnings before depreciation, depletion and amortization of

$151.8 million on revenues of $337.6 million.

     Segment Earnings before Depreciation, Depletion and Amortization

     Our terminal acquisitions since the second quarter of 2005 primarily included the following:

     o    our Texas Petcoke terminals, located in and around the Ports of

          Houston and Beaumont, Texas, acquired effective April 29, 2005;

     o    three terminals acquired separately in July 2005: our Kinder Morgan

          Staten Island terminal, a dry-bulk terminal located in Hawesville,

          Kentucky and a liquids/dry-bulk facility located in Blytheville,

          Arkansas;

     o    all of the ownership interests in General Stevedores, L.P., which operates a break-bulk terminal facility located along the Houston Ship

          Channel, acquired July 31, 2005;

                                       71


     o    our Kinder Morgan Blackhawk terminal located in Black Hawk County,

          Iowa, acquired in August 2005;

     o    a terminal-related repair shop located in Jefferson County, Texas,

          acquired in September 2005; and

     o    three terminal operations acquired separately in April 2006: terminal equipment and infrastructure located on the Houston Ship Channel, a rail terminal located at the Port of Houston, and a rail ethanol terminal located in Carson, California.

     Combined, these terminal operations acquired since the second quarter of

2005 accounted for incremental amounts of earnings before depreciation,

depletion and amortization of $13.0 million, revenues of $28.2 million and operating expenses of $15.2 million, respectively, in the second quarter of

2006, and incremental amounts of earnings before depreciation, depletion and amortization of $28.0 million, revenues of $56.9 million and operating expenses of $28.9 million, respectively, in the first six months of 2006, when compared to the same periods a year ago.

     Most of the period-to-period increases in operating results from terminal acquisitions were attributable to the inclusion of our Texas petroleum coke terminals and repair shop assets, which we acquired from Trans-Global Solutions,

Inc. for an aggregate consideration of approximately $247.2 million. The primary assets acquired included facilities and railway equipment located at the Port of

Houston, the Port of Beaumont and the TGS Deepwater Terminal located on the

Houston Ship Channel. The TGS acquisition made us the largest independent handler of petroleum coke in the United States. Including increases from the additional month of ownership in the second quarter of 2006 as well as increases from the same two months we owned the assets during both years, the petroleum coke terminal operations we acquired from TGS accounted for incremental amounts of earnings before depreciation, depletion and amortization of $6.6 million,

revenues of $14.9 million and operating expenses of $8.3 million, respectively,

in the second quarter of 2006, when compared to the second quarter of 2005. For the comparable six month periods, the assets accounted for incremental amounts of earnings before depreciation, depletion and amortization of $19.5 million,

revenues of $38.3 million and operating expenses of $18.8 million, respectively,

in the first six months of 2006, when compared to the same period of 2005.

     For all other terminal operations (those owned during both six month periods), earnings before depreciation, depletion and amortization increased

$11.0 million (15%) in the second quarter of 2006 versus the second quarter of

2005, and increased $11.8 million (8%) in the first six months of 2006 versus the first six months of 2005. The overall changes in three and six month earnings from terminals owned during both years included the following:

     o    increases of $2.0 million (11%) and $4.5 million (12%), respectively,

          from our Pasadena and Galena Park, Texas Gulf Coast liquids facilities--due to higher revenues from new customer agreements,

          higher truck loading rack service fees, and additional liquids tank capacity from capital expansions at our Pasadena terminal;

     o    increases of $1.5 million (18%) and $2.8 million (16%), respectively,

          from our liquids terminal located in Carteret, New Jersey--due to higher revenues from new and renegotiated customer contracts and from increased petroleum imports to New York Harbor;

     o    increases of $1.4 million (83%) and $2.2 million (66%), respectively,

          from our Shipyard River terminal, located in Charleston, South

          Carolina--largely due to higher revenues from increased cement volumes, tank rentals and ancillary terminal services;

     o    increases of $1.3 million (42%) and $1.2 million (19%), respectively,

          from the combined operations of our Argo and Chicago, Illinois liquids terminals--due to increased ethanol throughput and incremental liquids storage and handling business;

     o    increases of $1.0 million (404%) and $2.3 million (148%),

          respectively, from our bulk terminal located in Fairless Hills,

          Pennsylvania--due to higher volumes of steel imports and heavier shipping activity on the Delaware River;

                                       72


     o    increases of $1.0 million (28%) and $0.5 million (7%), respectively,

          from our Materials Services (rail transloading) region--mainly due to overall higher railcar activity and higher revenues from incremental ethanol transfers along the East Coast;

     o    an increase of $0.8 million (203%) and a decrease of $1.5 million

          (155%), respectively, from our International Marine Terminals facility, a Louisiana partnership owned 66 2/3% by us. IMT, located in

          Port Sulphur, Louisiana, suffered property damage and a general loss of business due to the effects of Hurricane Katrina, which struck the

          Gulf Coast in the third quarter of 2005. The quarter-to-quarter increase in earnings was primarily due to higher terminal tonnage,

          higher dockage and fleeting revenues, and incremental business insurance revenues. The decrease in earnings in the comparable six month periods was largely due to higher expenses, including higher demurrage and shipping-related charges, incremental expenses related to Hurricane-related liability adjustments, and higher fuel costs;

     o    increases of $0.7 million (40%) and $1.4 million (42%), respectively,

          from our Port Sutton, Florida bulk terminal--due primarily to higher stevedoring and transfer revenues associated with an increase in the number of inbound vessels and barge unloadings; and

     o    an increase of $0.5 million (40%) and a decrease of $1.1 million

          (26%), respectively, from our Chesapeake Bay, Maryland bulk terminal.

          The quarter-to-quarter increase in earnings was primarily due to lower operating expenses in the first quarter of 2006, due to lower tonnage and lower rental expenses. The year-to-date decrease in earnings was largely due to lower revenues in 2006 versus 2005, due to lower petroleum coke and steel coil transfers.

     Segment Details

     Segment revenues for all terminals owned during both years increased $19.1 million (12%) in the second quarter of 2006, and $32.2 million (10%) in the first six months of 2006, when compared to the same prior-year periods. The overall changes in three and six month revenues from terminals owned during both years included the following:

     o    increases of $5.8 million (28%) and $10.3 million (23%), respectively,

          from our Mid-Atlantic region, due primarily to higher steel volumes at our Fairless Hills terminal, and to higher tank rentals and cement and petroleum coke volumes at our Shipyard River terminal;

     o    increases of $3.4 million (105%) and $6.7 million (100%),

          respectively, from engineering and terminal design services, due to both incremental revenues from new clients and from existing clients starting new projects due to economic growth, and to increased revenues from material sales;

     o    increases of $2.6 million (10%) and $6.1 million (12%), respectively,

          from our Pasadena and Galena Park Gulf Coast facilities, as discussed above;

     o    increases of $2.1 million (7%) and $3.6 million (6%), respectively,

          from terminals included in our Lower Mississippi (Louisiana) region,

          due largely to higher higher tonnage, dockage and insurance revenues at our IMT facility, incremental revenues from our Amory, Mississippi bulk terminal, which began operations in July 2005, and higher bulk transfer revenues from our DeLisle, Mississippi terminal; and

     o    increases of $1.1 million (4%) and $1.1 million (2%), respectively,

          from terminals included in our Midwest region, due largely to increased liquids throughput and storage activities from our two

          Chicago liquids terminals, higher coal transfer volumes from our Cora,

          Illinois coal terminal, and higher marine oil fuel sales from our

          Dravosburg, Pennsylvania bulk terminal.

     Operating expenses for all terminals owned during both periods increased

$9.9 million (11%) in the second quarter of 2006, and $26.6 million (15%) in the first half of 2006, when compared to the same periods last year. The overall changes in three and six month operating expenses from terminals owned during both years included the following:

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

     o    increases of $3.8 million (124%) and $7.4 million (117%),

          respectively, from engineering-related services, due primarily to higher salary, overtime and other employee-related expenses, as well as increased contract labor, all associated with the increased project work described above;

     o    increases of $2.5 million (18%) and $5.3 million (19%), respectively,

          from our Mid-Atlantic terminals, largely due to higher operating and maintenance expenses at our Fairless Hills terminal and at our Pier IX bulk terminal, located in Newport News, Virginia. The increases at

          Fairless Hills was largely due to higher wharfage, trucking and general maintenance expenses related to the increase in steel products handled, the increases at Pier IX related to major maintenance repairs and to higher expenses related to a fire that occurred at the terminal in June 2006;

     o    increases of $0.8 million (4%) and $5.7 million (15%), respectively,

          from our Louisiana terminals, largely due to property damage,

          demurrage and other expenses, which in large part relate to the effects of hurricanes Katrina and Rita, both of which impacted the

          Gulf Coast since the end of the second quarter of 2005;

     o    increases of $0.8 million (26%) and $0.1 million (1%), respectively,

          from our West region terminals, due to higher labor and port fees associated with increased tonnage at our Longview, Washington terminal in the second quarter of 2006;

     o    increases of $0.5 million (7%) and $1.7 million (12%), respectively,

          from our Pasadena and Galena Park Gulf Coast liquids terminals, due to incremental labor expenses, power expenses and permitting fees; and

     o    increases of $0.3 million (4%) and $1.3 million (11%), respectively,

          from terminals in our Southeast region, due primarily to higher labor and equipment maintenance at our Port Sutton, Florida and Elizabeth

          River, Virginia bulk terminals, due to increased business activity in

          2006 relative to 2005.

     The segment's earnings from equity investments and other income items remained essentially flat across both comparable periods. Income tax expenses decreased $1.9 million (52%) and $3.7 million (49%) in the second quarter and first six months of 2006, respectively, compared to the same periods a year-ago.

The quarter-to-quarter decrease was primarily due to a $1.8 million reduction in expense associated with a June 2006 adjustment to the accrued federal income tax liability account of Kinder Morgan Bulk Terminals, Inc., the tax-paying entity that owns many of our bulk terminal businesses. In addition to this reserve reversal, the decrease in segment income tax expenses in the first half of 2006,

relative to the first half of 2005, resulted from lower combined taxable earnings from all tax-paying terminal entities.

     Compared to the same periods in 2005, non-cash depreciation, depletion and amortization charges increased $4.5 million (32%) in the second quarter of 2006,

and $9.6 million (37%) in the first six months of 2006. In addition to increases associated with normal capital spending, the periodic increase reflected higher depreciation charges due to the terminal acquisitions we have made since the second quarter of 2005. Collectively, these acquired terminal assets, listed above, accounted for incremental depreciation expenses of $2.8 million and $7.0 million, respectively, in the second quarter and first half of 2006, when compared to the same periods of 2005.

     Other




                                                        Three Months Ended June 30,    Six Months Ended June 30,

                                                        ---------------------------    -------------------------

                                                           2006             2005          2006           2005

                                                           ----             ----          ----           ----

                                                                    (In thousands-income/(expense))


General and administrative expenses..................  $ (63,336)        $ (50,133)     $(124,219)    $(123,985)

Unallocable interest, net............................    (83,226)          (66,627)      (160,193)     (126,674)

Minority interest....................................     (3,493)           (2,454)        (5,863)       (4,842)

  Interest and corporate administrative expenses.....  $(150,055)        $(119,214)     $(290,275)    $(255,501)



     Items not attributable to any segment include general and administrative expenses, unallocable interest income, interest expense and minority interest.

General and administrative expenses include such items as salaries and employee-related expenses, payroll taxes, insurance, office supplies and rentals, unallocated litigation and environmental expenses, and shared corporate services, including accounting, information technology, human resources, and legal.

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

     Our total general and administrative expenses increased $13.2 million (26%)

in the second quarter of 2006, when compared to the second quarter of 2005. The increase was primarily due to higher period-to-period corporate insurance expenses, corporate service charges, and employee benefit costs. The increase in insurance expenses was partly due to incremental expenses related to the cancellation of certain commercial insurance polices in the second quarter of

2006, as well as to the overall variability in year-to-year commercial property and medical insurance costs. Pursuant to certain provisions that gave us the right to cancel the policies prior to maturity, we took advantage of the opportunity to reinsure at lower rates. The increase in corporate overhead costs was due in part to spending associated with new acquisitions made since the second quarter of 2005, as well as to a general trend of higher wage and benefit costs that is influenced by changes in workforce and compensation levels, and the achievement of incentive compensation targets.

     For the first six months of 2006, our general and administrative expenses remained essentially flat when compared to the same prior year period. In the first half of 2006, higher administrative expenses, due principally to the same factors that affected second quarter results, were largely offset by lower unallocated litigation and environmental settlement expenses. In the first half of 2005, we recognized litigation and environmental settlement expenses of $30.4 million, consisting of the following:

     o    a $25.0 million expense for a settlement reached between us and a former joint venture partner on our Kinder Morgan Tejas natural gas pipeline system;

     o    an $8.4 million expense related to settlements of environmental matters at certain of our operating sites located in the State of

          California; and

     o    a $3.0 million decrease in expense related to favorable settlements of obligations that Enron Corp. had to us in conjunction with derivatives we were accounting for as hedges under Statement of Financial

          Accounting Standards No. 133, "Accounting for Derivative Instruments

          and Hedging Activities."

     Unallocable interest expense, net of interest income, increased $16.6 million (25%) and $33.5 million (26%), respectively, in the second quarter and first six months of 2006, compared to the same year-earlier periods. The increases were due to both higher average borrowings and higher effective interest rates.

     Our average debt levels for the first half of 2006 increased 10% versus the first half of 2005, mainly due to higher capital spending and to the acquisition of external assets and businesses since the end of the second quarter of 2005.

Our capital spending (including payments for pipeline project construction costs) and acquisition outlays were funded by our commercial paper borrowings.

     Additionally, for the comparable six month periods, average borrowings increased in 2006 versus 2005 due to a net increase of $300 million in principal amount of long-term senior notes. On March 15, 2005, we both closed a public offering of $500 million in principal amount of senior notes and retired a principal amount of $200 million. We issue senior notes in order to refinance commercial paper borrowings used for both internal capital spending and acquisition expenditures.

     The increases in our average borrowing rates reflect a general rise in variable interest rates since the end of the second quarter of 2005. The weighted average interest rate on all of our borrowings increased 8% and 10%,

respectively, in the second quarter and first six months of 2006, compared to the same prior year periods. We use interest rate swap agreements to help manage our interest rate risk. The swaps are contractual agreements we enter into in order to transform a portion of the underlying cash flows related to our long-term fixed rate debt securities into variable rate debt in order to achieve our desired mix of fixed and variable rate debt. However, in a period of rising interest rates, these swaps will result in period-to-period increases in our interest expense. For more information on our interest rate swaps, see Note 10 to our consolidated financial statements, included elsewhere in this report.

     Minority interest, representing the deduction in our consolidated net income attributable to all outstanding ownership interests in our five operating limited partnerships and their consolidated subsidiaries that are not held by us, increased $1.0 million in both the second quarter and first six months of

2006, compared to the same periods a

                                       75


year ago. The increases were primarily due to incremental interest income and expense allocated to the minority interest in West2East Pipeline LLC, the sole owner of Rockies Express Pipeline LLC. For the six months ended June 30, 2006,

we fully consolidated West2East Pipeline LLC and we reported the 33 1/3%

interest we did not own as minority interest.

Financial Condition

     Capital Structure

     We attempt to maintain a conservative overall capital structure, with a long-term target mix of approximately 60% equity and 40% debt. In addition to our results of operations, our debt and capital balances are affected by our financing activities, as discussed below in "--Financing Activities." The following table illustrates the sources of our invested capital (dollars in thousands):

                                                       June 30,    December 31,

                                                     ------------  ------------

                                                         2006          2005

                                                     ------------  ------------

Long-term debt, excluding market value of interest

rate swaps.........................................  $  4,642,890  $  5,220,887

Minority interest..................................        39,846        42,331

Partners' capital, excluding accumulated other

comprehensive loss.................................     4,668,301     4,693,414

                                                     ------------  ------------

  Total capitalization.............................     9,351,037     9,956,632

Short-term debt, less cash and cash equivalents....     1,072,282       (12,108)

                                                     ------------  ------------

  Total invested capital...........................  $ 10,423,319  $  9,944,524

                                                     ============  ============

Capitalization:

  Long-term debt, excluding market value of interest

  rate swaps.......................................         49.7%         52.4%

  Minority interest................................          0.4%          0.4%

   Partners' capital, excluding accumulated other

   comprehensive loss..............................         49.9%         47.2%

                                                     ------------  ------------

                                                           100.0%        100.0%

                                                     ============  ============

Invested Capital:

  Total debt, less cash and cash equivalents and

    excluding Market value of interest rate swaps..         54.8%         52.4%

  Partners' capital and minority interest, excluding

    accumulated other comprehensive loss...........         45.2%         47.6%

                                                     ------------  ------------

                                                           100.0%        100.0%

                                                     ============  ============

     Our primary cash requirements, in addition to normal operating expenses,

are debt service, sustaining capital expenditures, expansion capital expenditures and quarterly distributions to our common unitholders, Class B unitholders and general partner. In addition to utilizing cash generated from operations, we could meet our cash requirements (other than distributions to our common unitholders, Class B unitholders and general partner) through borrowings under our credit facilities, issuing short-term commercial paper, long-term notes or additional common units or the proceeds from purchases of additional

i-units by KMR with the proceeds from issuances of KMR shares.

     In general, we expect to fund:

     o    cash distributions and sustaining capital expenditures with existing cash and cash flows from operating activities;

     o    expansion capital expenditures and working capital deficits with retained cash (resulting from including i-units in the determination of cash distributions per unit but paying quarterly distributions on

          i-units in additional i-units rather than cash), additional borrowings, the issuance of additional common units or the proceeds from purchases of additional i-units by KMR;

     o    interest payments with cash flows from operating activities; and

     o    debt principal payments with additional borrowings, as such debt principal payments become due, or by the issuance of additional common units or the proceeds from purchases of additional i-units by KMR.

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

     As a publicly traded limited partnership, our common units are attractive primarily to individual investors, although such investors represent a small segment of the total equity capital market. We believe that some institutional investors prefer shares of KMR over our common units due to tax and other regulatory considerations. We are able to access this segment of the capital market through KMR's purchases of i-units issued by us with the proceeds from the sale of KMR shares to institutional investors.

     As part of our financial strategy, we try to maintain an investment-grade credit rating, which involves, among other things, the issuance of additional limited partner units in connection with our acquisitions and internal growth activities in order to maintain acceptable financial ratios, including total debt to total capital. Our debt credit ratings are currently rated BBB+ by

Standard & Poor's Rating Services, and Baa1 by Moody's Investors Service. On May

30, 2006, S&P and Moody's each placed our ratings on credit watch pending resolution of a management buyout proposal for all of the outstanding shares of

KMI. We are not able to predict with certainty the final outcome of the pending buyout proposal. However, even if the buyout proposal is consummated, we expect to maintain an investment grade credit rating.

     Short-term Liquidity

     Our principal sources of short-term liquidity are:

     o    our $1.6 billion five-year senior unsecured revolving credit facility that matures August 18, 2010;

     o    our $250 million nine-month unsecured revolving credit facility that matures November 21, 2006;

     o    our $1.85 billion short-term commercial paper program (which is supported by our two bank credit facilities, with the amount available for borrowing under our credit facilities being reduced by our outstanding commercial paper borrowings); and

     o    cash from operations (discussed following).

     Borrowings under our two credit facilities can be used for general corporate purposes and as a backup for our commercial paper program. There were no borrowings under our five-year credit facility as of December 31, 2005, and there were no borrowings under either credit facility as of June 30, 2006.

     We provide for additional liquidity by maintaining a sizable amount of excess borrowing capacity related to our commercial paper program and long-term revolving credit facility. After inclusion of our outstanding commercial paper borrowings and letters of credit, the remaining available borrowing capacity under our two bank credit facilities was $321.3 million as of June 30, 2006. As of June 30, 2006, our outstanding short-term debt was $1,105.0 million.

Currently, we believe our liquidity to be adequate.

     Some of our customers are experiencing, or may experience in the future,

severe financial problems that have had or may have a significant impact on their creditworthiness. We are working to implement, to the extent allowable under applicable contracts, tariffs and regulations, prepayments and other security requirements, such as letters of credit, to enhance our credit position relating to amounts owed from these customers. We cannot provide assurance that one or more of our financially distressed customers will not default on their obligations to us or that such a default or defaults will not have a material adverse effect on our business, financial position, future results of operations, or future cash flows.

     Long-term Financing

     In addition to our principal sources of short-term liquidity listed above,

we could meet our cash requirements (other than distributions to our common unitholders, Class B unitholders and general partner) through issuing long-term notes or additional common units, or the proceeds from purchases of additional

i-units by KMR with the proceeds from issuances of KMR shares.

                                       77


     We are subject, however, to changes in the equity and debt markets for our limited partner units and long-term notes, and there can be no assurance we will be able or willing to access the public or private markets for our limited partner units and/or long-term notes in the future. If we were unable or unwilling to issue additional limited partner units, we would be required to either restrict potential future acquisitions or pursue other debt financing alternatives, some of which could involve higher costs or negatively affect our credit ratings. Our ability to access the public and private debt markets is affected by our credit ratings. See "--Capital Structure" above for a discussion of our credit ratings.

     All of our long-term debt securities issued to date, other than those issued under our revolving credit facilities or those issued by our subsidiaries and operating partnerships, generally have the same terms except for interest rates, maturity dates and prepayment premiums. All of our outstanding debt securities are unsecured obligations that rank equally with all of our other senior debt obligations; however, a modest amount of secured debt has been incurred by some of our operating partnerships and subsidiaries. Our fixed rate notes provide that we may redeem the notes at any time at a price equal to 100%

of the principal amount of the notes plus accrued interest to the redemption date plus a make-whole premium.

     As of June 30, 2006, our total liability balance due on the various series of our senior notes was $4,490.1 million, and the total liability balance due on the long-term borrowings of our operating partnerships and subsidiaries was

$162.3 million. For additional information regarding our debt and credit facilities, see Note 9 to our consolidated financial statements included in our

Form 10-K for the year ended December 31, 2005.

     Operating Activities

     Net cash provided by operating activities was $531.4 million for the six months ended June 30, 2006, versus $588.2 million in the comparable period of

2005. The period-to-period decrease of $56.8 million (10%) in cash flow from operations consisted of:

     o    a $144.6 million decrease in cash inflows relative to net changes in working capital items--mainly due to timing differences that resulted in higher cash outflows with regard to our net accounts payables and receivables, and to higher payments for natural gas and carbon dioxide imbalance settlements, pipeline rights-of-way and short-term natural gas storage;

     o    a $62.5 million increase in cash from overall higher partnership income--net of non-cash items including depreciation charges,

          undistributed earnings from equity investments, gains from the sale of assets, and litigation and environmental expenses that impacted earnings but not cash. The higher partnership income reflects the increase in cash earnings from our four reportable business segments in the first six months of 2006, as discussed above in "-Results of

          Operations";

     o    a $13.3 million increase related to higher distributions received from equity investments--chiefly due to higher distributions received from

          Red Cedar Gathering Company in the first six months of 2006. The increase in distributions received from Red Cedar resulted from higher year-over-year net income in the first half of 2006 versus the first half of 2005, and also from the fact that Red Cedar had higher capital expansion spending in the first half of 2005, and funded a large portion of the expenditures with retained cash; and

     o    a $12.0 million increase in cash inflows relative to net changes in non-current assets and liabilities--represents offsetting changes in cash from various long-term asset and liability accounts, but on a net basis, reflects $11.9 million in property tax refunds received in the second quarter of 2006 from various counties in the State of Arizona.

          The refunds resulted from successful litigation, ending in December

          2005, between our Pacific operations and various Arizona taxing authorities concerning differences over the assessed value of property owned by our Pacific operations for the tax years 2000 through 2002.

                                       78


     Investing Activities

     Net cash used in investing activities was $940.1 million for the six month period ended June 30, 2006, compared to $586.8 million in the comparable 2005 period. The $353.3 million (60%) increase in cash used in investing activities was primarily attributable to:

     o    a $219.6 million (64%) increase in capital expenditures--including expansion and maintenance projects, our capital expenditures were

          $561.2 million in the first half of 2006, compared to $341.6 million in the same prior-year period. The increase was largely driven by higher spending on natural gas pipeline and natural gas storage expansion projects. Our sustaining capital expenditures were $60.7 million for the first six months of 2006, compared to $53.0 million for the first six months of 2005. Sustaining capital expenditures are defined as capital expenditures which do not increase the capacity of an asset. Our forecasted expenditures for the second half of 2006 for sustaining capital expenditures are approximately $106.0 million. This amount has been committed primarily for the purchase of plant and equipment. All of our capital expenditures, with the exception of sustaining capital expenditures, are discretionary;

     o    a $172.5 million (89%) increase due to higher expenditures made for strategic business acquisitions--in the first half of 2006, our acquisition outlays totaled $365.8 million, which primarily consisted of $244.6 million for the acquisition of Entrega Gas Pipeline LLC,

          $61.6 million for the acquisition of bulk terminal operations, and

          $58.7 million for the purchase of additional oil and gas properties.

          In the first six months of last year, we spent $193.3 million, which primarily included $183.8 million for the acquisition of Texas Petcoke terminal assets from Trans-Global Solutions, Inc., and $6.2 million for the acquisition of our 64.5% gross working interest in the

          Claytonville oil field unit located in West Texas;

     o    a $6.1 million (19%) increase due to higher payments for margin and restricted deposits--including a $13.5 million payment made in June

          2006 to certain shippers on our Pacific operations' pipelines. The payment related to a settlement agreement reached in May 2006 that resolved certain challenges by complainants with regard to delivery tariffs and gathering enhancement fees at our Pacific operations'

          Watson Station, located in Carson, California. The agreement called for estimated refunds to be paid into an escrow account pending final approval by the FERC. Although the FERC has not yet formally approved the settlement, we believe final approval will be received by the end of 2006;

     o    a $39.3 million decrease due to higher net proceeds received from the sales of property, plant and equipment and other net assets, net of salvage and removal costs--the increase in sale proceeds was driven by the $42.5 million we received from Momentum Energy Group, LLC for the combined sale of our Douglas natural gas gathering system and Painter

          Unit fractionation facility in the second quarter of 2006; and

     o    a $7.7 million decrease due to lower payments for natural gas stored underground and natural gas liquids pipeline line-fill--largely related to lower investments in underground natural gas storage volumes in the first half of this year relative to the first half of last year.

     In addition, we recently made the following announcements related to our investing activities:

     o    On June 1, 2006, we announced that we had completed and fully placed into service our $210 million expansion of our Pacific operations'

          East Line pipeline segment. The completion of the project included the construction of a new pump station, a 490,000 barrel tank facility near El Paso, Texas, and upgrades to existing stations and terminals between El Paso and Phoenix, Arizona. Initially proposed in October

          2002, the expansion also includes the replacement of 160 miles of

          8-inch diameter pipe between El Paso and Tucson, Arizona, and 84 miles of 8-inch diameter pipe between Tucson and Phoenix with new state-of-the-art 12-inch and 16-inch diameter pipe, respectively. We announced the completion of the pipeline portion of the project on

          April 19, 2006, and new transportation tariffs designed to recover construction costs of the expansion went into effect June 1, 2006.

          In addition, we continue working on our second East Line expansion project, which we announced on August 4, 2005. This second expansion consists of replacing approximately 140 miles of 12-inch diameter pipe between El Paso and Tucson with 16-inch diameter pipe, constructing additional pump stations, and adding new storage tanks at Tucson. The project is expected to cost approximately $145 million. We are currently

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

          working on engineering design and obtaining necessary pipeline permits, and construction is expected to begin in May 2007. The project, scheduled for completion in the fourth quarter of 2007, will increase East Line capacity by another 8% and will provide the platform for further incremental expansions through horsepower additions to the system;

     o    On June 8, 2006, we announced an approximate $76 million expansion project that will significantly increase capacity at our North Dayton,

          Texas natural gas storage facility. The project involves the development of a new underground cavern that will add an estimated 5.5 billion cubic feet of incremental working natural gas storage capacity. Currently, two existing storage caverns at the facility provide approximately 4.2 billion cubic feet of working gas capacity.

          Our North Dayton natural gas storage facility is connected to our

          Texas Intrastate natural gas pipeline system, and the expansion will greatly enhance storage options for natural gas coming from new and growing supply areas located in East Texas and from liquefied natural gas along the Texas Gulf Coast. Drilling for the third cavern began in late-June 2006, and the additional capacity is expected to be available in the spring of 2009 after the cavern is completed to its target size; and

     o    On June 21, 2006, we announced that we will begin construction this summer on a new $133 million crude oil tank farm located in Edmonton,

          Alberta, Canada, located slightly north of KMI's Trans Mountain

          Pipeline crude oil storage facility. In addition, we have entered into long-term contracts with customers for all of the available capacity at the facility, with options to extend the agreements beyond the original terms. Situated on approximately 24 acres, the new storage facility will have nine tanks with a combined storage capacity of approximately 2.2 million barrels for crude oil. Service is expected to begin in the third quarter of 2007, and when completed, the tank farm will serve as a premier blending and storage hub for Canadian crude oil. The tank farm will have access to more than 20 incoming pipelines and several major outbound systems, including a connection with KMI's 710-mile Trans Mountain Pipeline system, which currently transports up to 225,000 barrels per day of heavy crude oil and refined products from Edmonton to marketing terminals and refineries located in the greater Vancouver, British Columbia area and Puget

          Sound in Washington state.

     Financing Activities

     Net cash provided by financing activities amounted to $429.2 million for the six months ended June 30, 2006. For the same six month period last year, our financing activities provided net cash of $36.3 million. The $392.9 million increase in cash inflows provided by financing activities was primarily due to:

     o    a $418.1 million increase from overall debt financing

          activities--which include our issuances and payments of debt and our debt issuance costs. The increase was primarily due to a $715.7 million increase from higher net commercial paper borrowings in the first half of 2006. The increase includes net borrowings of $412.5 million under the commercial paper program of Rockies Express Pipeline

          LLC.

          We held a 66 2/3% ownership interest in Rockies Express Pipeline LLC until June 30, 2006. Effective June 30, 2006, West2East Pipeline LLC

          (and its subsidiary Rockies Express Pipeline, LLC) was deconsolidated and will subsequently be accounted for under the equity method of accounting. Generally accepted accounting principles require us to include its cash inflows and outflows in our consolidated statement of cash flows for the six months ended June 30, 2006; however, following the change to the equity method, Rockies Express' debt balances are not included in our consolidated balance sheet as of June 30, 2006.

          The overall increase from debt financings activities was partly offset by a $294.4 million decrease due to net changes in the principal amount of senior notes outstanding. On March 15, 2005, we closed a public offering of $500 million in principal amount of 5.80% senior notes and repaid $200 million of 8.0% senior notes that matured on that date. The 5.80% senior notes are due March 15, 2035. We received proceeds from the issuance of the notes, after underwriting discounts and commissions, of approximately $494.4 million, and we used the proceeds to repay the 8.0% senior notes and to reduce our commercial paper debt;

     o    a $104.8 million increase from contributions from minority interests--principally due to contributions of $104.2 million received from Sempra Energy with regard to their ownership interest in Rockies

          Express Pipeline LLC. In the first quarter of 2006, Sempra contributed

          $80.0 million for its original 33 1/3% share of the purchase price of

          Entrega Pipeline LLC;

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

     o    a $45.6 million increase from net changes in cash book

          overdrafts--which represent checks issued but not yet endorsed; and

     o    a $174.9 million decrease from higher partnership

          distributions--distributions to all partners, consisting of our common and Class B unitholders, our general partner and minority interests,

          totaled $631.1 million in the first half of 2006, compared to $456.2 million in the first half of 2005. The overall increase in period-to-period distributions included incremental minority interest distributions of $105.2 million paid from our Rockies Express Pipeline

          LLC subsidiary to Sempra Energy in the second quarter of 2006.

          The distributions to Sempra (and distributions to us for our proportional ownership interest) were made in conjunction with Rockies

          Express' establishment of and subsequent borrowings under its commercial paper program during the second quarter of 2006. During the second quarter of 2006, Rockies Express both issued a net amount of

          $412.5 million of commercial paper and distributed $315.5 million to its member owners. Prior to the establishment of its commercial paper program (supported by its five-year unsecured revolving credit agreement), Rockies Express funded its acquisition of Entrega Gas

          Pipeline LLC and its Rockies Express Pipeline construction costs with contributions from both us and Sempra.

          Excluding the minority interest distributions to Sempra, our overall distributions increased $69.7 million. The increase primarily resulted from higher distributions, in 2006, of "Available Cash," as described below in "--Partnership Distributions." The increase in "Available

          Cash" distributions in 2006 versus 2005 was due to an increase in the per unit cash distributions paid, an increase in the number of units outstanding and an increase in our general partner incentive distributions. The increase in our general partner incentive distributions resulted from both increased cash distributions per unit and an increase in the number of common units and i-units outstanding.

     Partnership Distributions

     Our partnership agreement requires that we distribute 100% of "Available

Cash," as defined in our partnership agreement, to our partners within 45 days following the end of each calendar quarter in accordance with their respective percentage interests. Available Cash consists generally of all of our cash receipts, including cash received by our operating partnerships and net reductions in reserves, less cash disbursements and net additions to reserves and amounts payable to the former general partner of SFPP, L.P. in respect of its remaining 0.5% interest in SFPP.

     Our general partner is granted discretion by our partnership agreement,

which discretion has been delegated to KMR, subject to the approval of our general partner in certain cases, to establish, maintain and adjust reserves for future operating expenses, debt service, maintenance capital expenditures, rate refunds and distributions for the next four quarters. These reserves are not restricted by magnitude, but only by type of future cash requirements with which they can be associated. When KMR determines our quarterly distributions, it considers current and expected reserve needs along with current and expected cash flows to identify the appropriate sustainable distribution level.

     Our general partner and owners of our common units and Class B units receive distributions in cash, while KMR, the sole owner of our i-units,

receives distributions in additional i-units. We do not distribute cash to

i-unit owners but retain the cash for use in our business. However, the cash equivalent of distributions of i-units is treated as if it had actually been distributed for purposes of determining the distributions to our general partner. Each time we make a distribution, the number of i-units owned by KMR and the percentage of our total units owned by KMR increase automatically under the provisions of our partnership agreement.

     Available cash is initially distributed 98% to our limited partners and 2%

to our general partner. These distribution percentages are modified to provide for incentive distributions to be paid to our general partner in the event that quarterly distributions to unitholders exceed certain specified targets.

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     Available cash for each quarter is distributed:

     o    first, 98% to the owners of all classes of units pro rata and 2% to our general partner until the owners of all classes of units have received a total of $0.15125 per unit in cash or equivalent i-units for such quarter;

     o    second, 85% of any available cash then remaining to the owners of all classes of units pro rata and 15% to our general partner until the owners of all classes of units have received a total of $0.17875 per unit in cash or equivalent i-units for such quarter;

     o    third, 75% of any available cash then remaining to the owners of all classes of units pro rata and 25% to our general partner until the owners of all classes of units have received a total of $0.23375 per unit in cash or equivalent i-units for such quarter; and

     o    fourth, 50% of any available cash then remaining to the owners of all classes of units pro rata, to owners of common units and Class B units in cash and to owners of i-units in the equivalent number of i-units,

          and 50% to our general partner.

     On May 15, 2006, we paid a quarterly distribution of $0.81 per unit for the first quarter of 2006. This distribution was 7% greater than the $0.76 distribution per unit we paid in May 2005 for the first quarter of 2005. We paid this distribution in cash to our common unitholders and to our Class B unitholders. KMR, our sole i-unitholder, received additional i-units based on the $0.81 cash distribution per common unit. We believe that future operating results will continue to support similar levels of quarterly cash and i-unit distributions; however, no assurance can be given that future distributions will continue at such levels.

     Incentive distributions are generally defined as all cash distributions paid to our general partner that are in excess of 2% of the aggregate value of cash and i-units being distributed. Our general partner's incentive distribution that we paid on May 15, 2006 to our general partner (for the first quarter of

2006) was $128.3 million. Our general partner's incentive distribution that we paid in May 2005 to our general partner (for the first quarter of 2005) was

$111.1 million. Our general partner's incentive distribution for the distribution that we declared for the second quarter of 2006 was $129.0 million.

Our general partner's incentive distribution for the distribution that we declared for the second quarter of 2005 was $115.7 million.

     Litigation and Environmental

     As of June 30, 2006, we have recorded a total reserve for environmental claims, without discounting and without regard to anticipated insurance recoveries, in the amount of $68.4 million. In addition, we have recorded a receivable of $31.7 million for expected cost recoveries that have been deemed probable. The reserve is primarily established to address and clean up soil and ground water impacts from former releases to the environment at facilities we have acquired or accidental spills or releases at facilities that we own.

Reserves for each project are generally established by reviewing existing documents, conducting interviews and performing site inspections to determine the overall size and impact to the environment. Reviews are made on a quarterly basis to determine the status of the cleanup and the costs associated with the effort. In assessing environmental risks in conjunction with proposed acquisitions, we review records relating to environmental issues, conduct site inspections, interview employees, and, if appropriate, collect soil and groundwater samples.

     Additionally, as of June 30, 2006, we have recorded a total reserve for legal fees, transportation rate cases and other litigation liabilities in the amount of $133.7 million. The reserve is primarily related to various claims from lawsuits arising from our Pacific operations' pipeline transportation rates, and the contingent amount is based on both the circumstances of probability and reasonability of dollar estimates. We regularly assess the likelihood of adverse outcomes resulting from these claims in order to determine the adequacy of our liability provision.

     We believe we have established adequate environmental and legal reserves such that the resolution of pending environmental matters and litigation will not have a material adverse impact on our business, cash flows, financial position or results of operations. However, changing circumstances could cause these matters to have a material adverse impact.

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     Pursuant to our continuing commitment to operational excellence and our focus on safe, reliable operations, we have implemented, and intend to implement in the future, enhancements to certain of our operational practices in order to strengthen our environmental and asset integrity performance. These enhancements have resulted and may result in higher operating costs and sustaining capital expenditures; however, we believe these enhancements will provide us the greater long term benefits of improved environmental and asset integrity performance.

     Please refer to Notes 3 and 14, respectively, to our consolidated financial statements included elsewhere in this report for additional information regarding pending litigation, environmental and asset integrity matters.

     Certain Contractual Obligations

     There have been no material changes in our contractual obligations that would affect the disclosures presented as of December 31, 2005 in our 2005 Form

10-K report.

     Off Balance Sheet Arrangements

     Except as set forth in Note 7 to our consolidated financial statements included elsewhere in this report, there have been no material changes in our obligations with respect to other entities that are not consolidated in our financial statements that would affect the disclosures presented as of December

31, 2005 in our 2005 Form 10-K.

Information Regarding Forward-Looking Statements

     This filing includes forward-looking statements. These forward-looking statements are identified as any statement that does not relate strictly to historical or current facts. They use words such as "anticipate," "believe,"

"intend," "plan," "projection," "forecast," "strategy," "position," "continue,"

"estimate," "expect," "may," or the negative of those terms or other variations of them or comparable terminology. In particular, statements, express or implied, concerning future actions, conditions or events, future operating results or the ability to generate sales, income or cash flow or to make distributions are forward-looking statements. Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions.

Future actions, conditions or events and future results of operations may differ materially from those expressed in these forward-looking statements. Many of the factors that will determine these results are beyond our ability to control or predict. Specific factors which could cause actual results to differ from those in the forward-looking statements include:

     o    price trends and overall demand for natural gas liquids, refined petroleum products, oil, carbon dioxide, natural gas, coal and other bulk materials and chemicals in North America;

     o    economic activity, weather, alternative energy sources, conservation and technological advances that may affect price trends and demand;

     o    changes in our tariff rates implemented by the Federal Energy

          Regulatory Commission or the California Public Utilities Commission;

     o    our ability to acquire new businesses and assets and integrate those operations into our existing operations, as well as our ability to make expansions to our facilities;

     o    difficulties or delays experienced by railroads, barges, trucks, ships or pipelines in delivering products to or from our terminals or pipelines;

     o    our ability to successfully identify and close acquisitions and make cost-saving changes in operations;

     o    shut-downs or cutbacks at major refineries, petrochemical or chemical plants, ports, utilities, military bases or other businesses that use our services or provide services or products to us;

     o    crude oil and natural gas production from exploration and production areas that we serve, including, among others, the Permian Basin area of West Texas;

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     o    changes in laws or regulations, third-party relations and approvals,

          decisions of courts, regulators and governmental bodies that may adversely affect our business or our ability to compete;

     o    changes in accounting pronouncements that impact the measurement of our results of operations, the timing of when such measurements are to be made and recorded, and the disclosures surrounding these activities;

     o    our ability to offer and sell equity securities and debt securities or obtain debt financing in sufficient amounts to implement that portion of our business plan that contemplates growth through acquisitions of operating businesses and assets and expansions of our facilities;

     o    our indebtedness could make us vulnerable to general adverse economic and industry conditions, limit our ability to borrow additional funds,

          and/or place us at competitive disadvantages compared to our competitors that have less debt or have other adverse consequences;

     o    interruptions of electric power supply to our facilities due to natural disasters, power shortages, strikes, riots, terrorism, war or other causes;

     o    our ability to obtain insurance coverage without significant levels of self-retention of risk;

     o    acts of nature, sabotage, terrorism or other similar acts causing damage greater than our insurance coverage limits;

     o    capital markets conditions;

     o    the political and economic stability of the oil producing nations of the world;

     o    national, international, regional and local economic, competitive and regulatory conditions and developments;

     o    the ability to achieve cost savings and revenue growth;

     o    inflation;

     o    interest rates;

     o    the pace of deregulation of retail natural gas and electricity;

     o    foreign exchange fluctuations;

     o    the timing and extent of changes in commodity prices for oil, natural gas, electricity and certain agricultural products;

     o    the extent of our success in discovering, developing and producing oil and gas reserves, including the risks inherent in exploration and development drilling, well completion and other development activities;

     o    engineering and mechanical or technological difficulties with operational equipment, in well completions and workovers, and in drilling new wells;

     o    the uncertainty inherent in estimating future oil and natural gas production or reserves;

     o    the timing and success of business development efforts; and

     o    unfavorable results of litigation and the fruition of contingencies referred to in Note 3 to our consolidated financial statements included elsewhere in this report.

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     There is no assurance that any of the actions, events or results of the forward-looking statements will occur, or if any of them do, what impact they will have on our results of operations or financial condition. Because of these uncertainties, you should not put undue reliance on any forward-looking statements.

     See Item 1A "Risk Factors" of our Annual Report on Form 10-K for the year ended December 31, 2005, for a more detailed description of these and other factors that may affect the forward-looking statements. When considering forward-looking statements, one should keep in mind the risk factors described in our 2005 Form 10-K report. The risk factors could cause our actual results to differ materially from those contained in any forward-looking statement. Other than as required by applicable law, we disclaim any obligation to update the above list or to announce publicly the result of any revisions to any of the forward-looking statements to reflect future events or developments.

Item 3.  Quantitative and Qualitative Disclosures About Market Risk.

     There have been no material changes in market risk exposures that would affect the quantitative and qualitative disclosures presented as of December 31,

2005, in Item 7A of our 2005 Form 10-K report. For more information on our risk management activities, see Note 10 to our consolidated financial statements included elsewhere in this report.

Item 4.  Controls and Procedures.

     As of June 30, 2006, our management, including our Chief Executive Officer and Chief Financial Officer, has evaluated the effectiveness of the design and operation of our disclosure controls and procedures pursuant to Rule 13a-15(b)

under the Securities Exchange Act of 1934. There are inherent limitations to the effectiveness of any system of disclosure controls and procedures, including the possibility of human error and the circumvention or overriding of the controls and procedures. Accordingly, even effective disclosure controls and procedures can only provide reasonable assurance of achieving their control objectives.

Based upon and as of the date of the evaluation, our Chief Executive Officer and our Chief Financial Officer concluded that the design and operation of our disclosure controls and procedures were effective in all material respects to provide reasonable assurance that information required to be disclosed in the reports we file and submit under the Securities Exchange Act of 1934 is recorded, processed, summarized and reported as and when required, and is accumulated and communicated to our management, including our Chief Executive

Officer and Chief Financial Officer, as appropriate, to allow timely decisions regarding required disclosure. There has been no change in our internal control over financial reporting during the quarter ended June 30, 2006 that has materially affected, or is reasonably likely to materially affect, our internal control over financial reporting.

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PART II.  OTHER INFORMATION

Item 1.  Legal Proceedings.

     See Part I, Item 1, Note 3 to our consolidated financial statements entitled "Litigation, Environmental and Other Contingencies," which is incorporated in this item by reference.

Item 1A.  Risk Factors.

     Except as set forth below, there have been no material changes to the risk factors disclosed in Item 1A "Risk Factors" in our Annual Report on Form 10-K

for the year ended December 31, 2005.

     The consummation of a transaction to acquire all of the outstanding common stock of KMI that results in substantially more debt at KMI could have an adverse effect on us, such as a downgrade in the ratings of our debt securities.

On May 29, 2006, KMI announced that its board of directors had received a proposal from investors led by Richard D. Kinder, Chairman and CEO of KMI, to

acquire all of the outstanding shares of KMI for $100 per share in cash. The investors include members of senior management of KMI, most of whom are also senior officers of our general partner and of KMR. As a result, while the proposal is outstanding, our senior management's attention may be diverted from the management of our daily operations. KMI's announcement stated that its board of directors had formed a special committee to consider the proposal, and KMI subsequently announced that the committee had retained independent financial advisors and legal counsel to assist it in its work. In response to the proposal, Moody's Investor Services placed both our long-term and short-term debt ratings under review for possible downgrade. Standard & Poor's put our long-term debt rating on credit watch with negative implications. There can be no assurance that any definitive offer will be made, that any agreement will be executed, or that the management proposal or any other transaction will be approved or consummated. Accordingly, no assurance can be given that the consummation of any particular transaction will not result in substantially more debt at KMI and have an adverse effect on us, such as a downgrade in the ratings of our debt securities, which could be significant.

Item 2.  Unregistered Sales of Equity Securities and Use of Proceeds.

     None.

Item 3.  Defaults Upon Senior Securities.

     None.

Item 4.  Submission of Matters to a Vote of Security Holders.

     None.

Item 5.  Other Information.

     None.

Item 6.   Exhibits.

4.1   --  Certain instruments with respect to long-term debt of Kinder Morgan

          Energy Partners, L.P. and its consolidated subsidiaries which relate to debt that does not exceed 10% of the total assets of Kinder Morgan

          Energy Partners, L.P. and its consolidated subsidiaries are omitted pursuant to Item 601(b) (4) (iii) (A) of Regulation S-K, 17 C.F.R.

          sec.229.601. Kinder Morgan Energy Partners, L.P. hereby agrees to furnish supplementally to the Securities and Exchange Commission a copy of each such instrument upon request.

11    --  Statement re: computation of per share earnings.

12    --  Statement re: computation of ratio of earnings to fixed charges.

31.1 --   Certification by CEO pursuant to Rule 13a-14 or 15d-14 of the

          Securities Exchange Act of 1934, as adopted pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.

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31.2  --  Certification by CFO pursuant to Rule 13a-14 or 15d-14 of the

          Securities Exchange Act of 1934, as adopted pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.

32.1  --  Certification by CEO pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.

32.2  --  Certification by CFO pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.

__________

*  Asterisk indicates exhibits incorporated by reference as indicated; all other exhibits are filed herewith, except as noted otherwise.

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                                    SIGNATURE

   Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                        KINDER MORGAN ENERGY PARTNERS, L.P.

                        (A Delaware limited partnership)

                        By: KINDER MORGAN G.P., INC.,

                            its sole General Partner

                        By: KINDER MORGAN MANAGEMENT, LLC,

                            the Delegate of Kinder Morgan G.P., Inc.

                            /s/ Kimberly A. Dang

                            ------------------------------

                            Kimberly A. Dang

                            Vice President and Chief Financial Officer

                            Date:  August 7, 2006